PRELIMINARY OFFERING CIRCULAR DATED AUGUST 30, 2024

An Offering Circular pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Circular filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Circular in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

WORKSPORT LTD.

Up to 16,025,642 Shares of Common Stock

Up to 16,025,642 Pre-Funded Warrants

Up to 16,025,642 Shares of Common Stock Underlying Such Pre-Funded Warrants

By this offering circular (the “Offering Circular”), Worksport Ltd., a Nevada corporation, is offering on a “best-efforts” basis up to 16,025,642 shares of common stock (“Shares”). The offering price per Share at a fixed price between $0.72 to $1.56 (to be fixed by post-qualification supplement). The minimum investment established for each investor is $1,000, though we reserve the right to accept a subscription for a lesser amount at our sole discretion. This offering is being made pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Shares, up to 16,025,642 pre-funded warrants (the “Pre-Funded Warrants” and, together with the Shares, the “Securities”) to purchasers whose purchase of Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing. Each Pre-Funded Warrant will be exercisable for one share of our common stock. The purchase price of each Pre-Funded Warrant is equal to the price per Share being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

For each Pre-Funded Warrant we sell, the number of Shares we are offering will be decreased on a one-for-one basis. Unless otherwise stated herein, we are using an assumed offering price of $1.56 (the high point of the range) per Share and an offering price of $1.55 per Pre-Funded Warrant (the high point of the range).There is no trading market for the Pre-Funded Warrants and we do not intend to apply to have the Pre-Funded Warrants listed on any securities exchange or quoted on any inter-dealer quotation system. This offering also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “WKSP.” On August 29, 2024, the last reported sale price of our common stock was $0.5914 per share.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Securities that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. There is no escrow account or trust account for this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 11, for a discussion of the risks associated with a purchase of the Securities.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our Chief Executive Officer, President and Chairman of the Board of Directors, Steven Rossi, has 100% of our outstanding Series A Preferred Stock which is entitled to vote with common stock, except as provided by law, and has 51% control. As a “controlled company,” we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so in the future. Please read “Prospectus Summary—Implications of Being a Controlled Company,” beginning on page 6 of this prospectus for more information.

We estimate that this offering will commence within two days of the Form 1-A of which this Offering Circular is a part is qualified by the Securities and Exchange Commission (“SEC”). This offering will terminate at the earliest of (i) the date on which the maximum offering has been sold, (ii) one year from the date of SEC qualification and (iii) the date on which this offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution.”

	Price Per Share of Common Stock(1)	Price Per Pre-Funded Warrant(2)	Total
Public Offering Price (Assumed)	$1.56	$1.55	$25,000,000
Commissions(3)	$0.1092	$0.1085	$1,750,000
Proceeds to Worksport Ltd.	$1.4508	$1.4415	$23,250,000	(4)

(1)	Assumes a public offering price of $1.56 per Share, which represents the high point of the offering price range of $0.72 to $1.56 per share.
(2)	Assumes a public offering price of $1.55 per Pre-Funded Warrant, which represents the high point of the offering price range of $0.71 to $1.55 per Pre-Funded Warrant.
(3)	The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, and to organize other broker-dealers to make the Offering available to investors (“Participating Brokers”), but not for underwriting or placement agent services. Once the SEC has qualified the offering statement and this offering commences, the Broker will receive a cash commission equal to seven percent (7%) of the amount raised in the offering, which will also be used to compensate Participating Brokers. The Broker and its affiliates will receive certain other compensation. See “Plan of Distribution” for more details. The maximum fees for the Brokers, its affiliates and Participating Brokers is $2,151,000 (8.60%).
(4)	Does not account for the payment of expenses of this offering estimated at $200,000. See “Plan of Distribution.”

You should purchase Securities only if you can afford a complete loss of your investment. See “Risk Factors,” beginning on page 11, for a discussion of certain risks that you should consider before purchasing any of the Securities.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the Securities.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” on page 37. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to https://www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2024.

ABOUT THIS OFFERING CIRCULAR

In this Offering Circular, unless otherwise noted, references to “Worksport,” the “Company,” “we,” “us,” and “our” refer to Worksport Ltd., a Nevada corporation, and our subsidiaries.

Neither we nor any of our officers, directors, agents, or representatives make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this Offering Circular or any free writing Offering Circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our securities. You should rely only on the information contained in this Offering Circular or in any Offering Circular supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this Offering Circular is accurate only as of the date hereof, regardless of the time of its delivery or any sale of the Securities.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all the information you should consider before purchasing our securities. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto. Worksport Ltd. and its consolidated subsidiaries are referred to herein as “Worksport,” “the Company,” “we,” “us,” and “our,” unless the context indicates otherwise.

Overview

We design, develop, and manufacture innovative products for various markets, including automotive accessories, consumer electronics, and both residential and commercial HVAC system markets. We are able monetize and protect our products through a large and growing intellectual property portfolio with patents and trademarks relating to, among other things, tonneau covers, solar-integrated tonneau covers, portable power stations, NP (non-parasitic) hydrogen-based green energy systems, residential heating and cooling systems (heat pumps), and electric vehicle charging stations. We seek to provide consumers with next-generation automotive accessories through the production of our innovative line of tonneau covers for light trucks while capitalizing on growing consumer interest in clean energy solutions and power grid independence through the launch of our forthcoming solar tonneau cover (Worksport SOLIS) and mobile battery generator system (Worksport COR). Our subsidiary, TerraVis Energy, is poised to revolutionize the local and global markets for efficient home and commercial heat pumps through its groundbreaking TerraVis Energy Aetherlux. This prototype heat pump, currently under rigorous development, showcases exceptional early test results that underscore its remarkable efficiency in heating and cooling across both extreme hot and cold climates.

Products

We offer soft- and hard-folding tonneau covers and energy products. Our soft covers have a patented quick latch system and UV-protected vinyl material. Our hardcovers are made of ultra-thick, formed aluminum and have a low-profile design. Our energy products include the SOLIS tonneau cover and COR energy storage system, which can be sold with a Maximum Power Point Tracking (MPPT) system. This kit converts pickup trucks into mobile microgrid power stations.

Worksport SOLIS

SOLIS, a unique tonneau cover, features integrated solar panels, generating 170-180 watts per square meter. It is designed to be sold as an OEM product and can be integrated into electric pickup trucks. SOLIS generates approximately 460 watts on a RAM 6’5” truck bed. It can provide an estimated 5.6 miles of additional range per day to electric pickup trucks.

Worksport COR

The COR energy storage system (“COR”) is a portable power station designed to be mounted onto pickup truck beds with a 120V AC inverter and up to 6kWh of energy storage. It allows for battery swapping without a drop in power output for 15 seconds at 3000W and can be used for various activities. It can be purchased separately or with the SOLIS tonneau cover and is Worksport’s first product in the energy storage market.

Nasdaq Letter

On April 19, 2024, we received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing us that we had failed to maintain a minimum bid price of at least $1.00 per share for the prior 30 consecutive trading day period from March 7, 2024 to April 18, 2024, based upon the closing bid price for its common stock as required by Nasdaq Listing Rule 5550(a)(2).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until October 16, 2024, to regain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2). During the compliance period, our common stock will continue to be listed and traded on The Nasdaq Capital Market. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days prior to October 16, 2024.

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In the event we do not regain compliance during the compliance period, we may be eligible for an additional 180 calendar days to comply with Nasdaq Listing Rule 5550(a)(2), subject to us satisfying the continued listing requirements for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market with the exception of the bid price requirement, subject to Nasdaq’s approval.

The notice from Nasdaq has no immediate effect on the listing of our common stock, and our common stock will continue to be listed on The Nasdaq Capital Market under the symbol “WKSP.”

Recent Offerings

May 2024 Inducement Letter; New Warrants

On May 29, 2024, we entered into an Inducement Letter with a certain investor who had purchased warrants on November 2, 2023 (the “Existing Warrants”), exercisable for 7,000,000 shares of our common stock for $1.34 per share. As part of the agreement, the investor exercised their Existing Warrants to buy 7,000,000 shares of our common stock at a reduced price of $0.5198 per share. In consideration for the investor exercising the Existing Warrants, we issued the investor warrants (the “New Warrants”) to purchase 12,950,000 shares of our common stock for $0.5198 per share, subject to adjustment for stock splits, recapitalizations, and reorganizations and beneficial ownership limitations as described therein (or via a cashless exercise in the event there is not a registration statement effective at the time of exercise). Each New Warrant is exercisable six months after issuance, or November 29, 2024, until five and a half-year anniversary from the date of issuance. We received net proceeds of $3,363,898, after deducting commissions and expenses, upon the exercise of the Existing Warrants. If all of the New Warrants are exercised for cash, we will receive gross proceeds of approximately $6.7 million. We filed a registration statement on Form S-1 (File No. 333-280676) registering the shares of common stock issuable upon the exercise of the New Warrants. The SEC declared the registration statement effective on July 12, 2024. The New Warrants can be exercised on a cashless basis if there is not an effective registration statement effective or prospectus available for the shares of common stock underlying the such warrants.

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with a certain institutional investor (the “2024 Purchaser”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 2,372,240 shares (the “2024 Shares”) of common stock and (ii) 1,477,892 Pre-Funded Warrants (the “2024 Pre-Funded Warrants”) to purchase up to 1,477,892 shares of common stock (the “2024 Pre-Funded Warrant Shares”). The offering price per 2024 Share was $0.74, and the offering price per 2024 Pre-Funded Warrant was $0.7399.

The 2024 Shares, the 2024 Pre-Funded Warrants and the 2024 Pre-Funded Warrants Shares were offered pursuant to our Form S-3 Registration Statement (File No. 333-267696) (the “Form S-3”) as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

We received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by us, including the tail fees payable to Maxim Group LLC. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the 2024 Purchaser warrants to purchase an aggregate of 7,700,264 shares of common stock for $0.74 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at the time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

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March 2024 S-3 Shelf Bringdown

On March 20, 2024, we received net proceeds of approximately $2.63 million through a registered direct offering pursuant to which the Company issued 2,372,240 shares of common stock and 1,477,892 Pre-Funded Warrants to the same institutional investor as in the Company’s registered direct offering on November 2, 2023. Concurrently with the registered direct offering, we issued the institutional investor 7,700,264 warrants in a private sale. The warrants are exercisable for 7,700,264 shares of common stock for $0.74 per share six months after issuance until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. We. registered the 7,700,264 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024.

November 2023 S-3 Shelf Bringdown

On November 2, 2023, we received net proceeds of approximately $4.26 million through a registered direct offering pursuant to which we issued 1,925,000 shares of common stock and 1,575,000 Pre-Funded Warrants to an institutional investor. Concurrently with the registered direct offering, we issued the same institutional investor 7,000,000 warrants in a private sale. The warrants are exercisable for 7,000,000 shares of common stock for $1.34 per share six months after issuance and until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 7,000,000 shares of common stock underlying the warrants on a Form S-1 (333-276241) which was declared effective by the SEC on December 29, 2023.

Revolving Financing and Assignment Agreement

On July 19, 2024, the Company, through its wholly-owned subsidiaries, Worksport New York Operations Corporation and Worksport USA Operations Corporation entered into a Revolving Financing and Assignment Agreement with Amerisource Funding, Inc. for a revolving credit facility of $6 million. The facility was used to refinance the Company’s mortgage on the Company’s West Seneca, New York property, and accounts receivable, with $937,000 remaining for future financing. The agreement also includes a guaranty from the company and its subsidiary, as well as a security interest in assets and a springing equipment lien. The transaction closed on the same day and contains standard provisions for such deals.

Recent Business Developments

The following highlights recent material developments in our business:

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

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Manufacturing

Our manufacturing updates reflect our commitment to quality and expansion. We outsource the production of our soft tonneau covers to a facility in Meizhou, China, as well as to a second facility in Foshan, China, which we began to utilize for increased output in late 2023. We have also diversified our list of raw material suppliers and, in May 2022, acquired and set up a state-of-the-art partially automated production facility in West Seneca, New York for domestic manufacturing. In 2023, we initiated early production of our first hard folding tonneau cover (made in the USA with domestic and foreign parts), the Worksport AL3 Pro; it is now in active production for most major makes and models of light trucks in North America. These updates demonstrate our dedication to meeting the growing demand for our products.

Intellectual Property

As of August 30, 2024, our patent portfolio consists of fifteen (15) issued utility patents and thirty-five (31) pending utility patent applications in various jurisdictions worldwide. Our portfolio further includes eleven (11) design registrations and forty-five (45) pending design applications in various jurisdictions worldwide. We are also in the process of preparing and filing several other utility and design patent applications across relevant countries and jurisdictions.

As of August 30, 2024, the Company has thirty-six (36) trademark registrations and fifteen (15) pending trademark applications in various jurisdictions worldwide.

Our Markets

We primarily compete in the Automotive Aftermarket Accessories and New Energy industries with a focus on the Tonneau Cover and the Portable Power Station Markets.

Tonneau Cover Market

We offer various types of tonneau covers, primarily focusing on developing affordable and high-functioning soft and hard folding covers. The demand for pickup truck accessories is expected to grow, with electric pickup trucks gaining popularity. Our covers cater to the market for truck beds and utility modifications and are sold through various channels, including direct-to-consumer and retailer/dealer sales. The pickup truck market in North America is projected to see significant growth, and our SOLIS cover addresses the need for charging infrastructure for electric pickup trucks. The specialty automotive aftermarket is subject to consumer spending trends, which may affect sales of accessories like tonneau covers. Our covers are popular among pickup truck owners who use their vehicles for work, travel, outdoor recreation, and off-roading. They are sold through various channels, including online retailers and direct sales to consumers.

Portable Power Station Market

The Portable Power Station Market is a young and globalized industry. It is expected to grow from $4.49 billion to $6.13 billion by 2032 at a compound annual growth rate of 3.90%1. North America’s market is currently valued at $1.28 billion with a 3.8% compound annual growth rate2. When paired with the SOLIS cover, we believe the COR energy storage system will be unique in that it can be safely charged while in motion.

1Source: Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market

2Source: Market Research Future. Global Portable Power Station Market Research Report. 2023.

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Distribution

Our tonneau covers are distributed through wholesalers, private labels, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform. We are also pursuing relationships with Original Equipment Manufacturers. Our customers include master warehouse distributors, big box stores, dealers, wholesalers, and retail end consumers.

Competition

Tonneau Cover Competitors

The Tonneau Cover market is dominated by Real Truck, but we compete with other brands such as Truck Accessories Group, Agricover, Truck Covers U.S., and Paragon. We aim to gain market share by being independent, innovative, lean, and competitively priced. Our small sales and customer support teams focus on building strong relationships and enforcing MAP policies. Our SOLIS cover offers unique features and potential partnerships with electric truck manufacturers.

Portable Power Station Competitors

The Portable Power Station market is global and highly fragmented, with numerous competitors such as EcoFlow, Alpha ESS Co., Ltd., Anker Technology, and Bluetti. Our strategy is to focus on one Portable Power Station and offer modular batteries for consumers to customize their stored energy capacity and upgrade over time.

At Worksport, we differentiate ourselves from our competitors through innovation, quality, onshoring, and customer focus. We believe our unique selling propositions, such as the SOLIS solar tonneau cover and the COR portable power station, set us apart in the market by offering integrated solutions that address the growing demand for renewable energy and sustainable products. Unlike others, we have successfully leveraged cutting-edge technology to transform traditional pickup truck accessories into multifunctional tools that enhance the utility and efficiency of vehicles. Our commitment to sustainability is not just a business strategy but a core value that resonates with environmentally conscious consumers. Moreover, our agile business model and strategic partnerships enable us to quickly adapt to industry trends and consumer needs, ensuring we stay ahead of the curve. In a market dominated by conventional products, Worksport stands out as a forward-thinking brand that delivers innovative, high-quality solutions designed to meet the evolving demands of modern consumers and the environment.

Supply of Components

Our soft and hard tonneau cover production requires various components such as plastics, rubber, foam, aluminum, and metal. We have a diverse supplier network in countries like the United States, the People’s Republic of China, Romania, Spain, Turkey, and Canada. We are also expanding our supply chain to include countries like Malaysia, Hungary, Czech Republic, Estonia, Latvia, Slovakia, Bulgaria, Vietnam, Thailand, Poland, Finland, Italy, and Lithuania. We are actively reducing our reliance on countries with potential geopolitical risks.

Research and Development

We continually invest in research and development, acquiring new assets and developing unique tonneau cover designs and sustainable materials. Our electrical engineering department continuously sources raw materials, such as solar panels, and develops portable energy storage solutions. Our subsidiary, TerraVis Energy, Inc., researches green energy solutions for homes, communities, and Electric Vehicle DC charging and heat-pump technologies.

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Going Concern

We have incurred significant losses since our inception and have generated only limited revenues. For the six months ended June 30, 2024, we had a net loss of $7,728,056. As of June 30, 2024, we had $3,426,089 in cash and cash equivalents and an accumulated deficit of $56,041,233. For the fiscal year ended December 31, 2023, we had a net loss of $14,928,958. As of December 31, 2023, we had $3,365,778 in cash and cash equivalents and an accumulated deficit of $48,313,177. Since our inception in fiscal year 2014, we have never generated a profit.

These factors, among others, raise substantial doubt as to our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing. Despite our intention to fund operations through equity and debt financing arrangements, there is no assurance that such financing will be available on terms acceptable to the Company, if at all. See “Risk Factors—Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern” and “Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources.”

Our Corporate Information

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224. Our main telephone number is (888) 554-8789, and our main website is www.worksport.com. The contents of our website are not incorporated by reference into this Offering Circular.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Information on or accessed through our website or the SEC’s website is not incorporated into this Offering Circular.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

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Implications of Being a Controlled Company

Steven Rossi, our founder and Chief Executive Officer, currently owns 100% of our outstanding Series A Preferred Stock, which entitles him to 51% of the voting power of our outstanding voting equity. As a result, we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq-listed companies, and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors (“Board”) must be independent directors;
●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption either after or before we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

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OFFERING SUMMARY

Securities Offered

16,025,642 shares of common stock.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Shares, up to 16,025,642 Pre-Funded Warrants to purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately after purchase.

The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of Shares we are offering will be decreased on a one-for-one basis.

Offering Price

A price between $0.72 and $1.56 per Share (to be fixed by post-qualification supplement).

The purchase price of each Pre-Funded Warrant is equal to the price at which the Shares are being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant is $0.01 per share of Common Stock.

Minimum Subscription	The minimum investment is $1,000, though we reserve the right to accept subscriptions for a lesser amount at our sole discretion.

Shares Outstanding Before This Offering	29,667,609 shares of common stock issued and outstanding as of August 30, 2024.

Shares Outstanding After This Offering(1)	45,693,251 shares of common stock issued and outstanding, assuming all of the Shares are sold in this offering and no Pre-Funded Warrants are sold.

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Minimum Number of Shares to Be Sold in This Offering	None.

No Escrow	None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investments.

Investor Suitability Standards	The Securities are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act. “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Termination of this Offering	This offering will terminate at the earliest of (i) the date on which all of the Shares or Pre-Funded Warrants have been sold, (ii) the date which is one year from this offering being qualified by the SEC, and (iii) the date on which this offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution.”

Use of Proceeds	We will use the proceeds of this offering for general corporate purposes, including working capital. See “Use of Proceeds.”

Risk Factors	An investment in the Securities involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the “Risk Factors” section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Securities.

Transfer Agent	Our transfer agent and registrar is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Ticker Symbol	Our common stock is listed on Nasdaq under the symbol “WKSP.”

No Public Market for Pre-Funded Warrants

There is no public market for the Pre-Funded Warrants, and none is expected to develop. We do not intend to apply for the listing of the Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. See “Risk Factors—Risks Related to Pre-Funded Warrants; There is no public market for the Pre-Funded Warrants.”

(1)	Based on 29,667,609 shares of common stock issued and outstanding as of August 30, 2024. Excludes the following:

●	455,000 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2015 Equity Incentive Plan with a weighted exercise of $2.54 per share, of which a total of 425,000 option shares have vested;

●	185,000 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2021 Equity Incentive Plan with a weighted exercise of $4.64 per share, of which a total of 167,500 have vested;

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●	1,739,956 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan with a weighted exercise of $0.7033 per share, of which a total of 329,375 option shares have vested;

●	300,000 shares of common stock underlying PSUs, granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, of which 75,000 PSUs have vested;

●	3,500,000 of our common stock issuable pursuant to options granted with a weighted exercise of $1.77 per share, of which a total of 400,000 option shares have vested;

●	600,000 shares of our common stock issuable upon the exercise of warrants issued with an exercise price of $4.00;

●	62,500 shares of our common stock issuable upon the exercise of warrants issued with an exercise price of $2.40, expiring March 20, 2025;

●	3,030,000 shares of common stock underlying exercised warrants for $0.5198 per share which have not been issued;

●	7,770,264 shares of our common stock issuable upon the exercise of warrants issued in a registered direct offering on March 20, 2024, with an exercise price of $0.74 per share; and

●	12,950,000 shares of common stock issuable upon the exercise of warrants issued in a warrant inducement on May 29, 2024, with an exercise price of $0.5198 per share.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

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RISK FACTORS

An investment in the Securities involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Securities. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We have not been profitable since our inception and have had limited revenue from our operations. As of June 30, 2024, we had $3.4 million of cash and cash equivalents. During the six months ended June 30, 2024, we incurred a net loss of approximately $7.7 million and used cash in operating activities of approximately $6.4 million. As of December 31, 2023, we had approximately $3.7 million of cash and cash equivalents. During the year ended December 31, 2023, we incurred a net loss of approximately $14.9 million and used cash in operating activities of approximately $11.9 million. While we have historically been successful in raising capital to meet our working capital needs, our ability to continue raising such capital to enable the Company to continue its growth is not guaranteed. The Company’s continuation as a going concern is dependent upon its ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing.

Our independent auditors have included an explanatory paragraph in their audit report included in this Offering Circular regarding the Company’s ability to continue as a going concern. This going concern risk may materially limit our ability to raise additional funds through the issuance of new debt or equity or may adversely affect the terms upon which such capital may be available. The inability to obtain sufficient financing on acceptable terms could have a material adverse effect on the Company’s financial condition, results of operations, and business prospects.

The Company is actively pursuing strategies to mitigate these risks, focusing on transitioning towards revenue generation from its existing product offerings and expanding its customer base. However, there can be no assurance that these efforts will prove successful or that the Company will achieve its intended financial stability. The failure to successfully address these going concern risks may materially and adversely affect the Company’s business, financial condition, and results of operations. Investors should consider the substantial risks and uncertainties inherent in the Company’s business before investing in the Company’s securities.

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Our business, results of operations, and financial condition may be adversely impacted by the resurgence of the global COVID-19 pandemic or other pandemics.

A significant outbreak, epidemic or pandemic of contagious diseases in any geographic area in which we operate or plan to operate could result in a health crisis adversely affecting the economies and financial markets in which we operate as well as the overall demand for our products. In addition, any preventative or protective actions that governments implement or that we take in response to a health crisis, such as travel restrictions, quarantines, or site closures, may interfere with the ability of our employees, suppliers and customers to perform their responsibilities. Such results could have a materially adverse effect on our business.

The continued global COVID-19 pandemic created significant volatility, uncertainty and economic disruption. To date, this pandemic has affected nearly all regions around the world. In the United States, businesses as well as federal, state and local governments implemented significant actions to mitigate this public health crisis. We cannot predict the occurrence, duration, or scope of future COVID-19 resurgences or other pandemics, and we know from the COVID-19 pandemic that such events can have material impacts on supply networks, in-person labor availability, and global financial markets volatility.

To the extent the COVID-19 pandemic or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We will need additional financing in order to grow our business.

From time to time, in order to expand operations to meet customer demand, we will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund capital expenditures, we may require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of our operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to us or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

We are a growth stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses since our inception. We believe net operating losses will decrease or become net income in the near future as we ramp up sales of our soft covers and AL3 tonneau covers, although we do intend to concurrently invest further into research and development of our AL4 tonneau cover, SOLIS cover, and COR energy storage systems; the market releases for these additional product lines may occur later than we expect or not at all. We are unsure whether we will be profitable in the near future while we continue to ramp up our product offerings, bolster our sales channels, and increase output capacity, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Even if we can successfully develop our additional products and attract customers, there can be no assurance that we will be financially successful. For example, as we expand our product portfolio, and expand internationally, we will need to manage costs effectively to sell those products at our expected margins. Failure to become profitable would materially and adversely affect the value of your investment. If we are ever to achieve profitability, it will be dependent upon the successful development and commercial introduction and acceptance of our consumer products and our services, which may not occur.

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We have only sold tonneau covers, the market size of which is limited. Our long-term results depend upon our ability to successfully introduce and market new products, which may expose us to new and increased challenges and risks.

To date, we have only sold tonneau covers, the market size of which is limited. Our growth strategy depends, in part, on our ability to successfully introduce and market new products, such as our SOLIS cover and COR system, as well as develop new products. As we introduce new products or refine, improve or upgrade versions of existing products, we cannot predict the level of market acceptance or the amount of market share these products will achieve, if any. We cannot assure you that we will not experience material delays in the introduction of new products and services in the future. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for product refinement, research and development, and sales and marketing, which may not provide a return on investment in the event we fail to bring potential products to market. We will need additional capital for product development and refinement, and this capital may not be available on terms favorable to us, if at all, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows. If we are unable to successfully introduce, integrate, and market new products and services, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our products and our business, prospects, financial condition, results of operations and cash flows.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Worksport brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on our ability to provide high quality products and engage with our customers as intended, as well as depend on the success of our customer development and marketing efforts. The automobile accessory and parts industry is intensely competitive, and we may not be successful in building, maintaining and strengthening the Worksport brand. Many of our current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition, results of operations and cash flows could be materially and adversely impacted.

In addition, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. In addition, from time to time, our products may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our products.

The US Central Bank has provided forward-looking guidance of high interest rates for the near future.

We may need to invest in additional machinery, equipment and land if demand for our products is higher than anticipated or if we secure a supplier deal with a major original equipment manufacturer (OEM). With high interest rates, it will be less financially attractive to finance such purchases, which may lead to an otherwise higher burn rate. High interest rates increase the amount that we must pay for our mortgage on our West Seneca, New York property. At the same time, it lowers the attractiveness of refinancing, despite the fact that our anticipated positive future cash flows would allow us to seek financing from a broader selection of lenders.

Continued uncertain economic conditions, including inflation and the risk of a global recession could impair our ability to forecast and may harm our business, operating results, including our revenue growth and profitability, financial condition and cash flows.

While U.S. inflation rates have come down from their 2022 highs, the U.S. economy is still experiencing higher than target inflation rates, and high inflation levels persist in many countries worldwide. Historically, we have not experienced significant inflation risk in our business. However, our ability to raise our product prices depends on market conditions, and there may be periods during which we are unable to recover increases in our costs fully. In addition, the global economy suffers from slowing growth and elevated interest rates, and many economists are still unsure whether a global recession may begin in the near future. If the global economy slows, our business would likely be adversely affected.

Also, a recession may result in job loss and lower discretionary funds among potential customers, lowering demand for automotive aftermarket accessories. Part of our consumer base for SOLIS includes workers, particularly those in manufacturing and construction environments, who may have lower job security in the event of a recession and, thus, have lower demand for the SOLIS. Commercial real estate values may also decrease, which would lower the value of our production facility in West Seneca, New York.

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Our business and operations would suffer in the event of computer system failures, cyberattacks or a deficiency in our cybersecurity or a natural disaster.

There are growing risks related to the security, confidentiality and integrity of personal and corporate information stored and transmitted electronically due to increasingly diverse and sophisticated threats to networks, systems and data security. Potential attacks span a spectrum from attacks by criminal hackers, hacktivists, and nation state or state-sponsored actors, to employee malfeasance and human or technological error. Cyberattacks against companies have increased in frequency and potential harm over time, and the methods used to gain unauthorized access constantly evolve, making it increasingly difficult to anticipate, prevent, and/or detect incidents successfully in every instance.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely (including our vendors, contractors and other third-party partners who process information on our behalf or have access to our systems), are vulnerable to damage from computer viruses, malware, ransomware, phishing attacks and other forms of social engineering, denial-of-service attacks, third party or employee theft or misuse and other negligent actions, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber-intrusions over the internet, security incidents, disruptions, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims (including class claims) and liability, substantial remediation costs, regulatory enforcement, liability under data protection laws, additional reporting requirements and damage to our reputation, and the further development of our product candidates could be delayed.

The US is in a state of low unemployment, and many companies that provide wage-based jobs are having trouble filling open positions.

We need to fill certain positions that do not require specialized knowledge or experience, and we offer competitive pay and benefits in order to attract people as we compete with other local businesses for employment. Competing with local businesses may delay hiring time as well as production scaling timelines. Offering more competitive compensation packages also reduces our potential profits and sets higher forward-looking compensation expectations.

We have demonstrated historical success in less capital-intensive manufacturing in China, but we have not demonstrated success in low-cost, domestic, highly capital-intensive manufacturing.

While we have begun manufacturing in our West Seneca production facility, we are still increasing manufacturing efficiencies by decreasing direct labor, overhead, materials, and scrap costs. Doing so currently demands manufacturing engineering resources, supply chain research, and purchasing negotiations. We may require the assistance of or rely on the availability of third parties to assist us in properly establishing improved processes due to a lack of in-house, capital-intensive domestic manufacturing experience. Lack of experience may create delays, cost inefficiencies in production scaling, and difficulty identifying necessary process improvements.

We may not be able to accurately estimate the demand for our tonneau covers, which could result in inefficiencies in our production and hinder our ability to generate revenue.

If we fail to predict our manufacturing requirements accurately, we will incur the risk of having to pay for production capacities that we reserved but will not be able to use or that we will not be able to secure sufficient additional production capacities at reasonable costs in the event product demand exceeds expectations. A single contract with an OEM, private label or key distributor can significantly increase demand for our products, requiring investments in expanded operational capacity including personnel, equipment and potentially facilities.

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Our future growth may be limited.

Our ability to achieve our expansion objectives and to manage our growth effectively depends upon a variety of factors, including our ability to internally develop products, to attract and retain skilled employees, to successfully position and market our products, to protect our existing intellectual property, to capitalize on the potential opportunities we are pursuing with third parties, and to acquire sufficient funding whether internally or externally. To accommodate growth and compete effectively, we will need working capital to maintain adequate inventory levels, develop additional procedures and controls and increase, train, motivate and manage our work force. There is no assurance that our personnel, systems, procedures and controls will be adequate to support our potential future operations. There is no assurance that we will generate higher revenues from our prospective sales partners nor be able to capitalize on additional third-party manufacturers.

We rely on two suppliers for the production of our outsourced soft tonneau covers, which may hinder our ability to grow.

We purchase all of our soft tonneau covers from two supplier sources in China. We carry significant strategic inventories of these finished goods to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. While we are now manufacturing hard tonneau covers in the United States, the loss of one or both of these suppliers or a delay in shipments could have a material adverse effect on our soft tonneau cover sales and business.

We rely on a small number of customers for the majority of our sales.

The loss of any significant customer could have an adverse effect on our business. A customer is considered to be significant if they account for greater than 10% of our annual sales. For the year ended December 31, 2023, the Company had one significant customer accounting for 93% of the Company’s revenue. For the year ended December 31, 2022, two customers made up approximately 50% (38% and 12% individually). For the quarter ended March 31, 2024, the Company had one significant customer accounting for 92% of the Company’s revenue. For the quarter ended March 31, 2023, two customers made up approximately 22% (18% and 4% individually). The loss of any of these key customers could have an adverse effect on our business.

We rely on key personnel, especially Steven Rossi, our Chief Executive Officer, President and Chairman of the Board.

Our success also will depend in large part on the continued service of our key operational and management personnel, including executive staff, research and development, engineering, marketing and sales staff. Most specifically, this includes Steven Rossi, our President and Chief Executive Officer, who oversees the implementation of new products, key customer acquisition and retention, and our overall management and future growth. Any failure on our part to hire, train and retain a sufficient number of qualified professionals could impair our business.

We depend on intellectual property rights that may be infringed upon, and we may infringe upon the intellectual property rights of others.

Our success depends to a significant degree upon our ability to develop, maintain and protect proprietary products and technologies. However, patents provide only limited protection of our intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and potentially expensive. We cannot provide assurance that patents will be granted with respect to our pending patent applications, that the scope of any patents we might obtain will be sufficiently broad to offer meaningful protection, or that we will develop additional proprietary products that are patentable. In fact, any patents which might issue from our patent applications pending with the United States Patent and Trademark Office could be successfully challenged, invalidated or circumvented. This could result in our pending patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent issued from a pending patent application we consider significant could have a material adverse effect on our business.

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We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents covering our current and future product candidates and technology platforms in all countries worldwide would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents, and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights, generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights worldwide may be inadequate to obtain a significant commercial advantage from the intellectual property we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Our patents might not protect our technology from competitors, in which case we may not have any exclusionary advantage over competitors in selling any products that we may develop.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position, as well as our ability to maintain adequate intellectual property protection for our technologies, product candidates, and any future products in the United States and other countries. If we do not adequately protect our technology, product candidates and future products, competitors may be able to use or practice them and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Certain aspects of our technologies are protected by patents, patent applications, and trade secrets. In addition, we have a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford us. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time- consuming, and there can be no assurance that we will be in a position, or deem it advisable, to carry on such a defense. A suit for patent infringement could result in increasing costs as well as delaying or halting development. Other private and public entities, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. We are not currently aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict.

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Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish our products from our competitors’ products. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in a loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe on our trademarks, and we may not have adequate resources to enforce our trademarks.

Much of our intellectual property is protected as trade secrets or confidential know-how.

We consider proprietary trade secrets to be important to our business. This type of information must be protected diligently by us to protect its disclosure to competitors, since legal protections after disclosure may be minimal or non-existent. Accordingly, much of the value of this intellectual property is dependent upon our ability to keep our trade secrets.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained, and is using, trade secrets is expensive, time-consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secret protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of such trade secrets.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, suppliers, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of suppliers, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and employees.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

●	others may be able to develop technologies that are similar to our technology platforms but that are not covered by the claims of any patents, should they issue, that we own or license;

●	we or our licensors might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;

●	we or our licensors might not have been the first to file patent applications covering certain aspects of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our products or components, which could make it more difficult for us to operate our business. The automotive aftermarket has been characterized by significant litigation and other proceedings regarding patents, patent applications and other intellectual property rights. The situations in which we may become parties to such litigation or proceedings may include:

●	litigation or other proceedings we may initiate against third parties to enforce our patent rights or other intellectual property rights;

●	litigation or other proceedings we or our licensee(s) may initiate against third parties seeking to invalidate the patents held by such third parties or to obtain a judgment that our products do not infringe such third parties’ patents; and

●	litigation or other proceedings third parties may initiate against us to seek to enforce their patents and/or invalidate our patents.

If third parties initiate litigation claiming that our products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. In some instances, competitors may proceed with litigation or other proceedings pertaining to infringement of their intellectual property as a means to hinder or devaluate the target defendant company, with no intention of the matter being resolved in their favor. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time and costs. Substantial additional costs may be evident in the event that litigation or other proceedings were initiated against us because we would have to seek legal defense or counsel in the province (Canada) or state (U.S.) where the litigation or legal proceedings were filed. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results.

Confidentiality agreements with employees and others may not adequately prevent the disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outsourced manufacturers and other advisors. These agreements may not effectively prevent the disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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There are risks associated with outsourced production that may result in a decrease in our profit.

The possibility of delivery delays, product defects and other production-side risks stemming from our use of outsourced manufacturers and suppliers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in us being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

We have competition for our market share which could harm our sales.

We participate in the automotive aftermarket equipment industry which is highly competitive for a relatively limited customer base. Companies that compete in this market include Real Truck (formerly Truck Hero), Truck Accessories Group, and Agri-Cover, Inc., among others. Many of our current competitors are significantly better funded and have longer operating histories than we do.

In addition, some of our competitors sell their products at prices lower than ours, and we compete primarily on the basis of product quality, features, value, service, and customer relationships. Our competitive success also depends on our ability to maintain a strong brand and the belief that customers will need our products and services to meet their growth requirements. Alternatively, in the case of generic competition, competitors’ products may be of equal or better quality and sold at substantially lower prices than our products. At times, competitors may also release a generic or re-branded version of a current and successful product at a substantially reduced price in efforts to increase revenues or market share. As a result, if we fail to maintain our competitive position, this could have a material adverse effect on our business, cash flow, results of operations, financial position and prospects.

We may not have sufficient product liability insurance to cover potential damages.

The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. While we had $5,000,000 in umbrella coverage on top of our $1,000,000 aggregate product liability coverage during the quarter ended June 30, 2024, we have no assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices, if at all. To that extent, product liability insurance is conditional and up for further investigation. A successful product liability claim could result in substantial costs for us. Even if we are fully insured as it relates to a claim, a claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.

We may produce products of inferior quality which would cause us to lose customers.

Although we make an effort to ensure the high quality of our light truck tonneau cover products, they could from time to time contain defects, anomalies or malfunctions that are undetectable at the time of shipment. These defects, anomalies or malfunctions could be discovered after our products are shipped to customers, resulting in the return or exchange of our products, customers’ claims for compensatory damages or discontinuation of the use of our products, which could negatively impact our operating results. We do not presently have product recall (or similar function) insurance that protects a company against broad-scale product manufacturing defects, engineering defects and the costs related to a broad product recall such as shipping, replacement or repairs. Even if in place, there is no guarantee that the full costs of any reimbursements or claims, lawsuits or litigation would be covered by such insurance.

Geopolitical conditions, including direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results.

Geopolitical conditions, including but not limited to acts of war, terrorism, political and social instability, may negatively impact our business operations and financial performance. Our business activities could face interruptions due to such unpredictable geopolitical events. Notably, the recent escalation of military conflict by Russia in Ukraine in February 2022, the internal conflict within Sudan that erupted in April 2023 between the Rapid Support Forces and the Sudanese Armed Forces, and the conflict initiated by Hamas against Israel in October 2023, leading to a war in Gaza, have all contributed to a tense geopolitical climate. This tension has also encouraged Houthi attacks on commercial vessels in the Red Sea and hindered diplomatic efforts in the Middle East. Moreover, ongoing conflicts in regions such as Ethiopia and Myanmar further underscore the global nature of these geopolitical risks.

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In reaction to the invasion of Ukraine by Russia, the United States along with several other nations have enforced substantial sanctions and export controls on Russia and Belarus, as well as on certain individuals and enterprises linked to their political, commercial, and financial sectors. There is a possibility that additional sanctions, trade restrictions, and retaliatory measures may be adopted should these conflicts persist or escalate. The full ramifications of these and other global conflicts are challenging to predict but may lead to increased geopolitical tension, regional instability, shifts in geopolitical alliances, cyber threats, or interruptions in energy exports. These outcomes could have a considerable negative effect on international trade, currency exchange rates, regional economies, and the global economic landscape.

Given these uncertainties, it is difficult to ascertain the full impact these geopolitical developments may have on our Company. However, it is anticipated that such conflicts and the resultant responses could elevate our operational costs, disrupt our supply chain, diminish our sales and profits, hinder our ability to secure additional funding on favorable terms, or adversely affect our overall business health and operational results.

We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation (“FDIC”), the loss of such assets would have a severe negative effect on our operations and liquidity.

We may maintain our cash assets at certain financial institutions in the U.S. in amounts that may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

Risks Associated with Manufacturing in China

Evolving U.S. trade regulations and policies with China may in the future have a material and adverse effect on our business, financial condition and results of operations.

Our soft tonneau covers and some raw materials are sourced from China. Any restrictions or tariffs imposed on products that we or our suppliers import for sale or production in the United States would adversely and directly impact our cost of goods sold. In addition, changes in U.S. trade regulations and policies could have an adverse impact on trade relations between the United States and certain foreign countries, which could materially and adversely affect our relationships with our international suppliers and reduce the supply of goods available to us. Further, we cannot predict the extent to which the United States will adopt changes to existing trade regulations and policies, which creates uncertainties in planning our sourcing strategies and forecasting our margins. If additional tariffs are imposed on our products, or other retaliatory trade measures are taken, our costs could increase, and we may be required to raise our prices, which could materially and adversely affect our results.

There are risks associated with outsourced production in China and their laws which may have a material adverse effect on our financial stability.

We purchase all our soft tonneau cover finished goods from two suppliers in China. Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation or restrictions are matters over which we have no control. While the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, there is no assurance that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

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For example, the Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited and, in turn, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures with Chinese manufacturers and suppliers are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and, without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations in such guises as currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises.

In that context, we may have to evaluate the feasibility of acquiring alternative or fallback manufacturing capabilities to support the production of our existing and future soft tonneau cover products. Such a development could adversely affect our cost structure inasmuch as we would be required to support sales at an acceptable cost and might have relatively limited time to adapt. We have not manufactured our own soft tonneau covers in the past and are not planning to do so in the short term. That is because developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We engage in cross-border sales transactions which present tax risks among other obstacles.

Cross-border sales transactions carry a risk of changes in import tax and/or duties related to the import and export of our product, which can result in pricing changes, which will affect revenues and earnings. Cross-border sales transactions carry other risks including, but not limited to, changing regulations, wait times, customs inspection and lost or damaged product.

We are subject to foreign currency risk which may adversely affect our net profit.

We are subject to foreign exchange risk as we manufacture our products in China, market extensively in both Canadian and U.S. markets, and employ people residing in both the U.S. and Canada. Meanwhile, we report results of operations in U.S. Dollars (USD or US$). Since our Canadian customers pay in Canadian Dollars, we are subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. While having our soft tonneau covers manufactured in China, our manufacturers are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan (RMB). Any large fluctuations in the exchange between the RMB and USD may cause product costs to increase, therefore affecting revenues and profits, potentially adversely.

Risks Related to the Ownership of Our Securities

Purchasers in the offering will suffer immediate dilution.

If you purchase Shares in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $1.56 per Share, which represents the high end of the offering price range the $0.72 to $1.56 per Share, and assumes no sale of any Pre-Funded Warrants, purchasers of in Shares in this offering will experience immediate dilution of approximately $0.14 per Share, representing the difference between the assumed public offering price per Share in this offering and our pro forma as adjusted net tangible book value per share as of March 31, 2024, after giving effect to the Pro Forma Adjustments (as defined herein), this offering, and after deducting estimated offering expenses, including placement agent fees, payable by us. See “Dilution.”

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You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

This is a “best efforts” offering; no minimum amount of Securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

There is no escrow account in connection with this offering.

This offering does not involve the use of an escrow account to hold investor funds until a specified condition, such as reaching a minimum offering amount, is met. Consequently, all funds received from investors will be immediately available for the Company’s use regardless of the total amount raised during the offering period. This arrangement means that investors’ capital is immediately at risk, as there is no safeguard to ensure that a certain level of funding is achieved before the funds are utilized by the Company. The absence of an escrow account increases the risk to investors, as their investment will not be returned in the event that the offering fails to attract sufficient interest to meet the Company’s stated business objectives. Investors should be aware that their funds may be used by the Company without any guarantee that the company will be able to implement its business plan or achieve its goals, which could potentially lead to the loss of their entire investment.

Our management will have broad discretion over the use of the net proceeds from this offering.

This offering grants our management broad discretion in the application of the net proceeds. There are no contractual restrictions on how the management can allocate the net proceeds from this offering, which may be used at their discretion for general corporate purposes, including but not limited to, working capital, operational expenses, expansion of our business, and repayment of debt. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

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We have a large number of authorized but unissued shares of our common stock which will dilute existing ownership positions when issued.

At August 30, 2024, our authorized capital stock consists of 299,000,000 shares of common stock, of which approximately 269,332,391 remain available for issuance, including shares of common stock issuable upon the exercise of outstanding warrants. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval unless stockholder approval is required under law or the rules of Nasdaq or any other trading market on which our common stock may be listed. If our management determines it is appropriate to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities

Our common stock has experienced, and is likely to experience, significant price and volume fluctuations in the future, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

An investment in our Securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the Securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this Offering Circular, are subject to numerous uncertainties, contingencies, and risks. The Securities should be purchased only by persons who can afford the loss of their entire investment. The speculative nature of this investment is compounded by various factors, including, but not limited to, the absence of a minimum offering amount, the immediate use of proceeds without the safeguard of an escrow account, and the broad discretion of management in the use of net proceeds. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing Securities.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

Our Chief Executive Officer and Chairman, Steven Rossi, has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs.

Steven Rossi currently owns 100% of our outstanding Series A Preferred Stock which entitles him to 51% of the voting power of our outstanding voting equity. Subject to any fiduciary duties owed to our other stockholders under Nevada law, Mr. Rossi is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Mr. Rossi may have interests that are different from yours. For example, Mr. Rossi may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, Mr. Rossi could use his voting influence to maintain our existing management and directors in office, delay or prevent changes in control of our Company, or support or reject other management and Board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

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We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected.

As we disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we disclose that our management has assessed and identified several material weaknesses in our internal controls over financial reporting (“ICFR”) and concluded that our IFCR was not effective as of December 31, 2023. The material weaknesses included our failure to design written policies and procedures at a sufficient level of precision to support the operating effectiveness of the controls to prevent and detect potential errors. We also did not maintain adequate documentation to evidence the operating effectiveness of certain control activities. Lastly, we did not maintain appropriate access to certain systems and did not maintain appropriate segregation of duties related to processes associated within those systems.

Although we have taken several steps to remediate the material weaknesses in our IFCR and continue to do so, there can be no assurances given that our actions will be effective. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company in the United States, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley-Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes- Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs, and evaluate the costs of our current service providers. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time- consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

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Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

As a “smaller reporting company” under applicable law, we are subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are permitted to comply with reduced disclosure obligations in our SEC filings compared to larger public companies. This includes, but is not limited to, simplified executive compensation disclosures, reduced financial statement requirements, and less stringent narrative disclosure obligations. While these scaled disclosure requirements may reduce the burden on us and provide some cost savings, investors should be aware that they may also receive less information about the Company than they would from a larger public reporting company. The designation as a smaller reporting company and the accompanying reduced disclosure requirements could make it more difficult for investors to fully assess the value and risks of an investment in our securities. Consequently, the designation as a smaller reporting company under the SEC rules increases the risk to investors, as it may limit the amount of publicly available information to assess the Company’s performance, prospects, and financial health. Potential investors should consider the implications of these reduced disclosure requirements when making an investment decision.

If research analysts do not publish research about our business, or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our common stock or trading volume to decline.

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Anti-takeover provisions under our Articles of Incorporation and Bylaws and Nevada law, could discourage, delay or prevent a change of control of our Company and may affect the trading price of our common stock.

As a corporation incorporated and domiciled in Nevada, our operations are subject to the corporate governance and takeover provisions of Nevada’s corporate law, which could deter takeover attempts that might benefit our stockholders. Nevada law includes provisions that could have the effect of delaying, deferring, or preventing a change in control of our Company, even if such a change in control would be beneficial to our stockholders. For example, Nevada law provides for the regulation of acquisitions of certain Nevada corporations, which could prohibit or delay acquisitions of our Company by other entities. Additionally, our amended and restated articles of incorporation, as amended (“Articles of Incorporation”) and amended and restated bylaws (“Bylaws”) authorizes the Board to increase the size of the board and fill any board vacancies until the next annual stockholders meeting, and limited who may call a special meeting of stockholders, that could make more difficult the acquisition of our Company by means of a tender offer, a proxy contest, or other means. These provisions may prevent our stockholders from receiving a premium for their shares in the event of a takeover that our board of directors does not approve. While these provisions can provide stability and continuity in the management and policies of our Company, they may also discourage transactions that could offer our stockholders the opportunity to sell their shares at a price above the prevailing market rate. Investors should be aware that these provisions could limit their ability to benefit from potential acquisition premiums, mergers, or other transactions aimed at a change in control of our Company, which could affect the value of their investment.

Also, our Articles of Incorporation include provisions that allow for the issuance of “blank check” preferred stock, which grants our board of directors the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof without further vote or action by the stockholders. The rights of these preferred shares could include, among others, dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences. This ability to issue blank check preferred stock could affect the rights of holders of our common stock by diluting the current ownership interests of our common stockholders, potentially diluting their vote and possibly not providing them the opportunity to vote on certain corporate actions where preferred stockholders receive exclusive rights to vote. Moreover, the issuance of preferred stock could be used as a method to discourage, delay, or prevent a change in control of the Company, including transactions that may be considered beneficial by some stockholders. The potential issuance of preferred stock with preferential rights could decrease the amount of earnings and assets available for distribution to holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. In effect, the issuance of blank check preferred stock could increase the risk to common stockholders by allowing our board of directors to issue preferred stock that could reduce the value of our common stock, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock. Potential investors should be aware that if blank check preferred stock is issued, it could have a negative impact on their investment, including dilution of their investment and loss of control over corporate decisions.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate declaring or paying any cash dividends in the foreseeable future. Instead, we plan to retain all available funds and any future earnings to support operations and finance the growth and development of our business. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

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Risks Related to Pre-Funded Warrants

There is no public market for the Pre-Funded Warrants.

The Pre-Funded Warrants offered pursuant to this Offering Circular are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Pre-Funded Warrants listed on any securities exchange. Consequently, there is no public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the Pre-Funded Warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the Pre-Funded Warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our common stock to which these warrants are exercisable. Investors should be prepared to bear the risk of investment in the Pre-Funded Warrants indefinitely.

Lack of Voting Rights.

Holders of Pre-Funded Warrants will not have the same voting rights as those associated with our common stock and may have no voting rights with respect to the shares underlying the Pre-Funded Warrants until such shares are acquired upon exercise of the Pre-Funded Warrants. As a result, if such holders do not exercise their Pre-Funded Warrants, they will not have any influence over matters requiring stockholder approval during the period they hold the Pre-Funded Warrants.

Exercise and Conversion Dilution.

The exercise of Pre-Funded Warrants will increase the number of shares of common stock issued and outstanding, which will dilute the ownership interests of existing stockholders. The amount of dilution, or the reduction in value to existing shares of common stock, is determined by the amount of shares ultimately obtained upon the exercise of the Pre-Funded Warrants relative to the number of shares of common stock outstanding at the time of exercise.

Adjustments to Terms of Pre-Funded Warrants.

The terms of the Pre-Funded Warrants, including the exercise price and the number of shares of common stock issuable upon exercise, may be adjusted in certain circumstances, including in the event of stock dividends, stock splits, and similar transactions. While adjustments are generally intended to prevent dilution for holders of Pre-Funded Warrants, there is no assurance that such adjustments will fully protect the value of the Pre-Funded Warrants.

Pre-Funded Warrants have beneficial ownership limitations.

An investment in our Pre-Funded Warrants involves a significant risk due to the 4.99% (or 9.99%) beneficial ownership limitation. The terms of the Pre-Funded Warrants prohibit any single holder from exercising the warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99%) of our outstanding common stock immediately after the exercise, as elected by the holder at the time of issuance of the Pre-Funded Warrants. This limitation may also hinder the holder’s ability to sell or exercise the Pre-Funded Warrants when it may be most advantageous to do so, which could affect the value of their investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

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The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This Offering Circular includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this Offering Circular is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

The source of certain statistical data, estimates, and forecasts contained in this Offering Circular are the following independent industry publications or reports:

●	SEMA. Future Trends Report. 2023. Retrieved from www.sema.org
●	SEMA. Pickup Accessorization Report. 2022. Retrieved from www.sema.org
●	Skyquest Technology. Global Pickup Truck Market Size, Share, Growth Analysis, By Truck Type (Small Size Pickup Truck, Mid-Size Pickup Truck), By Propulsion Type (Diesel Pickup Truck, Gasoline Pickup Truck) - Industry Forecast 2023-2030. 2024. Retrieved from https://www.skyquestt.com/report/pickup-truck-market
●	Global Newswire. Global Pickup Truck Market Poised for Growth, Set to Expand by USD 102.91 Billion with CAGR of 5.01% from 2023- 2028. 2024. Retrieved from https://www.globenewswire.com/en/news-release/2024/01/26/2818014/28124/en/Global-Pickup-Truck-Market- Poised-for-Growth-Set-to-Expand-by-USD-102-91-Billion-with-CAGR-of-5-01-from-2023-2028.html
●	Mordor Intelligence. North America Electric Truck Market Size & Share Analysis - Growth Trends & Forecasts up to 2029. 2024. Retrieved from https://www.mordorintelligence.com/industry-reports/north-america-electric-truck-market

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●	SEMA. SEMA Market Report. 2023. Retrieved from www.sema.org
●	Arizton. U.S. Tonneau Covers Market - Industry Outlook & Forecast 2022-2027. 2022. Retrieved from https://www.arizton.com/market- reports/us-tonneau-covers-market
●	IBIS World. Per Capita Disposable Income. 2023. Retrieved from https://www.ibisworld.com/us/bed/per-capita-disposable- income/33/#:~:text=Following%20the%20ending%20of%20government,when%20it%20may%20potentially%20hit.
●	Bureau of Labor Statistics. The Employment Situation - February 2024. Retrieved from https://www.bls.gov/news.release/pdf/empsit.pdf
●	Federal Reserve Board. Summary of Economic Projections. 2023. Retrieved from https://www.federalreserve.gov/monetarypolicy/files/fomcprojtabl20231213.pdf.
●	SEMA. State of the Industry Report 2022 Fall. 2022. Retrieved from www.sema.org
●	Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market
●	Market Research Future. Global Portable Power Station Market Research Report. 2023.

The content of the above sources, except to the extent specifically set forth in this Offering Circular, does not constitute a portion of this Offering Circular and is not incorporated herein.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this Offering Circular, used in conjunction with the operation of our business. This Offering Circular includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this Offering Circular may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

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DILUTION

If you invest in our Shares in this offering, your interest will be diluted to the extent of the difference between $1.56, the assumed offering price per share of our common stock included as part of the Shares, and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of June 30, 2024, was approximately $16.157 million, or $0.57 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock.

After giving effect to our sale of 16,025,642 shares in this offering at an assumed offering price of $1.56 per Share (the high point of the offering price range of $0.72 to $1.56 per Share), and after deducting estimated offering expenses payable by us, and assuming no sales of Pre-Funded Warrants in this offering, our as adjusted net tangible book value as of June 30, 2024, would have been approximately $40.957 million or $1.44 per share. This represents an immediate dilution in net tangible book value of $0.12 per share to purchasers of common stock included in the Shares sold in this offering, as illustrated in the following table:

Assumed public offering price per Share		$1.56
Net tangible book value per share as of June 30, 2024	$0.57
Increase in net tangible book value per share attributable to new investors in this offering	$0.87
As adjusted for this offering, net tangible book value per share as of June 30, 2024		$1.44
Dilution per share to new investors		$0.12

A $1.00 increase or decrease in the assumed public offering price of $1.56 per Share would increase or decrease our as adjusted net tangible book value of common stock after this offering by $16.025 million and the dilution per share of common stock to new investors by $0.56, assuming the number of Shares offered by us, as set forth on the cover page of this Offering Circular, remains the same, after deducting the estimated placement agent discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Shares we are offering. An increase or decrease of 500,000 in the number of Shares offered by us would increase or decrease our as adjusted net tangible book value after this offering by approximately $780,000 and increase or decrease as adjusted net tangible book value per share of common stock after this offering by $0.02 per share of common stock and would increase or decrease the dilution per share of common stock to new investors by $0.02, assuming the assumed public offering price remains the same, and after deducting estimated placement agent discounts and commissions and estimated offering expenses payable by us.

To the extent that shares are issued upon the exercise of outstanding options and warrants or shares are issued under our equity incentive plan, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The number of shares of common stock outstanding as of June 30, 2024, as shown above, is based on 28,520,704 shares of common stock issued and outstanding as of that date and excludes:

●	455,000 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2015 Equity Incentive Plan with a weighted exercise of $2.54 per share, of which a total of 425,000 option shares have vested;

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●	185,000 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2021 Equity Incentive Plan with a weighted exercise of $4.64 per share, of which a total of 167,500 have vested;

●	1,739,956 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan with a weighted exercise of $0.7033 per share, of which a total of 329,375 option shares have vested;

●	300,000 shares of common stock underlying PSUs, granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, of which 75,000 PSUs have vested;

●	3,500,000 of our common stock issuable pursuant to options granted with a weighted exercise of $1.77 per share, of which a total of 400,000 option shares have vested;

●	600,000 shares of our common stock issuable upon the exercise of warrants issued with an exercise price of $4.00;

●	62,500 shares of our common stock issuable upon the exercise of warrants issued with an exercise price of $2.40, expiring March 20, 2025;

●	3,030,000 shares of common stock underlying exercised warrants for $0.5198 per share which have not been issued;

●	7,770,264 shares of our common stock issuable upon the exercise of warrants issued in a registered direct offering on March 20, 2024, with an exercise price of $0.74 per share; and

●	12,950,000 shares of common stock issuable upon the exercise of warrants issued in a warrant inducement on May 29, 2024, with an exercise price of $0.5198 per share.

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Shares at an assumed per share price of $1.56, which represents the high end of the offering price range of $0.72 to $1.56 per Share. There is, of course, no guaranty that we will be successful in selling any of the Shares in this offering. The table below assumes no sale of the Pre-Funded Warrants in this offering.

	Assumed Percentage of Shares Sold in This Offering
	25%	50%	75%	100%
Shares sold	4,006,411	8,012,821	1,2019,232	16,025,642
Gross proceeds	$6,250,000	$12,500,000	$18,750,000	$25,000,000
Commissions and Fees (1)	$838,500	$1,276,000	$1,713,500	$2,151,000
Estimated Offering expenses (2)	$200,000	$200,000	$200,000	$200,000
Net proceeds	$5,211,500	$11,024,000	$16,836,500	$22,649,000

(1)	Includes 7% cash commission to DealMaker, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services, and Broker affiliate fees. See “Plan of Distribution.”

(2)	Includes other legal and accounting fees and estimated expenses and out-of-pocket costs of the clearing agent.

Proceeds will not be held in an escrow account. Upon the Company accepting purchases (after confirmation investors meet the applicable suitability and minimum purchase standards), such investment funds will be deposited into our bank account, allowing us immediate access to the funds for the aforementioned uses.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital. However, we reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing. We may also attempt to obtain additional funds by selling shares available within our At-The-Market Offering, dated September 30, 2022, which had 19,395,952 shares available as of June 30, 2024.

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PLAN OF DISTRIBUTION

In General

Our Company is offering a maximum of 16,025,642 shares at a fixed price within a range of $0.72 to $1.56 per Share (to be fixed by post-qualification supplement). The Company is also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Shares, up to 16,025,642 Pre-Funded Warrants to each purchaser whose purchase of Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the issuance of the Pre-Funded Warrant. For each Pre-Funded Warrant we sell, the number of Shares we are offering will be decreased on a one-for-one basis.

The minimum purchase requirement for investors in this offering is $1,000. We reserve the right to waive the minimum investment amount for any investor at our sole discretion. This offering will terminate at the earliest of (i) the date on which the maximum offering has been sold, (ii) the date which is one year from this offering being qualified by the SEC, and (iii) the date on which this offering is earlier terminated by us, in our sole discretion. The offering may include various perks and bonuses for investors, such as special discount codes for Worksport products, extended warranties, free Worksport merchandise, and exclusive limited-edition items, including priority access to products. The final perks and bonuses may vary based on the investment amount and the Company’s discretion. The Company will supplement this offering circular in the event the Company decides to include various pers and bonuses for investors in this offering.

There is no minimum number of Securities that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.

We currently intend to sell the Securities through the efforts of members of our management team, including our executive officers, among others. Members of our management team will not receive any compensation for offering or selling the Securities. We believe that the members of our management team are exempt from registration as broker-dealers under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, each such individual:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act;

●	is not to be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●	is not an associated person of a broker or dealer; and

●	meets the conditions of the following:

●	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities;

●	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

●	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

The Company intends to market the Securities both through online and offline means. Online marketing may take the form of contacting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously.

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Sale of the Securities will commence within two calendar days of the qualification date, and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F). The Company is using the Offering Circular format in its disclosure in this Offering Circular.

No Escrow Agent

None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investments.

DealMaker Securities, LLC

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the SEC and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this Offering, as the broker-dealer of record, and to coordinate and lead other broker-dealers who wish to participate in the Offering, but not for underwriting or placement agent services The aggregate fees payable to the Broker, its affiliates, and Participating Brokers are described below.

a)	Administrative and Compliance Related Functions

The Broker will provide administrative and compliance related functions in connection with this offering, including:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (AML) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager;

●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Reviewing with the Company regarding any material changes to the Offering Circular which may require an amended filing; and

●	Reviewing third-party provider work-product with respect to compliance with applicable rules and regulations.

●	Coordinating and acting as a lead broker in the administration of selling efforts of other FINRA member broker-dealers to become participating members in the Offering.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay the Broker a cash commission equal to seven percent (7%) of the amount raised in the Offering. The Broker will also receive an advance of accountable expenses in the amount of $20,000 anticipated to be incurred and fully refunded to the extent not incurred. The maximum amount of compensation to be paid to Broker is $1,770,000 (7.08%).

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Selling Group and Participating Dealers

Any sale of securities will generate a cash fee of up to seven percent (7.00%) of the sale price of the Securities to be paid to the Broker. For completed sales, the Company will pay the Broker. Pursuant to a Participating Broker Agreement, the Broker will remit four percent (4%) (“Participating Broker Compensation”) of the sale price of the Securities sold by the Participating Broker as compensation for its selling efforts. The Participating Broker Compensation does not increase the maximum compensation amount.

b)	Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of The Broker, to create and maintain the online subscription processing platform for the Offering. There is no compensation received by DealMaker for the use of the DealMaker Technology Services.

After the qualification by the SEC of the offering statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website at https://investors.worksport.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For the above services pertaining to infrastructure creation, we will pay DealMaker an advance of $10,000 of accountable expenses anticipated to be incurred, but refunded if not incurred for our self-directed electronic roadshow. Starting once the offering is open to accepting investors, we will also pay DealMaker $2,000 monthly in account maintenance fees (up to a maximum of $24,000 during the duration of the offering).

The maximum compensation to be paid to DealMaker for its technology services set forth in this “Technology Services” subsection is $34,000 (0.14% of the gross offering proceeds).

Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”) to provide certain digital marketing services, including (i) both pre-offering marketing and advisory services and (ii) ongoing marketing and advisory services during the offering. In particular, pre-offering marketing and advisory services include those relating to design and development of the Company’s offering website and audience-building infrastructure and video production on such website. Ongoing marketing and advisory services during the offering include services related to conversion rate optimization, email marketing, Google advertisements, social media presence, sourcing and negotiating private advertisement placements with publishers and email newsletters, and reporting.

For Reach’s services, we will pay Reach (i) a $25,000 advance against accountable expenses anticipated to be incurred and fully refunded to the extent not incurred and prepaid to Reach for consulting and developing materials for the Company’s self-directed electronic roadshow; and (ii) after the commencement of this offering, $6,000 in monthly marketing advisory fees (up to a maximum of $72,000 during the duration of the offering).

On a supplemental basis, Reach may be asked to provide marketing services on a case-by-case basis and is authorized to charge up to $250,000 for these services.

The maximum compensation to be paid to Reach for its marketing and advisory services is $347,000 (approximately 1.39% of the gross offering proceeds). Subscription Procedures – DealMaker Securities, LLC

After the offering statement has been qualified by the SEC, the Company will accept tenders of funds for the Securities. The Company may close on investments on a “rolling” basis (so not all investors will receive their Securities on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company for its use.

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In order to invest, you will be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The Broker will review all subscription agreements completed by the investor. After the Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company. The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

All subscription agreements received by the Company for the purchase of Securities are irrevocable until accepted or rejected by the Company. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s Chief Executive Officer or by specific resolution of our Board.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest. The Broker has not investigated the desirability or advisability of investment in the offering, nor approved, endorsed or passed upon the merits of purchasing the stock. The Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon the Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of the Broker in this offering as any basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

The Pre-Funded Warrants will be issued in book-entry form. Upon the Holder’s decision to exercise the Pre-Funded Warrants, the Holder shall execute the Exercise Notice form attached to the Pre-Funded Warrant, completing all required fields in accordance with the instructions provided therein. The completed Exercise Notice must be delivered to the Company as specified in the Pre-Funded Warrant to effectively initiate the exercise process.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest thereon or deduction therefrom.

In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the United States. We intend to sell the Shares only in the States in which this offering has been qualified or an exemption from the registration requirements is available and purchases of Shares may be made only in those States.

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Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this Offering Circular disclosing such matters.

Transferability of the Shares and Shares of Common Stock underlying the Pre-Funded Warrants

The Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations. The shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, when issued pursuant to the terms of the Pre-Funded Warrants, will generally also be freely transferable, subject to any restrictions imposed by applicable securities laws or regulations. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and exercise price.

Public Market

Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “WKSP.” There is no public market for the Pre-Funded Warrants and none is expected to develop. We do not intend to apply for the listing of the Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

State Law Exemption and Offerings to “Qualified Purchasers”

The Securities are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Securities offered hereby are offered and sold only to “qualified purchasers.”

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Securities to qualified purchasers in every state of the United States and Canadian province.

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DESCRIPTION OF CAPITAL STOCK

The following description is a description of our capital stock, including the Securities we are offering this offering. It may not contain all the information that is important to you. For the complete terms of the Securities, please refer to our Articles of Incorporation and our Bylaws and form of Pre-Funded Warrant, which are filed as exhibits to the offering statement, of which this Offering Circular forms a part. See “Where You Can Find More Information.” The Nevada Revised Statutes (“NRS”) and other applicable laws may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, each as in effect at the time of any offering of Securities under this Offering Circular.

As of August 30, 2024, our authorized capital stock consists of 299,000,000 shares of common stock, par value $0.0001 per share, of which 29,667,609 shares were issued and outstanding, and 100,100 shares of preferred stock, par value $0.0001 per share, of which 100 shares of Series A Preferred Stock are issued and outstanding. The Series A Preferred Stock is entitled to 51% of the total voting power of the Company’s common stock regardless of the number of shares of Series A Preferred Stock that are outstanding. The holders of the Series A Preferred Stock are not entitled to dividends or to receive distributions in the event of liquidation, dissolution, or winding up of the Company, either voluntary or involuntary. As of the date of this Offering Circular, there were 100 shares of Series A Preferred Stock outstanding, all of which were owned by Steve Rossi, our CEO and Chairman.

In addition, as of August 30, 2024, there were 32,004,738 shares of common stock underlying outstanding options, warrants, restricted stock units, and performance stock units. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our common stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of common stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of common stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of common stock are fully paid and nonassessable. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

Our common stock is listed the Nasdaq Capital Market under the symbol “WKSP.” Our transfer agent and registrar is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which there are 100 shares of Series A Preferred Stock outstanding.

The Board may provide for the issue of any or all of the unissued and undesignated shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by law, without stockholder approval.

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Our Board has the right to establish one or more series of preferred stock without stockholder approval. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our Board without further action by our stockholders. Our Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our Company;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

●	the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

●	restrictions on the issuance of shares of the same series or any other class or series; or

●	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us.

If we issue shares of preferred stock under this Offering Circular, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Series A Preferred Stock

We are authorized to issue 100 shares of Series A Preferred Stock, par value $0.0001 per share. All 100 outstanding shares of common stock are held by Steven Rossi, the Company’s Chief Executive Officer. The Series A Preferred Stock is entitled to 51% of the total power of the Company regardless of the number of shares of Series A Preferred Stock that are outstanding. The Series A are not (i) convertible into any other securities of the Company, (ii) entitled to dividends or (iii) to receive any distributions in an event of a liquidation or winding up of the Company.

Series B Preferred Stock

We are authorized to issue up to 100,000 shares of our Series B Preferred Stock, $0.0001 par value.

The holders of the Series B Preferred Stock are entitled to receive dividends upon payment of any dividend on the common stock of the Company as if the Series B Preferred Stock had been converted into common stock.

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In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Stock are entitled to receive prior and in preference to any distribution of the assets of the Company to the holders of the common stock an amount per share equal to the price per share actually paid to the Company upon the initial issuance of Series B Preferred Stock plus any declared but unpaid dividends.

The Series B Preferred Stock is not convertible nor non-redeemable. Each outstanding share of Series B Preferred Stock is entitled to vote on any matter put forth to the holders of the common stock equal to the number of shares of common stock divided by the original issue price of each share of Series B Preferred Stock divided by $0.000000001.

As of the date of this Offering Circular, there were no shares of Series B Preferred Stock nor any securities convertible into shares of Series B Preferred Stock outstanding.

Anti-Takeover Effects of Certain Provisions of Nevada Law

The following is a summary of certain provisions of Nevada law, our Articles of Incorporation and our Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Nevada Revised Statutes and our Articles of Incorporation and Bylaws.

Effect of Nevada Control Share Statute. We are subject to Sections 78.378 to 78.3793 of the Nevada Revised Statutes, which are referred to as the Control Share Statute that is a type of anti-takeover law. In general, these provisions restrict the ability of individuals and groups acquiring a controlling interest of the voting shares of certain Nevada corporations from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction. These provisions apply to a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada. The Control Share Statute provides that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Control Share Statute, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

Effect of Nevada Business Combination Statute. We are subject to Sections 78.411 to 78.444 of the Nevada Revised Statutes, which are referred to as the Business Combination Statute. This statute is designed to limit acquirers of voting stock of a corporation from effecting a business combination without the consent of the stockholders or board of directors. The statute provides that specified persons who, together with their affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders of record cannot engage in specified business combinations with a Nevada corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the business combination or the transaction by which the person first became an interested stockholder was approved by the Nevada corporation’s board of directors before the person first became an interested stockholder, or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders.

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DESCRIPTION OF THE SECURITIES OFFERED IN THIS OFFERING

Common Stock

See “Common Stock” in “Description of Capital Stock.”

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the offering statemen of which this Offering Circular forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form

Each Pre-Funded Warrant will be sold in this offering at a purchase price equal to $1.55 (equal to the purchase price per Share, minus $0.01). Each Pre-Funded Warrant will have an initial exercise price per share equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and will not expire prior to exercise. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The Pre-Funded Warrants will be issued in electronic form.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Pre-Funded Warrants under the Securities Act, is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation in the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. If, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of common stock underlying the Pre-Funded Warrants, then the Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrant.

The Pre-Funded Warrants will be issued in book-entry form. Upon the Holder’s decision to exercise the Pre-Funded Warrants, the Holder shall execute the Exercise Notice form attached to the Pre-Funded Warrant, completing all required fields in accordance with the instructions provided therein. The completed Exercise Notice must be delivered to the Company as specified in the Pre-Funded Warrant to effectively initiate the exercise process.

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Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

Trading Market

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock with respect to the shares of common stock underlying the Pre-Funded Warrants, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, and the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Amendment and Waiver

The Pre-Funded Warrants may be modified or amended or the provisions thereof waived with the written consent of our company and the respective holder.

Governing Law

The Pre-Funded Warrants are governed by New York law.

Transfer Agent

The transfer agent and registrar for our common stock is Vstock LLC.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate declaring or paying any cash dividends in the foreseeable future. Instead, we plan to retain all available funds and any future earnings to support operations and finance the growth and development of our business. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

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BUSINESS

Overview

Worksport Ltd., through its subsidiaries, designs, develops, and manufactures innovative products for various markets including automotive accessories, consumer electronics, and both residential and commercial HVAC system markets. Worksport is able to monetize and protect its products through a large and growing intellectual property (“IP”) portfolio with patents and trademarks relating to, among other things, tonneau covers, solar integrated tonneau covers, portable power stations, NP (non-parasitic) hydrogen-based green energy systems, residential heating and cooling systems (heat pumps), and electric vehicle-charging stations. Worksport seeks to provide consumers with next-generation automotive accessories through the production of our innovative line of tonneau covers for light trucks while capitalizing on growing consumer interest in clean energy solutions and power grid independence through the launch of its forthcoming solar tonneau cover (Worksport SOLIS) and mobile battery generator system (Worksport COR). Worksport’s subsidiary, TerraVis Energy, is poised to revolutionize the local and global markets for efficient home and commercial heat pumps through its groundbreaking TerraVis Energy Aetherlux. This prototype heat pump, currently under rigorous development, showcases exceptional early test results that underscore its remarkable efficiency in heating and cooling across both extreme hot and cold climates.

Corporate History

The Company was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In December 2014, FNHI acquired 100% of the outstanding equity of Worksport Ltd., an Ontario corporation formed in 2011 (“Worksport Ontario”), pursuant to which Worksport Ontario became a wholly-owned subsidiary of FNHI. In May 2020, FNHI changed its name to Worksport Ltd.

On May 21, 2021, the Board authorized the submission of a Certificate of Change/Amendment to the Nevada Secretary of State in which the Company sought to affect a reverse split of its common stock at the rate of 1-for-20 for the purpose of increasing the per share price for the Company’s stock in an effort to meet the minimum listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). The Certificate of Change was submitted to the Nevada Secretary of State on May 21, 2021, and the Financial Industry Regulatory Authority (“FINRA”) corporate action was announced on August 3, 2021. FINRA declared the 1-for-20 reverse stock split effective on August 4, 2021.

Terravis Energy Inc. (“Terravis”) was incorporated in the State of Colorado on May 24, 2021. On August 20, 2021, the Company was issued 100 shares of common stock at par value of $0.0001 per share. On January 20, 2022, Terravis issued an additional 9,999,900 shares of common stock to Worksport Ltd. at a par value of $0.0001. On November 4, 2022, Steven Rossi was issued 1,000 shares of Series A Preferred Stock of Terravis at par value of $0.0001, representing 100% of the authorized Series A Preferred Stock, in consideration for services rendered. The shares of Series A Preferred Stock vote together with the common stock of Terravis, unless prohibited by law, and have 51% voting power, regardless of how many shares of Series A Preferred Stock are outstanding.

Worksport U.S. Operations Corporation was incorporated in the State of Colorado on March 23, 2022. On March 23, 2022, the Company was issued 1,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport U.S. Operations Corporation.

Worksport New York Operations Corporation was incorporated in the State of New York on March 31, 2022. On April 1, 2022, the Company was issued 10,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport New York Operations Corporation.

Worksport Acquisition Corporation was incorporated in the State of Delaware on December 28, 2021. On January 1, 2022, the Company was issued 1,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport Acquisition Corporation. On August 9, 2023, this corporation was dissolved due to lack of operations and activity.

Worksport U.S. Holding Corporation was incorporated in the State of Colorado on March 11, 2022. On March 11, 2022, the Company was issued 1,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport U.S. Holding Corporation. On May 25, 2023, this corporation was dissolved due to lack of operations and activity.

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April 2021 Public Offering; Nasdaq Uplisting

On August 6, 2021, we consummated a firm commitment underwritten public offering (the “Public Offering”) of an aggregate of 3,272,727 units pursuant to a registration statement on Form S-1, as amended (File No. 333-256142), and related registration statement on Form S-1 filed pursuant Rule 462(b) (File No: 333-258429) under the Securities Act. The Public Offering price was $5.50 per unit, and each unit consisted of one share of common stock and one warrant (“Public Warrant”) to purchase one share of common stock for $6.05 per share (110% of the unit offering price) from the date of issuance until the third anniversary of the issuance date. We received gross proceeds of approximately $18.0 million from the Public Offering, and after deducting the underwriting commissions, discounts, and offering expenses payable by us, we received net proceeds of approximately $16.1 million. We used the net proceeds for working capital, research & development, marketing, and equipment.

In connection with the Public Offering, our common stock and Public Warrant commenced trading on The Nasdaq Capital Market under the symbols “WKSP” and “WKSPW,” respectively, since August 4, 2021. Prior to the uplisting, our common stock was quoted on the OTCQB Marketplace under the symbol “WKSP.”

September 2022 At-The-Market Sales Agreement

On September 30, 2022, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated September 30, 2022 (“ATM Agreement”), with H.C. Wainwright & Co., LLC, as the sales agent (“HCW”). Pursuant to the ATM Agreement, HCW is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. As of March 31, 2024, the Company has sold and issued 604,048 shares of common stock in consideration for net proceeds of $780,356 under the ATM Agreement.

November 2023 Registered Direct Offering and Concurrent Private Offering

On November 2, 2023, we raised roughly $4.7 million from a registered direct offering and concurrent private placement before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The registered direct offering entailed the sale of 3,500,000 shares of common stock (or pre-funded warrants to purchase shares of common stock in lieu thereof) to a single institutional investor. The concurrent private placement entailed the issuance and sale of warrants to purchase up to 7,000,000 shares of common stock to the same institutional investor. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant was $1.34. The warrants will become exercisable six months from issuance, expire five and a half years from the issuance date and have an exercise price of $1.34 per share. The shares of common stock (or pre-funded warrants in lieu thereof) were offered by the Company pursuant to the Company’s Form S-3 Registration Statement. The warrants issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) and/or Rule 506 of Regulation D. The 7,000,000 shares of common stock underlying the warrants were registered for resale by the institutional investor on a registration statement on Form S-1 (File No. 333-276241) filed with the SEC on December 22, 2023 and declared effective by the SEC on December 29, 2023. If at time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into the 2024 Securities Purchase Agreement with the 2024 Purchaser pursuant to which we sold, in a registered direct offering, an aggregate of (i) 2,372,240 shares of common stock and (ii) 1,477,892 pre-funded warrants to purchase up to 1,477,892 shares of common stock. The offering price per share was $0.74 and the offering price per pre-funded warrant was $0.7399.

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The shares and pre-funded warrants were offered pursuant to our Form S-3 as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

The Company received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by the Company, including the tail fees payable to Maxim Group LLC. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the warrants to purchase an aggregate of 7,700,264 shares of common stock for $0.74 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

Recent Events

On July 19, 2024, the Company, through its wholly-owned subsidiaries, Worksport New York Operations Corporation, a New York corporation (“Worksport New York”), and Worksport USA Operations Corporation, a Colorado corporation (with Worksport New York, the “Borrower”), entered into a Revolving Financing and Assignment Agreement (the “Agreement”) with Amerisource Funding, Inc., a Texas corporation (“Amerisource”).

Pursuant to the terms of the Agreement, Amerisource provided the Borrower with a revolving credit facility with of Six Million Dollars ($6,000,000.00) (the “Revolving Credit Facility”), evidenced by a promissory note, date July 19, 2024, by the Borrower for the benefit of Amerisource (the “Note”).

The transaction closed on July 19, 2024 at which the Company drew down approximately $5.52 million of the Revolving Credit Facility, net a $788,000 interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and approximately $330,000 in accounts receivables, with approximately $937,000 currently remaining available for Accounts Receivable financing under the Agreement.

The Agreement provides for advances against eligible accounts receivable and eligible pledged real estate, with sub-limits for each type of collateral. The advance rate for accounts receivable under the revolving accounts receivable sub-limit is up to eighty percent (80%) of eligible accounts receivable, subject to certain conditions and limitations as specified in the Agreement. The advance rate for the real estate sub-limit allows for advances up to sixty percent (60%) of the loan to value based on the real estate appraisal acceptable to Amerisource. The total credit facility, including both the revolving accounts receivable sub-limit and the real estate sub-limit, is subject to review and amendment by Amerisource to accommodate the Borrower’s growth in working capital needs.

Under the Agreement, the Borrower is obligated to submit daily sales ledgers and, through such submission, assigns and sells to Amerisource all invoices and accounts included on such ledgers, which then become Purchased Accounts. Amerisource’s initial payment of the purchase price for these accounts is credited to the Borrower’s Reserve Account maintained by Amerisource, including but not limited to a $500,000 plus six months of interest based upon Borrower’s initial draw against the Real Estate Sub-limit (the “Real Estate Sub-Limit Reserve”). The Real Estate Sub-Limit Reserve amount will increase over a two year period until it reaches $1,000,000.

The Agreement further stipulates interest payments by the Borrower on a monthly basis at a rate equal to the lesser of (i) the prime rate plus 3.00% per annum and (ii) the maximum rate allowed by law, subject to a floor of 6.00% per annum. Additionally, the Borrower is responsible for paying an initial Commitment Fee of 1.75% of the Total Credit Facility upon Amerisource’s approval and issuance of a commitment letter, followed by an annual Commitment Fee of 1.00% on each anniversary of the loan. A non-usage fee of 0.25% will also be assessed quarterly on the difference between the Borrower’s average daily outstanding loan balance and the Total Credit Facility.

The Company and Terravis Energy, Inc., a subsidiary of the Company, has provided a guaranty in favor of Amerisource, guaranteeing all obligations of the Borrower under the Agreement.

The Borrower has granted Amerisource a security interest in substantially all of its assets, including accounts receivable and Company’s real property located at 2500 North America Drive, Town of West Seneca, Erie County, New York, as collateral security for the obligations under the Agreement and a springing equipment lien, with respect to certain Allowed Equipment (as defined below in the Agreement) owned by Borrower in the event of either (i) an Event of Default under the Agreement, subject to notice and cure periods; or (ii) another lender requires a lien on an asset class already serving as Collateral.

The Agreement contained customary representations, warranties, covenants, and conditions precedent for transactions of this nature.

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Business Developments

The following highlights recent material developments in our business:

●	In August 2023, we announced the successful dispatch of our first shipment of hard-folding tonneau covers, which are made in the U.S. with domestic and imported components. This major development follows our initiating manufacturing earlier that month and aligns with recent sizable orders, notably a $700,000 order for soft-folding covers and a staggering $1,600,000 order for hard-folding covers, both from a national U.S. customer and reseller of automotive aftermarket accessories.

●	In September 2023, we announced that we had found a top-tier solar panel provider for our highly anticipated SOLIS Solar Tonneau Cover. We believe that this provider, renowned for its state-of-the-art solar panels and underlying technology, will help us set a new standard in renewable energy tech for vehicles and provide the most durable and highest quality flexible solar panels.

●	In September 2023, we announced significant strides in the development of our groundbreaking COR battery system, designed to complement the launch of the SOLIS solar cover. This cutting-edge duo is poised to empower remote power supply and extend the driving range of electric pickup trucks, thereby underscoring our commitment to sustainability and innovation as a cleantech company.

●	On September 19, 2023, we announced that we had secured a long-term supply agreement with an established, leading automotive aftermarket reseller in the United States.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth and contribute to significant sales and revenue increases.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS cover.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On July 11, 2024, we announced the launch of our dealer webpage, which was designed to streamline the process for dealers to access and purchase our products.

●	On July 30, 2024, we announced the launch of a new live sales feature in partnership with Firework, a platform trusted by over 1000 global brands.

●	On August 14, 2024, we announced our 860% revenue increase in Q2 2024 vs. Q2 2023, with 275% growth from Q1 2024.

●	On August 20, 2024, the Worksports Electrical engineering team has initiated production of the first 100 COR Alpha units within North America.

Products

We have developed a series of soft and hard folding tonneau covers as well as energy products.

Soft Tonneau Covers

Our soft tonneau cover offering consists of vinyl wrapped tri- and quad-fold tonneau covers manufactured overseas in Meizhou, China and Foshan, China. Enhanced versions of our vinyl tri- and quad-fold soft tonneau covers are now available for purchase and marketed under a “Pro” designation. These upgraded versions include our patented quick latch system, which allows the operator to open the cover by simply pulling a release cable - enabling single-sided operation. Each soft cover is fitted with a powder-coated, lightweight aluminum frame and rear cam latches as well as ultra-violet (UV) protected, vinyl tri-layer material that seals around the truck bed with a rubber gasket designed to protect cargo from moisture and debris.

Tri-fold soft covers are a lower cost option when compared to quad-fold tonneau covers which have the additional benefit of enabling full truck bed access by being foldable upwards toward the rear window of the truck. As the market’s only soft vinyl flip up cover that can be either folded against the truck’s rear window or secured like a traditional cover to avoid obstruction of the rear window, Worksport’s full bed access quad-fold soft cover when folded parallel to the back window of the truck while avoiding obstruction of the rear brake light on most truck models.

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Our soft tonneau cover line includes:

●	Developed

○	The Worksport SC3 - soft tri-fold introduced in 2011, first Worksport Ltd. product;
○	The Worksport SC3 PRO -soft tri-fold with Quick Latch system introduced in 2012;
○	The Worksport SC4 - soft quad-fold introduced in 2022; and
○	The Worksport SC4 PRO -soft quad-fold with Quick Latch system to be introduced in 2023.

●	In Development

○	The Worksport SCX - soft tri-fold with extendable frame.

Hard Tonneau Covers

Our hard line of tonneau covers includes tri- and quad-fold, aluminum covers. Our entire line of hard folding tonneau covers is manufactured in the U.S. and include our Quick Latch technology to allow single-sided operation. Our hard covers’ panels are made with ultra-thick, formed aluminum that provides superior dent resistance compared to those of other hard covers, and we protect those panels with a proprietary ceramic paint technology that’s scratch- and dent-resistant. Designed to auto index (center) in the truck bed and be only 7.5mm above the truck bed, the cover provides a low profile, sleek look and yet is easy to install. Our Tough Cover (TC) line will be purchasable with or without a rail system add-on, which provides enhanced utility and enhanced weather-resistance/sealing.

Our hard tonneau cover line includes:

●	Developed

○	Worksport AL3 - top-mounted hard tri-fold.

●	In Development

○	Worksport AL4 -top-mounted hard fold with full truck bed access.

Energy Products

We are researching and developing various energy-based products, two of which are standalone items - the Worksport SOLIS tonneau cover (“SOLIS”) and the Worksport COR energy storage system (“COR”) - which can be sold together along with a Maximum Power Point Tracking (MPPT) system. This kit will be available for both end-consumers and Original Vehicle Manufactures alike. This kit integrates tonneau cover, solar energy capture, and portable energy storage technologies to convert pickup trucks to mobile microgrid power stations - allowing Worksport to compete within niche markets in each the automotive aftermarket accessory, solar energy, and portable power station markets. The MPPT within this kit may be sold alongside the SOLIS cover as a paired offering, as we have designed a version of our MPPT with a lower voltage input to be used with generic solar panels with lower voltage ratings than our COR energy storage system.

Worksport SOLIS

The SOLIS, a tonneau cover with integrated solar panels, is a unique, folding tonneau cover design founded on our top-mounted tough cover design but with the addition of cutting edge, monocrystalline, semi-flexible solar panels and wiring system. These solar panels are secured to aluminum alloy panels both mechanically and using specialized adhesives, which ensure the covers are extremely strong, durable, and secure. The SOLIS cover is intended to be sold as an Original Equipment Manufacturer product, as it can be integrated into the design of leading electric pickup trucks; consequently, we have and will continue to forge and develop relationships with electric pickup truck manufacturers, including but not limited to Workhorse, Rivian, and Tesla as well as Toyota, Stellantis, General Motors, Ford, Nissan, Fisker, and Honda.

The solar panels that we plan to integrate into the SOLIS cover are capable of generating 170-180 watts per square meter. For example, as tested outdoors, the SOLIS cover is capable of generating approximately 460 watts of power on a RAM 6’5” truck bed. When integrated into the design of an electric pickup truck, this power generation can be converted to additional vehicle mileage. The specific added mileage is dependent on many factors including but not limited to the region of the world in which the vehicle is driven, weather conditions, season, temperature, hours of sunlight per day, and average irradiance. For example, assuming a solar power density of 170 W/m2, battery capacity of 98 kWh, mileage range of 300 miles, average hours of sun per day of 6 hours, average irradiance per day of 700 W/m2, and surface area of 2.7 m2, the SOLIS cover is estimated to provide 5.6 additional miles of range to an electric pickup truck per day.

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Worksport COR

The COR or COR ESS (energy storage system) is a modular, portable power station uniquely designed to mount to the inside of a pickup truck bed and enable battery swapping without an immediate drop in power output. The COR built-in inverter with an output voltage of 120V AC (frequency of 60Hz) is capable of powering loads up to 3000W. Combined with its modular 48V batteries, it can store up to 6kWh of energy on the go. Each additional modular battery adds 1.5kWh of energy storage. The COR main battery, a Lithium battery, boasts a capacity of 1534Wh while its Hot Swap Nickel Manganese Cobalt (NMC) battery has a capacity of around 200Wh. The system allows Bluetooth connection for monitoring and controlling the COR system and its external batteries.

Not only does the COR system allow users to swap a depleted battery for a fully charged one, but it does so without a drop in power output for up to 15 seconds with a load of 3000W. This unique feature allows the COR system to be used in a variety of applications, including but not limited to sporting and outdoor activities, disaster relief and general emergencies, and vocational activities ranging from contractor to drone operator. While the COR system is designed to nicely complement the SOLIS tonneau cover, it will be purchasable as a standalone product - allowing consumers to utilize stored energy, whether captured via grid or grid-independent energy sources, anywhere. As Worksport’s first step into the energy storage market, the COR system is Worksport’s pioneer product within its future COR platform.

Manufacturing

As of March 31, 2024, Worksport soft tonneau covers are manufactured in a facility located in Meizhou, China as well as a newly established facility in Foshan, China. Both factories manufacture soft covers according to Worksport’s specifications, schematics and blueprints. The newer facility in Foshan, China, once fully established, will have an output capacity two times greater than that of the manufacturing facility in Meizhou, China and currently produces soft tonneau covers for a Worksport private label customer, with the intention to produce Worksport-branded soft tonneau covers in the future. We believe we will be able to scale production at this newer facility without sacrificing quality or craftsmanship.

We have purchased many production tools including injection molds, die cast molds, extrusion dies, and stamping dies - many of which are residing among foreign suppliers who are currently utilizing said tooling to produce needed components for manufacturing or assembly within the U.S. We are concurrently diversifying this list of raw material suppliers who can use our production tools to continue producing our tonneau cover components in order to lower the risk that trade with any particular or preferred raw material supplier become more expensive or difficult.

In August 2023, we began early production of our first hard folding tonneau cover, the Worksport AL3 Pro. We have continued to develop, improve, and evolve our production methods and standards. As of March 2024, we have begun consistent production of the AL3 Pro with high repeatably and stable production quality. The AL3 Pro tonneau cover model is in active production for most major makes and models of light trucks in North America. The US Facility will be the house of future Worksport Covers expected to come out later this year.

In May 2022, we purchased a 152,847 square foot production facility for domestic production, storage, and distribution, located in West Seneca, New York. We have received, installed, and tested all manufacturing equipment as well as trained all personnel necessary for phase one production. Management believes that having manufacturing capability in North America will increase quality control and production efficiency, as well as lower landed costs and geopolitical risks.

Our manufacturing engineering team is continuing to develop rigs and fixtures to increase the efficiency of our manufacturing process in order to scale existing manufacturing lines before investing in additional lines and personnel, and we will continue to allocate resources towards improving manufacturing efficiency and product quality on an on-going basis.

Intellectual Property

We currently hold a broad collection of intellectual property rights relating to certain aspects of our parts and accessories and services. This includes patents, trademarks, copyrights and trade secrets. Although we believe the ownership of such intellectual property rights is an important factor in our business and that our success does depend in part on such ownership, we rely primarily on the innovative skills, technical competence and marketing abilities of our personnel.

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Patents

As of August 30, 2024, our patent portfolio consists of fifteen (15) issued utility patents and thirty-five (31) pending utility patent applications in various jurisdictions worldwide. Our portfolio further includes eleven (11) design registrations and forty-five (45) pending design applications in various jurisdictions worldwide. We are also in the process of preparing and filing several other utility and design patent applications across relevant countries and jurisdictions. Granted U.S. utility patents will expire between approximately 2032 and 2040, excluding any patent term adjustment that might be available following the grant of the patent. If issued, pending utility patent applications would expire 20 years from the filing date of each application, excluding the filing date of any provisional patent applications and excluding any patent term adjustment that might be available following the grant of the patent.

Trademarks

As of August 30, 2024, the Company has thirty-six (36) trademark registrations and fifteen (15) pending trademark applications in various jurisdictions worldwide.

The Market

We primarily compete in the Automotive Aftermarket Accessories and New Energy industries with a focus on the Tonneau Cover and the Portable Power Station Markets.

Tonneau Cover Market

There are various forms of tonneau covers, each with their advantages and disadvantages, available for consumption through direct-to-consumer and retailer and dealer sales channels. Some forms of tonneau cover include but are not limited to:

●	Solid One Piece Caps and Lids;

●	Retractable Covers;

●	Soft Folding & Roll-Up Covers; and

●	Hard Folding & Standing Covers

Solid one piece covers and retractable covers tend to have limited functionality and tend to be priced higher when compared to other types of tonneau covers. Soft and hard folding/rolling tonneau covers, in contrast, tend to be priced more competitively and, as such, are a popular choice among tonneau cover consumers. Given these factors and our belief that we can develop less cumbersome, high functioning, and low cost soft and hard folding covers, we focus primarily on developing soft and hard folding covers.

Our tonneau cover revenue stream is largely proportional to sales of pickup trucks. As of late 2022, there were 284.9 million vehicles in operation in the U.S.1, roughly 21%, or 59.5 million, of which were pickup trucks.2 However, as a result of recent supply chain shortages, heightened interest rates, high prices, and slowing sales, it may take until 2025 for new-vehicle sales to return to pre-pandemic levels.1 While new vehicle sales have decreased, we are well-positioned to capitalize on new vehicle sales; we offer tonneau covers for each of the 10 most popular makes/models by projected 2022-2029 sales (including, for example, the Ford F-Series, RAM Pickups, and Chevrolet Silverado), as well as the top 10 most accessorized pickup truck makes/models projected in 2022-2029.2 Within North America, the pickup truck market is expected to grow from $120 billion in 2022 to $160 billion by 2030, representing a compound annual growth rate of 5.9% in 2023-2030.3 Within this market, pickup trucks are most popular within the southern region of the United States2, and the two largest state markets for pickup trucks are by far Texas and California.2 Globally, the pickup truck market is expected to grow at a compound annual growth rate of 5.01% between 2023 and 2028, representing a $102.91 billion increase.4

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Electric pickup trucks are projected to gain a larger portion of the U.S. pickup truck market share each year through 2035.1 In fact, the electric pickup truck submarket within North America is estimated to grow from $16.66 billion in 2024 to $64.65 billion in 2029, representing a compound annual growth rate of 31.15%.5 However, a large headwind acting against this trend is that pickup trucks tend to be more popular in areas with less-developed charging infrastructure2 - a headwind that the SOLIS cover directly addresses and positions us favorably for possible partnerships and deals with electric pickup truck manufacturers.

The Specialty Equipment Aftermarket provides more specific insight into how often and for what reasons vehicle owners or renters are purchasing accessories for their vehicles. Despite crossover utility vehicles being the most common vehicle type on the road in the U.S.1, pickup trucks are the largest market by sales within the U.S. for specialty equipment - constituting 31% of this market2, which translated to $16 billion in sales during 2021.2 This market is expected to grow from $51.80 billion in 2022 to $58.28 billion by 2026.6 Within this pickup truck accessory market, 34% of accessories are truck bed & utility modifications2, which is the submarket in which we operate. Truck bed covers are among the top product categories for aftermarket accessory purchases in 20212, and the size of the tonneau cover market within the U.S. is expected to grow at a compound annual growth rate of 8.6% from $3 billion in 2021 to $5 billion in 2027.7

As discretionary consumer goods, the specialty automotive part market is subject to consumer spending trends. Per capita disposable income fell 7.8% during 2022 as government stimulus ended, though it has since increased by 4.6%.8 Further, the Bureau of Labor has reported an increased unemployment rate in February 2024 relative to prior months9, and the Federal Reserve has projected unemployment rates may increase in 2024 and 2025.10 Together, these factors suggest consumer disposable income and unemployment will need to be carefully monitored in order to accurately forecast the automotive aftermarket accessories’ market potential year-to-year.

Consumers purchase automotive aftermarket accessories, as well as tonneau covers, specifically, for various reasons. According to recent reports, 97%, 92%, 80%, and 62% of pickup truck owners use their trucks for utility/work, travel/vacation, outdoor recreation, and off-road uses, respectively.2 Of those pickup truck owners who have purchased accessories for their trucks, 93%, 86%, 68%, and 43% of them use their pickup trucks for day trips, carrying tools/gear, light off-roading, and car camping, respectively.2 Pickup truck owners who use their vehicles for outdoor recreation, work, or off-roading are much more likely to purchase accessories when compared to those who use their vehicles for other purposes.2 Worksport’s tonneau covers largely benefit truck owners using their vehicles for any of these aforementioned purposes, and the SOLIS cover provides additional utility for those utilizing their trucks for utility/work, outdoor recreation, and car camping, in particular.

Sales of truck bed covers occur across several channels, among those including but not limited to part manufacturers, specialty retailers and online retailers. For physical location sales, the most popular sales channels for truck bed covers include New Vehicle Dealerships and Specialty Retailers/Installers, which constituted 17% and 14% of physical location sales, respectively, in 2023.6 For online sales, the most popular sales channels for truck bed covers include Online Only General Retailer, Specialty Retailers/Installers, and Direct from Parts Manufacturers, which constituted 22%, 19%, and 8% of online sales, respectively, in 2023.6 In the Fall of 2022, it was reported that more than half of manufacturers within the specialty-equipment industry were realizing increasing sales through their Direct Sales to Consumers online sales channel over the prior twelve months - a proportion greater than that of any other online sales channel for specialty-equipment including Online Specialty Retailers, Online-Only Retailers, and Auto Parts Chains.11 Worksport has begun selling in this sales channel and plans to invest further into doing so in the future.

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Sources:

[1]	SEMA. Future Trends Report. 2023. Retrieved from www.sema.org
[2]	SEMA. Pickup Accessorization Report. 2022. Retrieved from www.sema.org
[3]	Skyquest Technology. Global Pickup Truck Market Size, Share, Growth Analysis, By Truck Type (Small Size Pickup Truck, Mid-Size Pickup Truck), By Propulsion Type (Diesel Pickup Truck, Gasoline Pickup Truck) - Industry Forecast 2023-2030. 2024. Retrieved from https://www.skyquestt.com/report/pickup-truck-market
[4]	GlobalNewswire. Global Pickup Truck Market Poised for Growth, Set to Expand by USD 102.91 Billion with CAGR of 5.01% from 2023-2028. 2024. Retrieved from https://www.globenewswire.com/en/news-release/2024/01/26/2818014/28124/en/Global-Pickup-Truck-Market-Poised-for-Growth-Set-to-Expand-by-USD-102-91-Billion-with-CAGR-of-5-01-from-2023-2028.html
[5]	Mordor Intelligence. North America Electric Truck Market Size & Share Analysis - Growth Trends & Forecasts up to 2029. 2024. Retrieved from https://www.mordorintelligence.com/industry-reports/north-america-electric-truck-market
[6]	SEMA. SEMA Market Report. 2023. Retrieved from www.sema.org
[7]	Arizton. U.S. Tonneau Covers Market - Industry Outlook & Forecast 2022-2027. 2022. Retrieved from https://www.arizton.com/market-reports/us-tonneau-covers-market
[8]	IBIS World. Per Capita Disposable Income. 2023. Retrieved from https://www.ibisworld.com/us/bed/per-capita-disposable-income/33/#:~:text=Following%20the%20ending%20of%20government,when%20it%20may%20potentially%20hit.
[9]	Bureau of Labor Statistics. The Employment Situation - February 2024. Retrieved from https://www.bls.gov/news.release/pdf/empsit.pdf
[10]	Federal Reserve Board. Summary of Economic Projections. 2023. Retrieved from https://www.federalreserve.gov/monetarypolicy/files/fomcprojtabl20231213.pdf.
[11]	SEMA. State of the Industry Report 2022 Fall. 2022. Retrieved from www.sema.org

Portable Power Station Market

Compared to the Tonneau Cover Market, the Portable Power Station Market is much younger and globalized. Gas and diesel generators have long been used by consumers to generate electricity when they could not rely on the grid, whether it be due to grid damage or the lack of grid in remote areas. Unlike such generators, portable power stations do not generate electricity themselves, but they too can be used to provide electricity during times of grid unreliability. These portable power stations are often charged by the grid via home outlets or independent of the grid via consumers’ vehicles or solar panels.

The Portable Power Station Market is large and growing. At a compound annual growth rate of 3.90% between 2023 and 2032, the global Portable Power Station market size is currently valued at $4.49 billion and is expected to grow to $6.13 billion by 2032.1 Within this global market, the largest regional market is the North American market with the U.S. alone constituting $1.28 billion of the current market share and having a compound annual growth rate of 3.8%.1 The segments within the North American market with the largest market share and highest compound annual growth rates are power stations utilizing lithium-ion batteries and those used for off-grid power applications,2 which matches the COR system’s battery type as well as intended usage. Power stations with capacities equal to or greater than 1500 Wh trail slightly behind batteries with capacities equal to or less than 500 Wh in both market size and compound annual growth rate.2

When paired with the SOLIS cover, the COR energy storage system will be a market outlier in that it can be charged safely while mobile whereas competing portable power stations are intended to be stationary during charging.

Sources:

[1]	Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market
[2]	Market Research Future. Global Portable Power Station Market Research Report. 2023.

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Distribution

We distribute our tonneau covers in Canada and the United States through an expanding network of wholesalers, private labels, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2024. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

The specialty equipment aftermarket consists of three major types of customers, which include master warehouse distributors and big box stores, dealers and wholesalers, and retail end consumers. Master warehouse distributors and big box stores stock and distribute products to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell products to some businesses and retail consumers in their area and online. Dealers purchase most of their products from their local distributor who delivers to them regularly. Retail end consumers are the end users of the products.

Competition

Tonneau Cover Competitors

The Tonneau Cover market is relatively consolidated with one industry leader, Real Truck (formerly Truck Hero), having the largest market share. Real Truck has acquired upwards of 16 independent tonneau cover brands in North America, allowing it to concurrently target many different niche markets but also potentially causing it to cannibalize its own sales. We compete directly with Real Truck. Other competitors in this space include Truck Accessories Group (Primarily Leer), Agricover (primarily Access), Truck Covers U.S., and Paragon.

We believe that being independent, innovative, operationally lean, and competitively priced will enable us to acquire a larger portion of the existing market share. In order to execute on this, we have a small and effective sales team to forge strong business-to-business relationships as well as a small and effective customer support team to service both business-to-business and direct-to-consumer sales. Selling above MAP (Minimum Advertised Price) and enforcing this policy will allow business customers to sell without competing with us and, in return, support the growth of the distribution base. Our innovative covers are designed to serve purposes that no other tonneau cover is currently capable of, some of which are specifically geared towards improving margins for distributors. Further, the SOLIS cover’s inclusion of solar panels may be particularly attractive to electric pickup truck original equipment manufacturers, paving the path towards an original equipment manufacturer relationship that may be lucrative beyond standard tonneau cover partnerships.

Portable Power Station Competitors

The Portable Power Station market is global and highly fragmented and includes many competitors from across the world including but not limited to Alpha ESS Co., Ltd., Anker Technology, EcoFlow, Bluetti, Chilwee Group Co., Ltd, Duracell, GES Group Limited Company, Jackery Inc., Lion Energy, Milwaukee Tool, and Mitsubishi Corporation. Some of these competitors offer a line of Portable Power Stations, each with different power capacities, sizes, and price points, while others specialize in a few or even one Portable Power Station as to target a specific or niche submarket.

We intend to be competitive in this space by focusing on one Portable Power Station while selling additional modular batteries to allow consumers not only to determine for themselves their ideal stored energy capacity and price point but also to upgrade their COR system overtime based on their evolving needs.

Supply of Components

Production of our soft and hard cover product lines requires components including but not limited to injection molded plastics, rubber hinges, rubber seals, foam corners, aluminum coils, aluminum extrusions, and metal brackets. We believe that we can source materials needed for soft and hard tonneau cover production from other suppliers without major delay should any preferred supplier no longer be suitable.

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For our domestically assembled products, we have developed an extensive network of suppliers based in a diverse range of countries, including but not limited to the U.S., China, Romania, Spain, Turkey, and Canada. We are further diversifying our supply chain of tonneau cover components by developing relationships with suppliers based in countries, including but not limited to Malaysia, Hungary, Czech Republic, Estonia, Latvia, Slovakia, Bulgaria, Vietnam, Thailand, Poland, Finland, Italy, and Lithuania. For our COR and SOLIS components, we are establishing relationships with suppliers based in countries, including but not limited to the U.S., Canada, China, Germany, Romania, Turkey, Philippines, and India. We actively seek to lower reliance on any country deemed a potential geopolitical supply chain risk.

Research and Development

We invest in research and development activities on an ongoing basis. We are actively acquiring new engineering and design assets, both in-house and third-party. Our design engineers are based in both Canada and the United States, and they have developed and are further developing unique tonneau cover designs with enhanced user experience, cost-effective and sustainable materials, and automatable manufacturing potential. Our electrical engineers are based in Canada and work heavily on sourcing materials with features suitable for the Company’s SOLIS cover, as determined through deep product research and testing. Concurrently, the electrical engineering department continues to research and develop more size- and cost-effective methods of portable energy storage in order to offer the market a competitive portable energy storage system with distinguishable and unique product features.

Our subsidiary, Terravis Energy, Inc., researches green energy solutions for home and community power as well as Electric Vehicle DC charging and heat-pump technology.

Governmental Programs, Incentives and Regulations

Globally, both the operation of our business and the ownership of our products by our customers are impacted by various government programs, incentives, and other arrangements. Our business and products are also subject to numerous governmental regulations that vary among jurisdictions.

Programs and Incentives

We have applied for and been granted tax, mortgage, wage, and energy cost relief in New York in addition to wage cost and R&D cost relief in Ontario. These programs are provided by several agencies including the Erie County Industrial Development Agency, Empire State Development, NY Power Authority, and The Canada Revenue Agency. Each of these incentive programs includes its own set of guidelines and requirements, including but not limited to timely eligibility reporting, environmental regulation compliance, and headcount projection realization – each of which we have agreed to and must abide by in order to continue realizing said incentives.

We continue to seek additional incentives and grants in order to lower our operational costs as well as commit less capital to new product initiatives.

Regulations

Our COR portable power station is subject to various U.S. and international regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. We plan to conduct testing to demonstrate our compliance with such regulations.

We use lithium-ion cells in our energy storage products. The use, storage, and disposal of our battery packs are regulated under existing laws and are the subject of ongoing regulatory changes that may add additional requirements in the future.

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Environmental Compliance

We are committed to high environmental standards and carry out our activities and operations in compliance with all relevant and applicable environmental regulations and best industry practices. Costs of environmental regulatory compliance are not expected to be significant.

Human Capital

As of June 30, 2024, we employ twenty-three (23) full-time employees and two (2) part-time employees in Canada and further employ forty-eight (48) full-time employees in the U.S. We intend to hire additional employees as operations grow - particularly within our West Seneca, NY manufacturing facility. We rely on few independent contractors for additional labor and are very selective in our use of consultants.

Practices and Policies

We are an equal opportunity employer committed to inclusion and diversity and to providing a workplace free of harassment or discrimination.

Compensation and Benefits

We believe that compensation should be competitive and equitable and should enable employees to share in our success. We recognize our employees are most likely to thrive when they have resources and support to meet their needs and succeed in their professional and personal lives. In support of this, we offer a variety of benefits for employees, such as group insurance, HRAs, supplemental insurance, paid time off, and 401k benefits, and we invest in tools and resources that are designed to support employees’ growth and development.

Inclusion and Diversity

We remain committed to our vision to build and sustain a more inclusive workforce that is representative of the communities we serve. We continue to work to increase diverse representation, foster an inclusive culture, and support equitable pay and access to opportunity for all employees.

Engagement

We believe that open and honest communication among team members, managers, and leaders helps create an open, collaborative work environment, where everyone can contribute, grow and succeed. Team members are encouraged to come to their managers with questions, feedback or concerns.

Health and Safety

We are committed to protecting our team members everywhere we operate and, as such, support employees with general safety trainings. We have also taken additional health and safety measures during and after the COVID-19 pandemic.

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge at investors.worksport.com/stock-information when such reports are available on the SEC’s website. We periodically provide certain information for investors on our corporate website, worksport.com, and our investor relations website, investors.worksport.com. This includes press releases and other information about financial performance, information on environmental, social and governance matters, and details related to our annual meeting of shareholders. The information contained on the websites referenced in Offering Circular is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

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Executive Offices

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224, U.S. while our secondary business address and Canadian research and development (“R&D”) facility is located at 55G East Beaver Creek Rd., Richmond Hill, Ontario, L4B 1E5, Canada. We additionally have a US-based R&D facility located at 5232 N. 23rd St. Ozark, MO 65721.

Our main telephone number is (888) 554-8789. Our main website is www.worksport.com. The contents of our website are not incorporated by reference into this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in our Annual Report on Form 10-K, filed with the SEC on March 28, 2024 and our Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2024, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” This discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto included elsewhere in this Offering Circular.

Overview

Worksport Ltd., through its subsidiaries, designs, develops, manufactures, and owns the Intellectual Property on a portfolio of tonneau cover, solar integration, portable power station, and NP (Non-Parasitic), Hydrogen-based green energy products and solutions for the automotive aftermarket accessories, power storage, residential heating, and electric vehicle-charging industries. We seek to provide consumers with next-generation automotive aftermarket accessories while capitalizing on growing consumer interest in clean energy solutions and power grid independence.

Rising Popularity of Electric Vehicles

Electric Vehicles (EVs) have been exponentially increasing in consumer interest, whether that interest takes the form of vehicle pre-orders, sales, or investments. As we begin marketing our Worksport SOLIS and COR products, we plan to market the SOLIS cover as a must-have accessory for electric light duty vehicle owners while simultaneously riding the coattails of EV popularity to promote our other products (COR system and conventional tonneau covers) to the very large population of Americans that have an interest in EVs without the funds to purchase them. Further, participating in the EV space allows us to target consumers with an interest in cutting-edge technologies - a great market in which to promote our COR system.

Regulatory Environment Favoring Electric Vehicles

The Build Back Better Bill was a strong indication of upcoming and favorable USA regulations. Many regulations that improve North America’s EV charging infrastructure or provide grants to businesses operating in the EV space will benefit us. While we are primarily focused on the light duty vehicle market, our energy products are particularly useful for electric light duty pickup trucks and, therefore, are positioned to benefit greatly from any bill that increases the prevalence of such vehicles.

Limited Competitive Landscape

Our conventional tonneau covers are engineered for enhanced user experience and resistance to wear-and-tear, making them strong and competitive products in an otherwise consolidated and saturated market. The Worksport COR system, however, operates in a much wider yet unsaturated market. The global Portable Power Station market is quickly growing, and the competitive landscape is far from consolidated. The solar tonneau cover market is in its infancy, and it’s a market in which we have first-mover advantage. To ensure we do not fall behind future competitors, we are highly focused on protecting our intellectual property both domestically and abroad.

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Business Developments

The following highlights recent material developments in our business:

●	On August 20, 2024, the Worksports Electrical engineering team has initiated production of the first 100 COR Alpha units within North America.

●	On August 14, 2024, we announced our 860% revenue increase in Q2 2024 vs. Q2 2023, with 275% growth from Q1 2024.

●	On July 30, 2024, we announced the launch of a new live sales feature in partnership with Firework, a platform trusted by over 1000 global brands.

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

Key Factors Affecting our Performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

COVID-19

The outbreak of the coronavirus, specifically identified as “COVID-19,” resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which included the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to businesses globally, resulting in an economic slowdown. Global equity markets experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions - many of which have deeply impacted capital markets.

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As a safety precaution, we created a policy such that any personnel exposed to an infectious disease or virus was not to report to the office until the completion of a variable length quarantine. While this resulted in fewer personnel working in our offices or labs on a given day, it likely prevented further contamination and sick leave. We do not believe this policy has impacted revenue nor timelines towards upcoming product launches; however, supply chain issues caused by COVID-19 did result in higher cost of goods sold during 2021 and 2022. While freight costs have since returned to pre-COVID-19 levels, 2021 freight costs were, in some cases, more than four times higher than those shortly before COVID-19.

The supply chain for certain raw materials has been disproportionately, negatively impacted when compared to supply chains of other raw materials. The supply chain for power electronics, specifically, is still facing supply chain issues as a result of COVID-19, for the globe faced a simultaneous supply shock and heightened demand for these goods - increasing the prices for such raw materials while simultaneously slowing suppliers’ order fulfillments. Further, due to such shortages, many suppliers of power electronics have focused their attention on large customers such as those more directly aligned within the electric vehicle supply chain as compared to companies on the outskirts of this supply chain such as Worksport. This particular result of COVID-19 primarily affects the sourcing of components for the Worksport COR. In order to mitigate these supply chain issues, we have invested more resources into sourcing power electronics in the interest of finding reliable suppliers with manageable lead times and competitive pricing.

The response of many governments to the COVID-19 pandemic has resulted in higher interest rates and destabilized equity markets - particularly among micro- or low-capitalization companies - effectively increasing the cost of and decreasing easy access to capital, which could negatively impact our short-term and long-term liquidity. These factors, combined with the consequences of possible future waves of the disease, could have a material impact on our liquidity, capital resources, operations, and business as well as those of the third parties on which we rely. The management and Board are constantly monitoring this situation to minimize potential losses.

Climate Change

Climate change threatens to cause many foreseeable as well as unforeseeable ramifications. In cautious preparation for those that are foreseeable, we have strategically begun domestic manufacturing operations in Western New York - an economically growing region not immediately threatened by climate change to the same extent as other regions and possibly one that may benefit from future population migrations within the United States of America. Further, we intend to lower our own carbon footprint by investing in energy-saving measures in our factory in West Seneca, NY. Considering climate change may also exacerbate geopolitical tensions, we are working to diversify our supply chain and lower our reliance on any particular region or country for raw materials in order to lower our exposure to climate change-induced economic or political instability.

We believe our Worksport SOLIS and Worksport COR products will be received positively by the public for their resilience to, and even increased utility as a result of, Climate Change. However, we acknowledge the potentially negative environmental impacts of poor battery recycling and increasing demand for precious metals. We are actively researching ways to lower such environmental impacts.

Inflation

Prices of certain commodity products, including raw materials, are historically volatile and are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations, trade restrictions and tariffs. Increasing prices of the component materials for parts of our goods may impact the availability, quality and price of our products as suppliers search for alternatives to existing materials and increase the prices they charge. Our suppliers may also fail to provide consistent quality of product as they may substitute lower cost materials to maintain pricing levels. Rapid and significant changes in commodity prices may negatively affect our profit margins, and it may be difficult to mitigate worsened margins through customer pricing actions and cost reduction initiatives.

Such an inflationary environment also increases our direct cost of raw goods or processed goods for our OEM manufacturing as well as indirect costs such as overhead and rent. Due to these present and forecasted price increases and the temporary increases in ocean freight and container handling costs faced during the majority of 2022 as a result of 2021 supply chain issues, we updated our product pricing in 2022.

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Additionally, as central banks and the U.S. Federal Reserve increase interest rates to combat global inflation, the cost of debt financing increases. While we currently do not have material debt other than our $5.3 million mortgage on our West Seneca facility, our mortgage’s variable rate increases and decreases along with interest rates, which resulted in an increase of monthly premiums throughout 2022 and 2023. We are still susceptible to variable monthly mortgage interest costs as a result of changes in interest rates. We continue to explore debt financing options at reasonable interest rates in order to strengthen our cash position.

Rising interest rates have also resulted in a shift in institutional holdings away from micro-cap equities, which has negatively influenced our stock’s trading volume. We continue to forge relationships with institutional investors and analysts in order to maintain a healthy trading volume.

Gasoline Prices and Supply Chain Issues

We faced significantly higher ocean freight, trucking, and container handling costs as well as last mile delivery costs in 2021 and 2022 than we did in prior years - all of which have increased our soft tonneau covers’ landed costs. Higher oil and gasoline prices further increased these costs, and while such prices have come down from their 2022 highs, we continue to closely monitor gasoline and shipping costs. While the Freight Rate Index has significantly increased since late 2023 as a result of Houthi attacks against cargo ships in the Red Sea and the concurrent decline in activity across the Panama Canal, the shipping routes used by Worksport have not faced dramatic price hikes. Regardless, Worksport is closely monitoring international shipping costs.

Our transition towards domestic manufacturing and assembly is anticipated to largely offset these higher costs, as we believe we will be less exposed to higher international shipping costs. We are also identifying North American suppliers of our products’ components and will prioritize transport by rail when possible to avoid high trucking costs.

Geopolitical Conditions

Geopolitical conditions, including but not limited to acts of war, terrorism, political and social instability, may negatively impact our business operations and financial performance. Our business activities could face interruptions due to such unpredictable geopolitical events. Notably, the recent escalation of military conflict by Russia in Ukraine in February 2022, the internal conflict within Sudan that erupted in April 2023 between the Rapid Support Forces and the Sudanese Armed Forces, and the conflict initiated by Hamas against Israel in October 2023, leading to a war in Gaza, have all contributed to a tense geopolitical climate. This tension has also encouraged Houthi attacks on commercial vessels in the Red Sea and hindered diplomatic efforts in the Middle East. Moreover, ongoing conflicts in regions such as Ethiopia and Myanmar further underscore the global nature of these geopolitical risks.

In reaction to the invasion of Ukraine by Russia, the United States along with several other nations have enforced substantial sanctions and export controls on Russia and Belarus, as well as on certain individuals and enterprises linked to their political, commercial, and financial sectors. There is a possibility that additional sanctions, trade restrictions, and retaliatory measures may be adopted should these conflicts persist or escalate. The full ramifications of these and other global conflicts are challenging to predict but may lead to increased geopolitical tension, regional instability, shifts in geopolitical alliances, cyber threats, or interruptions in energy exports. These outcomes could have a considerable negative effect on international trade, currency exchange rates, regional economies, and the global economic landscape.

Foreign Currencies

We are subject to foreign exchange risk as we manufacture certain products and components in China, market extensively in both Canadian and U.S. markets, employ people residing in both the U.S. and Canada and, to date, have raised funds in Canadian Dollars. Meanwhile, we report results of operations in U.S. Dollars. Since our Canadian customers pay in Canadian Dollars, we are subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. Our manufacturers in China are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan. To the extent the U.S. dollar strengthens against any of these foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our operations.

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Results of Operations

Three Months Ended June 30, 2024 compared to the Three Months Ended June 30, 2023

Revenue

For the three months ended June 30, 2024, revenues from our entire line of products was $1,921,539, as compared to $199,851 for the three months ended June 30, 2023. Year-over-year sales increased by approximately 862%. For the three months ended June 30, 2024, revenue generated in Canada was $31,853 as compared to $0 for the same period in 2023. For the three months ended June 30, 2024, revenue generated in the United States was $1,889,686, compared to $199,851 for the same period in 2023, an increase of 846%.

Revenue increased during the three months ended June 30, 2024 compared to the same period the prior year due to increased sales of tonneau covers to a private label partner, various dealers and distributors, and end users via the Company’s online marketplaces. The Company continues to focus on establishing new and strengthening existing business-to-consumer and business-to-business sales channels while also strengthening customer support to increase customer satisfaction and enable high product turnover. For business-to-consumer channels, we have configured our product offerings in a manner conducive with cost-effective marketing, allowing us to securely invest in marketing and sales campaigns. For business-to-business channels, we have created all necessary marketing/sales materials and policies as well as an online dealer marketplace, and we are now actively contacting thousands of leads and presenting our product offerings to various dealers, jobbers, and retailers across the United States and Canada. We intend to gradually increase output capacity through refined production processes and increased personnel.

Sales from online retailers of our products increased from $18,163 during the three months ended June 30, 2023, to $897,213 during the three months ended June 30, 2024. Online retailers accounted for 47% of total revenue for the three months ended June 30, 2024, compared to 9% for the three months ended June 30, 2023. Distributor sales increased for the three months ended June 30, 2024, compared with the three months ended June 30, 2023, with sales of $63,926 and $0, respectively. Distributors accounted for 3% of total revenue for the three months ended June 30, 2024. Private label sales increased from $181,688 for the three months ended June 30, 2023, to $960,400 for the three months ended June 30, 2024. Private label sales accounted for 50% of total revenue for the three months ended June 30, 2024. We expect to continue to grow our fields of business as we develop unique products with enhanced utility to offer to other prospective clients in the U.S. and Canadian markets.

We distribute our tonneau covers in Canada and the United States through an expanding network of wholesalers, private labels, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2024. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

Cost of Sales

Cost of sales increased by 960%, from $153,288 for the three months ended June 30, 2023, to $1,624,910 for the three months ended June 30, 2024. Our cost of sales, as a percentage of sales, was approximately 85% and 77% for the three months ended June 30, 2024 and 2023, respectively. The increase in the cost of sales as a percentage of sales was primarily due to increased sales of domestically-produced hard covers. We consistently secure a 20% gross margin on soft covers sold to private labels, as these soft covers are drop shipped from our Chinese suppliers at a fixed cost. However, our margins on domestically manufactured hard covers is dependent on the cost of raw materials, which fluctuates, as well as overhead, which has been high due to manufacturing inefficiencies and low production volumes – both of which are actively being mitigated as we streamline manufacturing processes and allocate more existing human capital and machinery resources away from design engineering and testing towards production.

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We provide our distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes, and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United Sates or from the United States to Canada. Volume discounts are offered to certain high-volume customers, and we also offer a “dock price” or “pickup program” whereby clients are able to pick up product directly from our stocking warehouse.

Operating Expenses

Operating expenses increased for the three months ended June 30, 2024 by $422,095, from $3,785,282 for the three months ended June 30, 2023 to $4,207,377, due to the following factors:

●	General and administrative expenses increased by $1,201,585, from $1,744,801 in 2023 to $2,946,386 in 2024. The increase was related to increased research and development activities, increased employment of support personnel including engineers, and increases in wages and salaries as we seek to expand our operations and further develop our products.

●	Sales and marketing expenses decreased by $69,920, from $548,712 for 2023 to $478,792 for 2024. The decrease in sales and marketing is primarily attributable to the completion of several marketing agreements and lower cost of in-house marketing campaigns to create brand and product awareness.

●	Professional fees, which include accounting, legal, and consulting fees, decreased from $1,491,453 in 2023 to $766,563 in 2024. The decrease in professional fees was due primarily to insourcing of certain business processes and fewer equity grants to third parties for services rendered.

●	We realized a loss on foreign exchange of $15,636 during 2024, compared to a loss on foreign exchange of $316 for the prior period due to conversions between CAD and USD.

Other Income and Expenses

We reported net other expenses for the three months ended June 30, 2024 of $102,651, compared to a loss of $58,736 for three months ended June 30, 2023. Net other expenses can be attributed to decreased interest and rental income.

Net Loss

Net loss for the three months ended June 30, 2024 was $4,013,399, compared to a net loss of $3,797,455 for the three months ended June 30, 2023 – an increase of 6%. The increase in the net loss can be attributed to the increase in various operating expenses as we focus on expanding our operations, research and development, manufacturing, and supply chain.

Six Months Ended June 30, 2024 compared to the Six Months Ended June 30, 2023

Revenue

For the six months ended June 30, 2024, revenues from our entire line of products was $2,434,176, as compared to $231,776 for the six months ended June 30, 2023. Year-over-year sales increased by approximately 950%. For the six months ended June 30, 2024, revenue generated in Canada was $51,890, as compared to $2,655 for the same period in 2023. For the six months ended June 30, 2024, revenue generated in the United States was $2,382,286 compared to $229,121 for the same period in 2023, an increase of 940%.

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Revenue increased during the six months ended June 30, 2024 compared to the same period the prior year due to increased sales of tonneau covers to a private label partner, various dealers and distributors, as well as end users via the Company’s online marketplaces. The Company continues to focus on establishing new and strengthening existing business-to-consumer and business-to-business sales channels while also strengthening customer support to increase customer satisfaction and enable high product turnover. For business-to-consumer channels, we have configured our product offerings in a manner conducive to cost-effective marketing, allowing us to securely invest in marketing and sales campaigns. For business-to-business channels, we have created all necessary marketing/sales materials and policies as well as an online dealer marketplace, and we are now actively contacting thousands of leads and presenting our product offerings to various dealers, jobbers, and retailers across the United States and Canada. We intend to gradually increase output capacity through refined production processes and increased personnel.

Sales from online retailers of our products increased from $42,437 during the six months ended June 30, 2023, to $921,623 during the six months ended June 30, 2024. Online retailers accounted for 38% of total revenue for the six months ended June 30, 2024, compared to 18% for the six months ended June 30, 2023. Distributor sales increased for the six months ended June 30, 2024, compared with the six months ended June 30, 2023, with sales of $86,773 and $2,655, respectively. Distributor sales accounted for 3% of total revenue for the six months ended June 30, 2024. Private label sales increased from $188,684 for the six months ended June 30, 2023, to $1,425,780 for the six months ended June 30, 2024. Private label sales accounted for 59% of total revenue for the six months ended June 30, 2024. We expect to continue to grow our fields of business as we develop unique products with enhanced utility to offer to other prospective clients in the U.S. and Canadian markets.

We distribute our tonneau covers in Canada and the United States through an expanding network of wholesalers, private labels, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2024. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

Cost of Sales

Cost of sales increased by 1,114%, from $173,045 for the six months ended June 30, 2023, to $2,100,091 for the six months ended June 30, 2024. Our cost of sales, as a percentage of sales, was approximately 86% and 75% for the six months ended June 30, 2024 and 2023, respectively. The increase in the cost of sales as a percentage of sales was primarily due to increased sales of domestically-produced hard covers. We consistently secure a 20% gross margin on soft covers sold to private labels, as these soft covers are drop shipped from our Chinese suppliers at a fixed cost. However, our margins on domestically manufactured hard covers is dependent on the cost of raw materials, which fluctuates, as well as overhead, which has been high due to manufacturing inefficiencies and low production volumes – both of which are actively being mitigated as we streamline manufacturing processes and allocate more existing human capital and machinery resources away from design engineering and testing towards production.

We provide our distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes, and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United Sates or from the United States to Canada. Volume discounts are offered to certain high-volume customers, and we also offer a “dock price” or “pickup program” whereby clients are able to pick up product directly from our stocking warehouse.

Operating Expenses

Operating expenses increased for the six months ended June 30, 2024 by $556,901, from $7,327,398 for the six months ended June 30, 2023 to $7,884,299, due to the following factors:

●	General and administrative expenses increased by $1,746,291, from $3,874,413 in 2023 to $5,620,704 in 2024. The increase was related to increased research and development activities, increased employment of support personnel including engineers, and increases in wages and salaries as we seek to expand our operations and further develop our products.

●	Sales and marketing expenses decreased by $547,494, from $1,093,063 for 2023 to $545,569 for 2024. The decrease in sales and marketing is primarily attributable to the completion of several marketing agreements and lower cost of in-house marketing campaigns to create brand and product awareness.

●	Professional fees, which include accounting, legal, and consulting fees, decreased from $2,360,064 in 2023 to $1,710,341 in 2024. The decrease in professional fees was due primarily to insourcing of certain business processes and fewer equity grants to third parties for services rendered.

●	We realized a loss on foreign exchange of $7,685 during 2024, compared to a gain on foreign exchange of $142 for the prior period due to conversions between CAD and USD.

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Other Income and Expenses

We reported net other expenses for the six months ended June 30, 2024 of $177,842, compared to net expenses of $52,058 for the six months ended June 30, 2023. Other expenses can be attributed to decreased interest and rental income.

Net Loss

Net loss for the six months ended June 30, 2024 was $7,728,056, compared to a net loss of $7,320,725 for the six months ended June 30, 2023 – an increase of 6%. The increase in the net loss can be attributed to the increase in various operating expenses as we focus on expanding our operations, research and development, manufacturing, and supply chain.

The fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022

Revenue

For the year ended December 31, 2023, revenues from the entire line of our products were $1,529,632, as compared to $116,502 for the year ended December 31, 2022. Year-over-year sales increased by approximately 1,213%. For the year ended December 31, 2023, revenue generated in Canada was $6,811, as compared to $14,572 for the same period in 2022, a decrease of 53%. For the year ended December 31, 2023, revenue generated in the United States was $1,522,821, compared to $101,930 for the same period in 2022, an increase of 1,394%.

Revenue increased the year ended December 31, 2023 compared to the same period the prior year due to increased sales of soft tonneau covers to a private label partner during the year ended December 31, 2023. Worksport continues to focus on establishing new business-to-consumer and business-to-business sales channels while strengthening the support of those channels to increase customer satisfaction and enable high product turnover. For business-to-consumer channels, we have configured our product offerings in a manner conducive with cost-effective marketing, allowing us to securely invest in marketing during 2024. For business-to-business channels, we have created all necessary marketing/sales materials and policies, and we are now actively presenting our product offerings to various dealers, jobbers, and retailers across the USA and Canada. We intend to gradually increase output capacity through refined production processes and increased personnel.

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Sales from online retailers of our products increased from $101,930 in 2022 to $104,352 in 2023, an increase of 2%. Online retailers accounted for 7% of total revenue for the year ended December 31, 2023 compared to 87% for the year ended December 31, 2022. Distributor sales decreased for the year ended December 31, 2023 compared with the year ended December 31, 2022 with sales of $6,811 and $14,572, respectively. Private label sales accounted for 93% or $1,418,869 of total revenue for the year ended December 31, 2023. We expect to continue to grow our fields of business as we develop unique products with enhanced utility to offer to other prospective clients in the U.S. and Canadian markets.

Currently, we work closely with two distributors in Canada, and we are close to setting up a distribution network within the USA. This does not include multiple independent online retailers. We currently support a network of dealers and distributors, and we will continue to expand our business and online sales channels in 2024.

Cost of Sales

Cost of sales increased by 2,163%, from $56,967 for the year ended December 31, 2022 to $1,289,118 for the year ended December 31, 2023. Our cost of sales, as a percentage of sales, was approximately 84% and 49% for the years ended December 31, 2023 and 2022, respectively. The increase in the cost of sales as a percentage of sales was primarily due to increased sales to private labels at a lower agreed upon sales price compared to online retail sales. We consistently secure a 20% gross margin on soft covers sold to private labels, as these soft covers are drop shipped from our Chinese suppliers at a fixed cost. However, our margins on domestically manufactured hard covers is dependent on the cost of raw materials, which fluctuates, as well as overhead, which is expected to decrease in future quarters as we realize manufacturing efficiencies and allocate more existing human capital and machinery resources away from design engineering and testing towards production. Our overhead per domestic unit was particularly high during the year ended December 31, 2023 due to this allocation of resources.

We provide our distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes, and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United States or from the United States to Canada. Volume discounts are offered to certain high-volume customers, and we also offer a “dock price” or “pickup program” in which clients are able to pick up inventory directly from our stocking warehouse.

Operating Expenses

Operating expenses increased for the year ended December 31, 2023 by $2,143,925, from $12,833,250 for the fiscal year ended December 31, 2022 to $14,977,175 for the fiscal year ended December 31, 2023, due to the following factors.

●	General and administrative expense increased by $4,665,098 from $4,978,582 in 2022 to $9,643,680 in 2023. The increase was related to increased research and development activities, increased employment of production personnel including engineers, machine operators, and assembly people, and increases in wages and salaries as we seek to expand our operations and further develop our products.

●	Sales and marketing expenses decreased by $963,212, from $2,446,266 for 2022 to $1,483,054 for 2023. The decrease in sales and marketing is primarily attributable to the completion of several marketing agreements and lower cost of in-house marketing campaigns to create brand and product awareness.

●	Professional fees, which include accounting, legal, and consulting fees, decreased from $5,418,863 in 2022 to $3,853,134 in 2023. The decrease in professional fees was due to the completion of consulting engagements with various third-party consultants.

●	We realized a gain on foreign exchange of $2,693 during 2023, compared to a gain on foreign exchange of $10,461 for the prior year due to conversions between CAD and USD.

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Other Income and Expenses

We reported other expenses for the year ended December 31, 2023 of $192,297 compared to other income of $239,301 the prior year. The increase in other expenses can be attributed to higher interest expense in the current period compared to the prior period, offset by interest income and rental income.

Net Loss

Net loss for the year ended December 31, 2023 was $14,928,958 compared to a net loss of $12,534,414 for the year ended December 31, 2022 - an increase of 19%. The increase in the net loss can be attributed to the increase in various operating expenses as we focus on expanding our operations, research and development, manufacturing, and supply chain.

Liquidity and Capital Resources; Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the three and six months ended June 30, 2024, the Company had a net loss of $4,013,399 (2023 – $3,797,455) and $7,728,056 (2023 – $7,320,725), respectively. As of June 30, 2024, the Company has working capital of $8,489,246 (December 31, 2023 – $1,956,894) and had an accumulated deficit of $56,041,233 (December 31, 2023 – $48,313,177). The Company has not generated profit from operations since inception and to date has relied on debt and equity financings for continued operations. The Company’s ability to continue as a going concern is dependent upon the ability to generate cash flows from operations and obtain equity and/or debt financing. The Company intends to continue funding operations through equity and debt financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements in the long term. There can be no assurance that the steps management is taking will be successful.

Despite the Company having mostly completed its purchasing of large manufacturing machinery, operational costs are expected to remain elevated and, thus, further decrease cash and cash equivalents. Concurrently, the Company intends to continue its ramp-up of manufacturing and increasing sales volumes in 2024, which should mitigate the effects of operational costs on cash and cash equivalents; this view is supported by the fact that the manufacturing facility of the Company was completed for initial production output in 2023 and has started to generate revenue in the third quarter of 2023.

The Company has successfully raised cash, and it is positioned to do so again if deemed necessary or strategically advantageous. During the year ended December 31, 2021, the Company, through its Reg-A public offering, private placement offering, underwritten public offering, and exercises of warrants, raised an aggregate of approximately $32,500,000. On September 30, 2022, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated September 30, 2022 (“ATM Agreement”), with H.C. Wainwright & Co., LLC, as the sales agent (“HCW”). Pursuant to the ATM Agreement, HCW is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. As of March 31, 2024, the Company has sold and issued 604,048 shares of common stock in consideration for net proceeds of $780,356 under the ATM Agreement.

On November 2, 2023, the Company consummated a registered direct offering pursuant to which it sold 1,925,000 shares of common stock and 1,575,000 pre-funded warrants to an institutional investor for a total net proceeds of $4,261,542. Concurrently with the registered direct offering, the Company issued the same institutional investor 7,000,000 warrants in a private sale. The warrants are exercisable for 7,000,000 shares of common stock for $1.34 per share six months after issuance until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 7,000,000 shares of common stock underlying the warrants on a Form S-1 (333-276241) which was declared effective by the SEC on December 29, 2023.

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On March 20, 2024, the Company consummated a registered direct offering pursuant to which it sold 2,372,240 shares of common stock and 1,477,892 pre-funded warrants to the same institutional investor as in the Company’s registered direct offering on November 2, 2023, for a total net proceeds of $2,629,083. Concurrently with the registered direct offering, the Company issued the institutional investor 7,700,264 warrants in a private sale. The warrants are exercisable for 7,700,264 shares of common stock for $0.74 per share six months after issuance until five and a half years from the issuance date, subject to beneficial ownership limitations contained in the warrants. The Company registered the 7,700,264 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024.

On May 29, 2024, we entered into an Inducement Letter with a certain investor who had purchased warrants on November 2, 2023 (the “Existing Warrants”), exercisable for 7,000,000 shares of our common stock for $1.34 per share. As part of the agreement, the investor exercised their Existing Warrants to buy 7,000,000 shares of our common stock at a reduced price of $0.5198 per share. In consideration for the investor exercising the Existing Warrants, we issued the investor warrants (the “New Warrants”) to purchase 12,950,000 shares of our common stock for $0.5198 per share, subject to adjustment for stock splits, recapitalizations, and reorganizations and beneficial ownership limitations as described therein (or via a cashless exercise in the event there is not a registration statement effective at the time of exercise). Each New Warrant is exercisable six months after issuance, or November 29, 2024, until five and a half-year anniversary from the date of issuance. We received net proceeds of $3,363,898, after deducting commissions and expenses, upon the exercise of the Existing Warrants. If all of the New Warrants are exercised for cash, we will receive gross proceeds of approximately $6.7 million. We filed a registration statement on Form S-1 (File No. 333-280676) registering the shares of common stock issuable upon the exercise of the New Warrants. The SEC declared the registration statement effective on July 12, 2024. The New Warrants can be exercised on a cashless basis if there is not an effective registration statement effective or prospectus available for the shares of common stock underlying the such warrants.

As disclosed in the footnotes to our financial statements, on May 14, 2024, the Company and Worksport New York Operations Corporation (“Worksport New York”) entered into an Omnibus Amendment of Loan Documents (the “Loan Amendment”) with Northeast Bank (the “Lender”). This amendment pertains to the secured loan agreement dated May 4, 2022, which was originally used to finance the purchase of our facility and land in West Seneca, New York. Effective as of May 10, 2024, the Lender extended the maturity date of the loan from May 10, 2024, to August 10, 2024. This extension alleviates immediate cash flow pressures by postponing the loan repayment, allowing us to manage our resources more effectively and focus on other operational needs. As part of the Loan Amendment, we agreed to pay the Lender an extension fee of $106,000. This fee is deemed fully earned but will be waived if the loan is repaid in full on or before the new maturity date. If the loan is not repaid by the extended maturity date or is accelerated due to default, the fee will become payable. Additionally, we agreed to an exit fee of $106,000 under similar conditions. This fee will be waived if the loan is repaid on or before the new maturity date without acceleration. This loan extension demonstrates our ability to negotiate favorable terms with our creditors and underscores our commitment to maintaining strong liquidity. This strategic decision supports our long-term growth and helps us navigate the current economic and interest rate environment more effectively. The details of the Loan Amendment have been filed as an exhibit to this report and are incorporated by reference herein.

On July 19, 2024, the Company, as the guarantor, and Worksport New York Operations Corporation as well as Worksport USA Operations Corporation, entered into a $6 million Revolving Financing and Assignment Agreement with an external lending entity, Amerisource Business Capital. Upon transaction close, the Company drew down approximately $5.06 million of the Revolving Credit Facility, net of $790,000 of interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and additionally drew approximately $330,000 in accounts receivables, leaving approximately $940,000 available for Accounts Receivable financing under the Agreement as of the deal close date.

To date, the Company’s principal sources of liquidity consist of net proceeds from public and private securities offerings and cash exercises of outstanding warrants. Management is focused on transitioning towards revenue as its principal source of liquidity by growing existing product offerings as well as the Company’s customer base. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for planned operations or future business developments. Future business development and demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot provide assurances it will be able to raise additional capital on acceptable terms, or at all.

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Still, certain factors indicate the existence of a material uncertainty that cast substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments could be material.

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Cash Flow Activities

Cash increased from $3,365,778 at December 31, 2023, to $3,426,089 at June 30, 2024 – an increase of $60,311 or 2%. The increase was primarily due to the closing of a sale of shares as well as a warrant inducement during the six months ended June 30, 2024, raising approximately $6,800,000.

As of June 30, 2024, we had current assets of $10,743,200 (December 31, 2023 – $9,123,506) and current liabilities of $2,253,954 (December 31, 2023 – $7,166,612). As of June 30, 2024, we had working capital of $8,489,246 (December 31, 2023 – $1,956,894) and an accumulated deficit of $56,041,233 (December 31, 2023 – $48,313,177).

Operating Activities

Net cash used by operating activities for the six months ended June 30, 2024 was $6,421,292, compared to $6,018,704 in the prior period, primarily driven by a larger net loss during the six months ended June 30, 2024, and partially offset by the issuance of shares, stock options, and warrants for services.

Accounts receivable increased at June 30, 2024 by $160,264 and increased by $263,874 in the prior period. The increase in accounts receivable was due to larger sales volume with business-to-business customers.

Inventory increased at June 30, 2024 by $2,755,252, and at June 30, 2023 by $1,533,492, as a result of our stockpiling components for production as well as finished goods to fulfill rising demand for our domestically-produced tonneau covers. Prepaid expenses and deposits decreased by $1,345,434 at June 30, 2024, and increased by $14,280 at June 30, 2023 due to deposits used and made by us for the purchase of manufacturing equipment and inventory, respectively.

Accounts payable and accrued liabilities decreased at June 30, 2024 by $59,989 compared to a decrease of $828,757 in the prior period.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was $335,787 compared to $2,663,046 in the prior period. The decrease in investing activities was primarily attributable to higher capital expenditure on various manufacturing equipment in 2023.

Financing Activities

Net cash generated by financing activities for the six months ended June 30, 2024 was $6,817,390 compared to net cash used from financing activities of $36,772 in the prior period.

The fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022

Cash decreased from $14,620,757 at December 31, 2022 to $3,365,778 at December 31, 2023 - a decrease of $11,254,979 or 77%. The decrease was primarily due to the acquiring of assets for domestic production, such as industrial manufacturing equipment, as well as increasing spending on production personnel, and for raw materials in anticipation of domestic production, research and development, and overhead.

As of December 31, 2023, we had current assets of $9,123,506 (2022 - $18,332,107) and current liabilities of 7,166,612 (2022 - $2,461,730). As of December 31, 2023, we had working capital of $1,956,894 (2022 - $15,870,377) and an accumulated deficit of $48,313,177 (2022 - $33,384,219).

Operating Activities

Net cash used by operating activities for the year ended December 31, 2023 was $11,930,580, compared to $7,977,960 in the prior year, driven by a larger net loss during the year ended December 31, 2023, and partially offset by the issuance of shares, options, and warrants for services.

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Accounts receivable increased at December 31, 2023 by $400,525 and decreased by $83 in the prior year. The increase in accounts receivable was due to higher sales to private labels near the end of the year in 2023 compared to that of 2022.

Inventory increased at December 31, 2023 by $2,285,120 and at December 31, 2022 by $844,600 as a result of our stockpiling inventory in anticipation of the launch of our e-commerce platform and our purchasing of raw materials for domestic production. Prepaid expenses increased by $776,703 at December 31, 2023 and by $529,438 at December 31, 2022 due to deposits made by us for the purchase of manufacturing equipment and inventory.

Accounts payable and accrued liabilities decreased at December 31, 2023 by $577,124 and increased at December 31, 2022 by $995,340, respectively.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $3,756,364 compared to $11,150,776 in the prior year. The decrease in investing activities was primarily due to the purchase of a manufacturing facility in 2022.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $4,431,965 compared to $5,182,160 in the prior year. During the year ended December 31, 2023 the Company received net proceeds of $4,475,869 from the sale of shares and pre-funded warrants. During the year ended December 31, 2022, the Company received a $5,300,000 loan for the purchase of a manufacturing facility.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses as well as related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Cash and Cash Equivalents - Cash and cash equivalents includes cash on account and demand deposits with maturities of three months or less. Cash and cash equivalents in financial institutions may exceed insured limits at various times during the year and subject the Company to concentrations of credit risk. Cash and cash equivalents include restricted cash at December 31, 2023 and 2022 totaling $730,802 and $411,016, respectively. As of June 30, 2024, we had $3.4 million of cash and cash equivalents.

Receivables - Trade accounts receivable are stated at the amount the Company expects to collect. Receivables are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances may be required.

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The Company offers credit terms on the sale of the Company’s products to a significant majority of the Company’s customers and requires no collateral from these customers. The Company performs ongoing credit evaluations of customers’ financial condition and, if needed, maintains an allowance for doubtful accounts receivable based upon the Company’s historical experience, forecasted economic conditions, and a specific review of accounts receivable at the end of each period. At December 31, 2023 and 2022, and June 30, 2024, the Company had no allowance for doubtful accounts.

Inventory - Inventory is stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Cost includes purchase price of materials, freight, and related costs required to bring the goods to Company warehouses.

Revenue Recognition - In accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers, sales are recognized when (1) products are shipped, with no right of return except for defective products, and the title and risk of loss has passed to customers; and (2) when they are delivered based on the terms of the sale, and there is an identifiable contract with a customer with defined performance obligations, the transaction price is determinable, and the entity has fulfilled its performance obligation. Revenue related to shipping and handling costs billed to customers is included in net sales, and the related shipping and handling costs are included in cost of goods sold.

Property and Equipment - Capital assets are recorded at cost and are depreciated using the straight-line method over the following estimated useful lives:

Furniture and equipment	5 years
Automobile	5 years
Computers	3 years
Leasehold improvements	15 years
Manufacturing equipment	5-15 years
Building	15 years

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is a list of the names, ages and positions of our executive officers and directors as of August 30, 2024:

Name:	Age	Position(s):	Director or Executive Officer Since:
Steven Rossi	38	Chief Executive Officer, President, Secretary, Chair of the Board (Principal Executive Officer)	November 7, 2014

Michael Johnston	43	Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2017

Lorenzo Rossi	69	Director	December 9, 2014

Craig Loverock	53	Independent Director*	April 22, 2019

William Caragol	57	Independent Director#	June 30, 2021

Ned L. Siegel	72	Independent Director†	June 30, 2021

* Audit Committee Chair

# Compensation Committee Chair

† Nominating and Corporate Governance Chair

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A brief description of the background and business experience of our executive officers and directors for the past five years is as follows:

Steven Rossi has served as the Chief Executive Officer, President, Secretary and Chair of the Board since November 7, 2014. Mr. Rossi founded Worksport Ontario, a wholly owned operating entity of the Company, in 2011. Steven Rossi has over two decades of business experience. Prior to founding Worksport, he founded two automotive based companies in 2005 and 2006, respectively, and managed and grew their respective operations for several years. Since founding Worksport Ontario in 2011, Mr. Rossi has been granted numerous patents across the United States and Canada. He has assigned all patents exclusively to Worksport. Mr. Rossi attended the University of Toronto from 2005 to 2007, majoring in Life Science, pausing his post-secondary education to begin his career as an entrepreneur, visionary, and founder. Through his prior experiences, Steven possesses the knowledge and experience in establishing, managing, and growing automotive companies that aid him in efficiently and effectively identifying and executing the Company’s strategic priorities. As our Chief Executive Officer, President, Chair and founder, Mr. Rossi brings to the Board extensive knowledge of the Company’s products, structure, history, and culture as well as years of expertise in the industry and is qualified to be a member of the Board.

Michael Johnston CPA, CA, has been serving as the Chief Financial Officer of the Company since December 5, 2017. Mr. Johnston has been a partner with Forbes Andersen LLP, Chartered Professional Accountants, since January 2012 and offers over 19 years of experience advising both private and public companies. His responsibilities include assisting Steven Rossi in developing new business, maintaining operating budgets and ensuring adequate cash flow. Mr. Johnston was appointed by the Board for his extensive knowledge of the Company’s products and his financial and accounting expertise. Mr. Johnston holds a graduate degree from the University of Western Ontario.

Lorenzo H. Rossi has served as Director of the company since December 9, 2014, and he has since been a cornerstone of leadership and expertise, significantly shaping the Company’s strategic and governance frameworks with a keen focus on excellence and innovation. His strategic acumen, particularly as Chair of Finance for Canada’s second-largest Catholic school board, has demonstrated his ability to drive educational excellence while maintaining fiscal discipline. Mr. Rossi has also contributed valuable insights from his tenure as a Board Director for a TSX-listed biometric company, enhancing his understanding of corporate strategies in technology and security. His extensive experience as a Continuing Education High School Principal for 23 years further showcases his leadership in educational development and his commitment to fostering academic achievements.

With academic qualifications that include a Doctorate in Theology (ThD), a Master of Education (M.Ed.) in Computer Science, a Bachelor of Education (B.Ed.), and a Bachelor of Arts (B.A.), Mr. Rossi’s diverse educational background underpins his strategic decision-making and commitment to lifelong learning. Lorenzo H. Rossi’s tenure embodies strategic leadership, innovation, and a commitment to operational excellence, making him an integral asset to the Company’s leadership team. His contributions are pivotal in driving the Company’s strategic initiatives, optimizing performance, and enhancing shareholder value.

Craig Loverock, CPA, CA, has been serving as a member of the Board of the Company since April 22, 2019. Mr. Loverock has also served as the Chair of the Audit Committee since April 22, 2019. Mr. Loverock is a licensed CPA (Chartered Professional Accountant) and received his Chartered Accountant designation from the Institute of Chartered Accountants, Ontario in 1997, and has over 25 years’ experience in accounting and finance roles in Canada, the United States and England. Mr. Loverock has been the Chief Financial Officer and Corporate Secretary at Contagious Gaming Inc. since November 30, 2015, and currently serves as the Chief Financial Officer of Stronach International Inc. From January 2018 to April 2023, he served as the Chief Financial Officer of Sproutly Canada, Inc. From October 2014 to May 2015, he served as the Chief Financial Officer of VoiceTrust Inc. From November 2012 to October 2014, he served as the Chief Financial Officer and Chief Compliance officer of Quartz Capital Group Ltd. The Board believes that Mr. Loverock’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Board and as a member of the Board’s committees.

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William Caragol was appointed a director June 30, 2021. Mr. Caragol is the Chief Financial Officer of Mainz Biomed, N.V. (NASDAQ: MYNZ) since July of 2021. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company. Since July 2023, Mr. Caragol has also been on the board of directors and has been Chairman of the audit committee of Janover, Inc. (NASDAQ: JNVR), and he served on the board of directors of Greenbox POS (NASDAQ: GBOX) from 2021 to April 2023. Since November 2021, Mr. Caragol has also served as the Chief Operating Officer of Iron Horse Acquisitions Corp. (NASDAQ: IROH). Mr. Caragol earned a B.S. in business administration and accounting from Washington & Lee University and is a member of the American Institute of Certified Public Accountants. The Board believes that Mr. Caragol’s vast experience as a member of several publicly traded companies’ board of directors, his education, and professional credentials qualify him to serve as a member of the Board and as a member of the Board’s committees.

Ambassador Ned L. Siegel was appointed a director June 30, 2021. Ambassador Siegel is the President of The Siegel Group, a multi-disciplined international business management advisory firm he founded in 1997 in Boca Raton, Florida, specializing in real estate, energy, utilities, infrastructure, financial services, oil & gas and cyber & secure technology. Mr. Ambassador Siegel has served since 2013 as Of Counsel to the law firm of Wildes & Weinberg, P.C. From October 2007 until January 2009, he served as the United States Ambassador to the Commonwealth of The Bahamas. Prior to his Ambassadorship, in 2006, he served with Ambassador John R. Bolton at the United Nations in New York, as the Senior Advisor to the U.S. Mission and as the United States Representative to the 61st Session of the United Nations General Assembly. From 2003 to 2007, Mr. Ambassador Siegel served on the Board of Directors of the Overseas Private Investment Corporation (OPIC), which was established to help U.S. businesses invest overseas, fostering economic development in new and emerging markets, complementing the private sector in managing the risk associated with foreign direct investment and supporting U.S. foreign policy. Appointed by Governor Jeb Bush, Mr. Ambassador Siegel served as a Member of the Board of Directors of Enterprise Florida, Inc. (EFI) from 1999-2004. EFI is the state of Florida’s primary organization promoting statewide economic development through its public-private partnership.

Ambassador Siegel presently serves on the Board of Directors of the following companies: Janover Inc., La Rosa Holdings Corp. and Bannix Acquisition Corp. He also presently serves in an advisory capacity to the U.S. Medical Glove Company. Ambassador Siegel received a B.A. from the University of Connecticut in 1973 and J.D. from the Dickinson School of Law in 1976. In December 2014, he received an honorary degree of Doctor of Business Administration from the University of South Carolina.

The Board believes that Mr. Ambassador Siegel’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Company’s Board Directors, and as a member of the Board’s committees.

Advisory Board

The following members comprise our Advisory Board:

Name:	Age
Yosi Behar	80
Sengkee Ahn	53
Mike Timmons	48
Thomas DiNanno	56

Yosi Behar joined the Company’s Advisory Board on October 7, 2021. As Founder of The Behar Group, Yosi Behar has been an active real estate representative and broker in Ontario, Canada for over 40 years with overwhelming success. He has coordinated and completed numerous transactions for such companies as Bell Canada, Runnymede Development Corporation Limited, Imperial Oil, Sun Life Assurance Company of Canada, Tribute Homes, Royop Corporation, Petro-Canada, Royal Bank of Canada, The Bank of Montreal, Liberty Developments, Minuk Construction, and Metrus Development. His current mandates include acting as real estate advisor for Volvo Canada, Volkswagen, Land Rover/Jaguar, Lexus/Toyota, Honda/Acura, Hyundai, Mazda, BMW, Mercedes-Benz, Subaru, Kia, Mitsubishi, Ford, General Motors, Chrysler, and Nissan. He prides himself on his impeccable reputation for service, integrity, perseverance, and loyalty to his valued clientele.

Sengkee Ahn joined the Company’s Advisory Board on June 30, 2021. Sengkee Ahn has almost three decades of experience advising and working with some of the wealthiest organizations and individuals in Canada. He currently serves as Managing Director at a large Canadian Chartered Bank. Previously, Mr. Ahn was the CFO for one of the largest alternative nicotine companies in North America and, before that, was Senior Vice President of Corporate Development for a large cannabis company in Southwestern Ontario. He spent over 20 years at RBC and CIBC, holding various senior positions in wealth management, Capital Markets, and Commercial Banking.

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Mike Timmons joined the Company’s Advisory Board on June 30, 2021. Mike Timmons is Vice President of Sales and Marketing for EGR, Inc., a global OEM manufacturer, where he is leading the efforts to relaunch the brand in the Aftermarket space. Previously, Mike Timmons was VP of Jeep & Off-Road for Truck Hero, Inc (now RealTruck), leading brands like Rugged Ridge, Omix-ADA, and other aftermarket leading brands where he developed & oversaw core business practices that improved branding and new product development approaches.

Thomas DiNanno joined the Company’s Advisory Board on February 17, 2022. Thomas DiNanno has held several key U.S. Government positions with focuses in areas of national security and infrastructure. His experience and expertise are intended to influence the Company’s ongoing efforts in the government sector. Mr. DiNanno is a contributing advisor to Hudson Institute, a 501(c)(3) organization that guides public policy makers and global leaders in government and business through publications, conferences, policy briefings, and recommendations. Prior to joining Hudson Institute, he served as a professional staff member on the House Permanent Select Committee on Intelligence as well as acting Assistant Secretary of State of the Arms Control, Verification and Compliance Bureau from 2018-2021. Mr. DiNanno has served in several key government capacities, including Assistant Administrator for the Department of Homeland Security’s Federal Emergency Management Agency (FEMA), where he oversaw National Preparedness initiatives and grants focused on counterterrorism.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their resignation or removal in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Members of our advisory board do not have any voting power and serve at the pleasure of the Board.

Family Relationships

Lorenzo Rossi and Steven Rossi are father and son. Other than the foregoing, there are no other family relationships between any of our directors or executive officers.

Involvement in Legal Proceedings

To our knowledge, there have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability of our directors or executive officers.

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. One of our investor webpages, investors.worksport.com/leadership-and-governance, displays a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Insider Trading Policy

All officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries are subject to our Insider Trading Policy. The Insider Trading Policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in the trading of our securities. To ensure compliance with the Insider Trading Policy and applicable federal and state securities laws, all officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries must refrain from the sale or purchase of our securities except in specific designated trading windows or pursuant to 10b5-1 trading plans that were preapproved. Even during a trading window period, certain insiders, including our named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities.

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Director Independence and Board Committees

An “independent director” is defined generally as a director that is not an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Steven Rossi, Lorenzo Rossi, Craig Loverock, William Caragol and Ned L. Siegel serve as members of our Board. Our Board has determined that Craig Loverock, William Caragol and Ned L. Siegel are “independent directors” as defined in The Nasdaq Stock Market LLC (“Nasdaq”) listing rules and under Rule 10-A-3(b)(1) of the Exchange Act and applicable SEC rules.

Audit Committee. We currently have a standing Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent and financially literate, and one member of the Audit Committee must qualify as an “audit committee financial expert” as defined in applicable SEC rules. Messrs. Craig Loverock, William Caragol and Ned L. Siegel serve as members of our Audit Committee. Mr. Loverock serves as the Audit Committee Chairman. Craig Loverock qualifies as an “audit committee financial expert” under the SEC rules.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including to:

●	appoint, compensate and oversee the work of any registered public accounting firm employed by us;
●	resolve any disagreements between management and the auditor regarding financial reporting;
●	pre-approve all auditing and non-audit services;
●	retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation;
●	seek any information it requires from employees - all of whom are directed to cooperate with the Audit Committee’s requests - or external parties;
●	meet with our officers, external auditors or outside counsel, as necessary; and
●	oversee that management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policies.

Compensation Committee. We have a standing Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent. William Caragol, Craig Loverock and Ned L. Siegel serve as members of our Compensation Committee. Mr. Caragol serves as the Compensation Committee Chairman.

We have adopted a Compensation Committee charter, which details the purpose and responsibility of the Compensation Committee, including to:

●	discharge the responsibilities of the Board relating to compensation of our directors, executive officers and key employees;
●	assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans;
●	oversee the annual process of evaluation of the performance of our management; and
●	perform such other duties and responsibilities as enumerated in and consistent with the Compensation Committee’s charter.

The Compensation Committee’s charter permits the committee to retain or receive advice from a compensation consultant and outlines certain requirements to ensure the consultant’s independence or certain circumstances under which the consultant need not be independent. However, as of the date hereof, we have not retained such a consultant.

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Nominating and Corporate Governance Committee. We have a standing Nominating and Corporate Governance Committee. Craig Loverock, William Caragol and Ned L. Siegel serve as members of the Nominating and Corporate Governance. Ned L. Siegel serves as the Nominating and Corporate Governance Committee Chairman.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including to:

●	assist the Board by identifying qualified candidates for director nominees, and to recommend to the Board the director nominees for the next annual meeting of shareholders;
●	lead the Board in its annual review of its performance;
●	recommend director nominees to the Board for each committee of the Board; and
●	develop and recommend to the Board corporate governance guidelines applicable to us.

Meetings of the Board of Directors

During our fiscal year ended December 31, 2023, the Board met from time to time informally and acted by written consent on numerous occasions.

Indemnification and Limitation on Liability of Directors

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his or her right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he or she may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid during the years ended December 31, 2023 and 2022 in all capacities for our “named executive officers” which include: (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year and whose total compensation for the last fiscal year exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided under (ii), except that the individual was not serving as an executive officer of the company at the end of the last completed fiscal year.

Summary Compensation Table

Name and Position	Fiscal Year Ended December 31,	Salary ($)		Stock Awards ($)		Stock Options ($)		Total ($)
Steven Rossi, Chief Executive Officer,	2023	374,239	(1)	-		4,978,572	(2)	5,352,811
President	2022	323,667	(3)	3,040,000	(4)	-		3,363,667

(1)	Steven Rossi’s gross salary in 2023 was $304,569.57 ($411,000.10 CAD), and he received $69,214.30 ($93,400.94 CAD) in vacation payouts. He additionally received contributions towards health, dental, and vision coverage equaling $454.90 ($613.86 CAD) in the same year. The payments were made in CAD, of which was converted to USD using the 2023 average exchange rate of 0.741045.

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(2)	On May 1, 2023, we granted Steven Rossi 2,000,000 NQSO Stock Options with a strike price of $1.74 and a vesting schedule based on market capitalization. On July 21, 2023, we granted Steven Rossi 50,000 NQSO stock options with a strike price of $3.61 to be vested 50% one year from the grant date and 50% two years from the grant date. On October 31, 2023, we granted Steven Rossi 1,500,000 ISO Stock Options with a strike price of $1.44 to be vested upon completion of revenue milestones. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market. On July 23, 2024, the strike price of the foregoing options was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

(3)	Steven Rossi accrued $23,745 ($32,160 CAD) in unused vacation during 2022, which was paid out to Steven Rossi during 2023. His gross salary in 2022 was $298,943 ($404,888 CAD), and he received contributions towards health, dental, and vision coverage equaling $979 ($1,326 CAD) in the same year. The payments were made in CAD, which was converted to USD using the exchange rate of 0.738334 at December 31, 2022.

(5)	On November 11, 2022, we granted Steven Rossi 1,600,000 restricted stock units that vest in equal installments of 200,000 pursuant to the completion of eight milestones. For one of these 200,000 installments, Steven Rossi has the opportunity to earn the greater of 200,000 restricted shares or the number of restricted shares equal to 3% of the value of a material accretive acquisition. The value at the grant date based upon the probable outcome of such conditions for the 1,600,000 restricted stock units was $3,040,000. On May 1, 2023, this award was cancelled, and in consideration for this and his service to the corporation Steven Rossi was granted a non-qualified stock option to purchase up to an aggregate of two million (2,000,000) shares of common stock of the Corporation.

Named Executive Officers Employment Agreements or Arrangements

We entered into an employment agreement with Steven Rossi, our Chief Executive Officer, effective May 10, 2021 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Rossi amended the Company’s Series A Preferred Stock Certificate of Designation to eliminate his right to convert his Series A Preferred Stock into 51% of the outstanding common stock of the Company. In consideration for Mr. Rossi agreeing to terminate his conversion rights, the Company issued Mr. Rossi an aggregate of 1,717,535 unregistered shares of common stock.

On July 23, 2024, we entered into a consulting agreement (the “Consulting Agreement”) with Steven Rossi and 2230164 Ontario Inc., an Ontario corporation owned by Mr. Rossi (the “Consultant”). The terms of the Consulting Agreement are substantially the same as the terms set forth in the Employment Agreement, dated May 10, 2021, with the Company. The Consulting Agreement replaces the Employment Agreement it is entirety; provided however that all equity awards previously issued to the Consultant pursuant to the Employment Agreement or otherwise, remain in full force and effect in accordance with their respective terms.

Pursuant to the Consulting Agreement, Steven Rossi, acting through 2230164 Ontario Inc., agreed to serve as the Company’s Chief Executive Officer (CEO) and President. The term of the Consulting Agreement commenced on July 23, 2024 (the “Effective Date”) and continues unless terminated pursuant to the terms of the Consulting Agreement (as disclosed below).

The Consultant shall receive an annual base payment of $300,000 (“Base Fees”) for services provided pursuant to the Consulting Agreement and shall be afforded the opportunity to earn an annual incentive bonus (“Bonus”) equal to 50% of the Base Fees, provided that certain performance goals are met. The performance goals will be established on an annual basis by the Compensation Committee of the Board of Directors of the Company, when constituted.

The Consulting Agreement may be terminated by the Company with or without “Cause” (as defined below) or by the Consultant with or without “Good Reason” (as defined below).

The term “Cause” includes discharge by Company on account of the occurrence of one or more of the following events:

i. Consultant’s continued refusal or failure to perform (other than by reason of Disability) Consultant’s material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Consultant, or Consultant’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Consultant;

ii. a material breach of this Agreement (other than Section 7, Section 8 and Section 9) by Consultant or Rossi that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by Company to Consultant;

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iii. an intentional and material breach of Section 7, Section 8, and Section 9 hereof by Consultant or Rossi;

iv. willful, grossly negligent or unlawful misconduct by Consultant or Rossi which causes material harm to Company or its reputation;

v. any conduct engaged in by Consultant or Rossi that is materially detrimental to the business or reputation of Company as determined by the Board in good faith using its reasonable business judgment that is not cured within thirty (30) days following written notice from Company to Consultant or Rossi;

vi. Company is directed in writing by regulatory or governmental authorities to terminate the engagement of Consultant or Consultant or Rossi engages in activities that (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

vii. a conviction, plea of guilty, or plea of nolo contendere by Consultant or Rossi, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Consultant’s or Rossi’s fiduciary duties with respect to Company.

The term “Good Reason” means, without Consultant’s express written consent, (i) a material reduction in the Base Fees, then in effect, except a material diminution generally affecting the members of the Company’s management, (ii) a material reduction in title, position or responsibility, (iii) a material breach of any term or condition contained in this Agreement, or (iv) a relocation of Consultant’s principal worksite that is more than fifty (50) miles (80.46 km) from Consultant’s principal worksite as of the Start Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Consultant provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Consultant resigns Consultant’s engagement within thirty (30) days following the expiration of that cure period.

On the Effective Date, the Company granted Mr. Rossi a non-qualified stock option to purchase 3,500,000 shares of the Company’s common stock at the Fair Market Value on the date of issuance. The option shall vest in equal quarterly installments over a period of five (5) years and expire on the tenth anniversary of the date of grant, subject to the Consultant’s continuous service with the Company. In the event of a Change of Control of the Company, the option shall immediately vest in full, ensuring the Consultant/Mr. Rossi fully benefits from the change in the Company’s ownership structure.

During the Term of the Agreement, if (i) a Change in Control has occurred, and (ii) as of such Change in Control, the price per share of Company’s common stock is two (2) times or more the closing price per share of the common stock of the Company upon listing on the Nasdaq Stock Market, Consultant shall be paid a bonus (the “Change in Control Transaction Bonus”), in cash, equal to two (2) times the Base Fees as in effect immediately before such Change in Control. If applicable, the Change in Control Transaction Bonus shall be paid in a lump sum within fifteen (15) days after the consummation of such Change in Control and the following certification by the Board of the occurrence of clauses (i) and (ii) above.

Pursuant to the clawback provisions of the Consulting Agreement, any amounts payable under the Employment Agreement or equity awards are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

The Consulting Agreement provides that the Company shall indemnify the Consultant/Mr. Rossi to the fullest extent permitted by law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of-pocket attorneys’ fees) incurred or paid by Consultant/Mr. Rossi in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Consultant/Mr. Rossi of services for, or the acting as a director, officer or consultant of, Company, or any subsidiary of the Company.

The foregoing summary description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Consulting Agreement, which is filed as an exhibit to the Offering Statement on Form 1-A of which this Offering Circular forms a part.

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The table below set forth the outstanding equity awards held by our named executive officers at of December 31, 2023.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

	Option Awards								Stock Awards
Name	Number of securities underlying exercised options (#)	Number of securities underlying unexercised options (#) exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Steven Rossi, CEO & Pres. (PEO)	-	100,000	(1)			$0.7042	(1)	8/6/2025	-	-
		25,000	(2)	25,000		$0.7042	(2)	7/21/2024
		0		2,000,000	(3)	$0.7042	(3)	5/1/2033
		0		1,500,000	(4)	$0.7042	(4)	10/31/2033

(1)	On August 6, 2021, we granted Steven Rossi an incentive stock option to purchase 100,000 shares of common stock for $5.50 per share under the Worksport Ltd. 2021 Equity Incentive Plan. The option vests 100% on the grant date. The expiration date of the option is August 6, 2026. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

(2)	On July 21, 2023, we granted Steven Rossi a non-qualified stock option to purchase 50,000 shares of common stock for $3.61 per share under the Worksport Ltd. 2022 Equity Incentive Plan. The option vests 50% on the first annual anniversary of the grant date, and the other 50% vests on the second annual anniversary of the grant date. The expiration date of the option is July 21, 2028. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

(3)	On May 1, 2023, we granted Steven Rossi a non-qualified stock option to purchase 2,000,000 shares of common stock for $1.74 per share. Vesting is based upon the achievement of either the Company’s Market Capitalization or the Company’s Share Price. The grant vests in ten tranches. The first tranche vests once the Company either maintains a volume weighted average price of $2.00 or more for 10 consecutive trading days or reaches a market capitalization of $38,000,000, and an additional tranche representing 10% of the option grant vests for each dollar by which the volume weighted average price increases or for each additional $17,000,000 in which the Company’s market capitalization increases. The expiration date of the option is May 1, 2023. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

(4)	On October 31, 2023, we granted Steven Rossi an incentive stock option to purchase 1,500,000 shares of common stock for $1.44 per share. Vesting is based upon the achievement of revenue-based milestones. The first tranche representing 20% of the option vests upon the achieving of an annual run rate revenue of $10,000,000 as measured by $2,500,000 of quarterly revenue, and an additional 20% vests for each $10,000,000 increase in annual run rates, each represented by an additional $2,500,000 of quarterly revenue. The expiration date of the option is December 31, 2033. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

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Equity Incentive Plans

2015 Equity Incentive Plan

In July 2015, our Board and shareholders adopted the Worksport Ltd. 2015 Equity Incentive Plan (the “2015 Plan”), effective as of July 5, 2015. The 2015 Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The 2015 Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and that of any affiliate and provide a means by which the eligible recipients may benefit from increases in value of our common stock. The Board reserved 500,000 shares of common stock issuable upon the grant of awards under the 2015 Plan. As of December 31, 2023, zero shares of common stock remain available under the 2015 Plan.

2021 Equity Incentive Plan

On March 31, 2021, our Board and shareholders adopted the Worksport Ltd. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The 2021 Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and that of any affiliate and provide a means by which the eligible recipients may benefit from increases in value of our common stock. The Board reserved 1,250,000 shares of common stock issuable upon the grant of awards under the 2021 Plan. As of December 31, 2023, 15,000 shares of common stock were available under the 2021 Plan.

2022 Equity Incentive Plan

In September 2022 and November 2022, our Board and shareholders, respectively, approved and adopted the Worksport Ltd. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan authorizes the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock units, (vi) performance units, (vii) performance shares and (vii) other awards as the administrator may determine. The 2022 Plan is to be administered by the Board, the Compensation Committee or any other committee appointed by the Board. The 2022 Plan is intended to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide incentives to individuals who perform services for us and (iii) promote the success of our business. A total of 750,000 shares of common stock have been reserved for the issuance of awards under the 2022 Plan. The 2022 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year during the term of the 2022 Plan, beginning with the calendar year 2023, by an amount of shares of common stock so that the total amount of common stock available under the 2022 Plan is equal to 15% of the total number of shares of common stock outstanding on December 31st of the prior calendar year minus the total number of shares reserved and available for issuance under the 2015 Plan and 2021 Plan. As of December 31, 2023, 967,791 shares of common stock were available under the 2022 Plan. The number of shares of common stock authorized under the 2022 Plan as of January 1, 2024 was 3,033,107.

Term

The 2022 Plan shall be in effect upon the adoption by the Board and remain in effect until the 10th anniversary of the date the Board approves and adopts the 2022 Plan, unless terminated earlier by the Board.

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Lapsed Awards

If awards are surrendered, terminated, or expire without being exercised in whole or in part, new awards may be granted covering the shares of common stock not issued under such lapsed awards, subject to any restrictions that may be imposed by the Code.

Adjustment in Shares of Common Stock

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits therein.

Non-Transferability

Unless determined otherwise by the administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust or (iv) as permitted by Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

Limitation on Number of Shares Subject to Awards

The maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more awards payable in cash is $100,000.

Amendments to the 2022 Plan

The administrator may at any time amend, alter, suspend, or terminate the 2022 Plan. We will obtain shareholder approval of any 2022 Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension, or termination of the 2022 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator, in which case such an agreement must be in writing and signed by the participant and the Company. Termination of the 2022 Plan will not affect the administrator’s ability to exercise the powers granted to it hereunder with respect to awards granted under the 2022 Plan prior to the date of such termination.

Options

Exercise Price

The per share exercise price for the shares to be issued pursuant to exercise of an option will be determined by the administrator but will be no less than 100% of the fair market value per share on the date of grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

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Grant of Options

Each option will be designated in the award agreement as either an incentive stock option or a non-qualified stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as non-qualified stock options. Incentive stock options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted.

Exercise of Option

Any option granted hereunder will be exercisable according to the terms of the 2022 Plan and at such times and under such conditions as determined by the administrator and set forth in the award agreement. An option may not be exercised for a fraction of a share. An option will be deemed exercised when we receive: (i) notice of exercise (in such form as the administrator specifies from time to time) from the person entitled to exercise the option, and (ii) full payment for the shares with respect to which the option is exercised (together with any applicable withholding taxes).

Effect of Termination of Employment or Death or Disability

If a participant ceases to be a service provider, other than upon the participant’s termination as the result of the participant’s death or disability, the participant may exercise his, her, or its option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for three months following the participant’s termination. Unless otherwise provided by the administrator, if on the date of termination the participant is not vested as to his, her, or its entire option, the shares covered by the unvested portion of the option will revert to the 2022 Plan. If after termination the participant does not exercise his, her, or its option within the time specified by the administrator, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

If a participant ceases to be a service provider as a result of the participant’s disability, the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for six (6) months following the participant’s termination. Unless otherwise provided by the administrator, if on the date of termination the participant is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2022 Plan. If after termination the participant does not exercise his or her option within the time specified herein, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

If a participant dies while a service provider, the option may be exercised within such period of time as is specified in the award agreement to the extent that the option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such option as set forth in the award agreement), by the participant’s designated beneficiary, provided such beneficiary has been designated prior to participant’s death in a form acceptable to the administrator. If no such beneficiary has been designated by the participant, then such option may be exercised by the personal representative of the participant’s estate or by the person(s) to whom the option is transferred pursuant to the participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the award agreement, the option will remain exercisable for six (6) months following participant’s death. Unless otherwise provided by the administrator, if at the time of death participant is not vested as to his or her entire option, the shares covered by the unvested portion of the option will continue to vest in accordance with the award agreement. If the option is not so exercised within the time specified herein, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

Change of Control

In the event of a merger of the Company with or into another corporation or other entity or a change in control, each outstanding option will be treated as the administrator determines without a participant’s consent.

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Stock Appreciation Rights

Grant of Stock Appreciation Rights

Subject to the terms and conditions of the 2022 Plan, a stock appreciation right may be granted to service providers at any time and from time to time as will be determined by the administrator, in its sole discretion.

Number of Shares

The administrator will have complete discretion to determine the number of stock appreciation rights granted to any participant.

Exercise Price and Other Terms

The administrator, subject to the provisions of the 2022 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2022 Plan; provided, however, that the exercise price will be not less than 100% of the fair market value of a share on the date of grant.

Agreement, Expiration, and Payment

Each stock appreciation right grant will be evidenced by an award agreement that will specify the exercise price, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the administrator, in its sole discretion, will determine. A stock appreciation right granted under the 2022 Plan will expire upon the date determined by the administrator, in its sole discretion, and set forth in the award agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the stock appreciation right is exercised. At the discretion of the administrator, the payment upon stock appreciation right exercise may be in cash, in shares of equivalent value, or in some combination thereof.

Restricted Stock

Grant of Restricted Stock

Subject to the terms and provisions of the 2022 Plan, the administrator, at any time and from time to time, may grant shares of restricted stock to service providers in such amounts as the administrator, in its sole discretion, will determine.

Agreement

Each award of restricted stock will be evidenced by an award agreement that will specify the period of restriction, the number of shares granted, and such other terms and conditions as the administrator, in its sole discretion, will determine. Unless the administrator determines otherwise, the Company as escrow agent will hold shares of restricted stock until the restrictions on such shares have lapsed.

Transferability

Except as provided otherwise in the 2022 Plan, shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction. The administrator, in its sole discretion, may impose such other restrictions on shares of restricted stock as it may deem advisable or appropriate.

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Voting Rights

During the period of restriction, service providers holding shares of restricted stock granted hereunder may exercise full voting rights with respect to those shares, unless the administrator determines otherwise.

Dividends, Other Distributions, and Return

During the period of restriction, service providers holding shares of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such shares unless otherwise provided in the award agreement. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. On the date set forth in the award agreement, the restricted stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the 2022 Plan.

Restricted Stock Units

Grant of Restricted Stock Units

Restricted stock units may be granted at any time and from time to time as determined by the administrator. Each restricted stock unit grant will be evidenced by an award agreement that will specify such other terms and conditions as the administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of restricted stock units and the form of payout, which may be left to the discretion of the administrator.

Vesting Criteria and Other Terms

The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. After the grant of restricted stock units, the administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Each award of restricted stock units will be evidenced by an award agreement that will specify the vesting criteria, and such other terms and conditions as the administrator, in its sole discretion will determine. The administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as specified in the award agreement. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us.

Performance Units and Performance Shares

Grant of Performance Units/Shares

Performance units and performance shares may be granted to service providers at any time and from time to time, as will be determined by the administrator, in its sole discretion. The administrator will have complete discretion in determining the number of performance units/shares granted to each participant.

Value of Performance Units/Shares

Each performance unit will have an initial value that is established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant.

Performance Objections and Other Terms

The administrator will set performance objectives or other vesting provisions. The administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the administrator in its discretion. Each award of performance units/shares will be evidenced by an award agreement that will specify the performance period, and such other terms and conditions as the administrator, in its sole discretion, will determine. After the applicable performance period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a performance unit/share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit/share. On the date set forth in the award agreement, all unearned or unvested performance units/shares will be forfeited to the Company, and again will be available for grant under the 2022 Plan.

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Stock Option Repricings

On July 23, 2024, in order to align the interests of holders with that of shareholders, the Company’s Board of Directors approved a stock option repricing (the “Option Repricing”).

Pursuant to the Option Repricing, the exercise price of an aggregate of 5,445,156 stock options granted to certain employees, executive officers and members of the board of director of the Company (the “Repriced Options”) was amended to reduce such exercise price to $0.7042, the closing price per share of the Company’s Common Stock as reported on The Nasdaq Stock Market on July 23, 2024 (the “Effective Date”). The Repriced Options consisted of certain outstanding stock options that had been granted under the Company’s 2015 Equity Incentive Plan, the 2021 Equity Incentive Plan and 2022 Stock Incentive Plan as of the Effective Date.

The Board determined that the repricing of stock options was necessary to realign the interests of employees, executive officers, and directors more closely with those of our shareholders. Prior to the Adjustment, the exercise price of the Repriced Options ranged from a $0.78 to $5.50 per share. By adjusting the exercise prices to the closing price per share of the Company’s Common Stock on the Nasdaq Stock Market as of July 23, 2024, the Company aims to motivate and retain its key talent by providing them with a more immediate opportunity to participate in the Company’s success as it moves forward. This adjustment is seen as an essential step in ensuring that the interests of the Company’s team are aligned with the long-term goals and financial health of the Company, thereby driving collective effort towards enhancing shareholder value.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board has the authority to fix the compensation of directors.

During 2023, Steven Rossi, Lorenzo Rossi, Craig Loverock, Bill Caragol, and Ned L. Siegel were compensated for their services.

Director Compensation (1)

As of December 31, 2023

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Craig Loverock	34,197	(1)	-	224,363	(3)	-	-		258,560
William Caragol	60,000		-	224,363	(3)	-	-		284,363
Ned L. Siegel	60,000		-	224,363	(3)	-	-		284,363
Lorenzo Rossi	270,824	(2)	-	-		-	903	(2)	271,727

(1) Payments were made in CAD and converted to USD per the exchange rate as of the date of each bill, of which include $11,456.51, $11,382.77, $11,366.40, and $11,542.10 on March 31, 2023, July 1, 2023, October 1, 2023, and December 31, 2023, respectively.

(2) Lorenzo Rossi’s gross salary in 2023 was $236,921.13 ($319,712.20 CAD), and he received $33,903.28 ($45,750.63 CAD) in vacation payouts. He additionally received contributions towards health, dental, and vision coverage equaling $902.78 ($1,218.25 CAD) in the same year. The payments were made in CAD, of which was converted to USD using the 2023 average exchange rate of 0.741045.

(3) During the year ended December 31, 2023, each of the three independent directors were granted 120,000 and 7,500 shares of common stock issuable upon the exercise of vested options at a price of $1.66 and $3.61 per share until January 30, 2033 and July 21, 2028, respectively. On July 23, 2024, the exercise price of each of the foregoing options was lowered to $0.7204 per share, the closing price of the Company’s common stock as reported by the Nasdaq Stock Market LLC.

Clawback Policy

On October 2, 2023, our Board adopted an executive compensation recoupment policy consistent with the requirements of the Exchange Act Rule 10D-1 and the Nasdaq listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under our equity incentive plans, in the event of a financial restatement to the extent that the payout for such awards would have been less, or in the event of fraud, or intentional, willful or gross misconduct that contributed to the need for a financial restatement.

83

Policies and Practices for Granting Certain Equity Awards

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The Compensation Committee is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions and internal milestones. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.

In determining the timing and terms of an equity award, the Board or the Compensation Committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The Board’s or the Compensation Committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

The Company is committed to maintaining transparency in its executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company regularly reviews its policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance and continue to serve the best interests of the Company and its shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND  MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this report by (a) each shareholder who is known to us to beneficially own more than 5% of our common stock, (b) directors, (c) our executive officers, and (d) all executive officers and directors as a group. Beneficial ownership is determined according to the SEC rules, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options, warrants and other securities convertible or exercisable into shares of common stock, provided that such securities are currently exercisable or convertible within 60 days of August 30, 2024. Each director or officer, as the case may be, has furnished us with information with respect to their beneficial ownership. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned Before Offering(2)	Percentage of Common Stock Beneficially Owned After Offering(3)

Steven Rossi -CEO, President, and Chairman	2,617,539	(4)	8.79%	5.71%

Michael Johnston -CFO	-		-	-

Lorenzo Rossi -Director	-		-	-

Craig Loverock -Director	95,000	(5)	*	*%

William Caragol -Director	95,000	(6)	*	*%

Ned L. Siegel -Director	95,000	(7)	*	*%

All officers and directors as a group (6 persons)	2,902,538		9.66%	6.30%

5%+ Shareholders (8):
Armistice Capital, LLC (9)	2,065,892	(8)	6.92%	4.52%

Wesley van de Wiel	1,775,000	(9)	5.82%	3.82%

85

*Less than 1%.

(1)	Unless otherwise indicated, the address for each person is c/o Worksport Ltd., 2500 N America Drive, West Seneca, NY 14224.

(2)	Based on 29,667,609 shares of common stock outstanding as of August 30, 2024.

(3)	Based on 45,693,251 shares of common stock after this offering, assuming all of the Shares (and no Pre-Funded Warrants) are sold.

(4)	Includes (i) 100,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until August 6, 2021; and (ii) 25,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until July 21, 2033. Mr. Rossi also owns 100 shares of Series A Preferred Stock entitling him to 51% of the voting power of the corporation. Mr. Rossi also has option grants amounting to 3,500,000 of issuable stock upon the completion of milestones deemed unlikely to be completed in the near future.

(5)	Includes (i) 15,000 shares of restricted shares of common stock granted on September 6, 2021 and that vested on September 6, 2021, (ii) 15,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until July 23, 2026, (iii) 20,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until December 29, 2026 and (iv) 60,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until January 30, 2033.

(5)	Includes (i) 15,000 shares of restricted shares of common stock granted on September 6, 2021 and that vested on January 1, 2022, (ii) 15,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until August 6, 2026, (iii) 20,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until December 29, 2026 and (iv) 60,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until January 30, 2033.

(6)	Includes (i) 15,000 shares of restricted shares of common stock granted on September 6, 2021 and that vested on January 1, 2022, (ii) 15,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until August 6, 2026, (iii) 20,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until December 29, 2026 and (iv) 60,000 shares of common stock issuable upon the exercise of vested options at a price of $0.7042 per share until January 30, 2033.

(7)	Information regarding shareholders who beneficially own more than 5% of our common stock is based on Schedules 13D and 13G filed with the Securities and Exchange Commission (SEC), without verification.

(8)	Address for Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, New York 10022. Steven Boyd is the Managing Member of Armistice Capital, LLC and is assumed to have voting and dispositive control of these securities.

(9)	Consists of (i) 950,000 shares of common stock; (ii) 600,000 shares of common stock issuable upon the exercise of vested warrants; and (iii) 225,000 shares of common stock issuable upon the exercise of vested stock options owned by the Reporting Person as of the filing date of his Schedule 13G. Address for the shareholder is the Company’s executive offices.

86

Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

(As of December 31, 2023)

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights:	Weighted average exercise price of outstanding options, warrants and rights:	Number of securities remaining available for future issuance:
2015 Equity Incentive Plan:
Equity compensation plans approved by security holders	672,500	$2.54	0
Equity compensation plans not approved by security holders	0	0	0
Total	672,500	$2.54	0

2021 Equity Incentive Plan:
Equity compensation plans approved by security holders	1,190,000	$5.5	60,000
Equity compensation plans not approved by security holders	0	$0	0
Total	1,190,000	5.5	60,000

2022 Equity Incentive Plan: (1)
Equity compensation plans approved by security holders	12,500	$1.60	737,500
Equity compensation plans not approved by security holders	0	0	0
Total	12,500	$1.60	737,500

Total	1,875,000	$4.41	797,500

(1)	The 2022 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2022 Plan will automatically increase on January 1st of each calendar year during the term of the 2022 Plan, beginning with the calendar year 2023, by an amount of shares of common stock so that the total amount of common stock available under the 2022 Plan is equal to 15% of the total number of shares of common stock outstanding on December 31st of the prior calendar year minus the total number of shares reserved and available for issuance under the 2015 Plan and 2021 Plan. The number of shares of common stock authorized under the 2022 Plan as of January 1, 2024 was 3,033,107.

Changes in Control

There are no arrangements, to our knowledge, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

87

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a summary of transactions entered since January 1, 2022 to which we have been a party in which the amount involved exceeded or will exceed $120,000 (or, if less, 1% of the average of our total assets amounts as of December 31, 2023), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Forbes Anderson Limited, an accounting firm based in Ontario, Canada and managed by Worksport’s Chief Financial Officer, Michael Johnston, received $130,639 ($176,290 CAD) based on the 2023 average exchange rate for services rendered within the year ending December 31, 2023.

Controlling Persons

Mr. Rossi owns 100% of the outstanding shares of Series A Preferred Stock of the Company. The shares of Series A Preferred Stock collectively have 51% voting power of the outstanding securities of the Company which thereby renders Mr. Rossi the ability to elect members of our Board. The Company is not aware of any other agreements or understandings by a person or group of persons that could be construed as a controlling person.

Consulting Agreement

On July 23, 2024, we entered into a consulting agreement (the “Consulting Agreement”) with Steven Rossi and 2230164 Ontario Inc., an Ontario corporation owned by Mr. Rossi (the “Consultant”). The terms of the Consulting Agreement are substantially the same as the terms set forth in the Employment Agreement, dated May 10, 2021, with the Company. The Consulting Agreement replaces the Employment Agreement it is entirety; provided however that all equity awards previously issued to the Consultant pursuant to the Employment Agreement or otherwise, remain in full force and effect in accordance with their respective terms. See “Executive Compensation; Named Executive Officer Employment Agreements or Arrangements.”

Related Person Transaction Policy

Under our policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees, generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

EXPERTS

The 2023 and 2022 consolidated financial statements of Worksport Ltd. included in Worksport Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Lumsden & McCormick, LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this Offering Circular will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Circular on Form 1-A with the SEC under the Securities Act with respect to the securities offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

88

Report of Independent Registered Public Accounting Firm	F-16

Audited Consolidated Balance Sheets at December 31, 2023 and 2022	F-18

Audited Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2023 and 2022	F-19

Audited Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2023 and 2022	F-20

Audited Consolidated Statements of Cash Flow for the years ended December 31, 2023 and 2022	F-21

Notes to Audited Consolidated Financial Statements	F-22

89

Worksport Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,426,089	$3,365,778
Accounts receivable, net	623,386	463,122
Other receivable	140,863	165,865
Inventory (note 4)	6,386,744	3,631,492
Related party loan (note 8)	14,303	-
Prepaid expenses and deposits (note 5)	151,815	1,497,249
Total Current Assets	10,743,200	9,123,506
Investments (note 10)	90,731	90,731
Property and Equipment, net (note 6)	14,308,776	14,483,436
Right-Of-Use Asset, net (note 11)	705,155	917,354
Intangible Assets, net	1,337,636	1,338,889
Total Assets	$27,185,498	$25,953,916
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,750,166	$1,451,181
Payroll taxes payable	260,585	85,010
Related party loan (note 8)	-	2,192
Current portion – Long term debt (note 12)	-	5,300,000
Current lease liability (note 11)	243,203	328,229
Total Current Liabilities	2,253,954	7,166,612
Long Term – Lease Liability (note 11)	485,451	608,761
Long Term Debt (note 12)	5,300,000	-
Total Liabilities	8,039,405	7,775,373

Shareholders’ Equity
Series A & B Preferred Stock, $0.0001 par value, 100,100 shares authorized, 100 Series A and 0 Series B issued and outstanding, respectively (note 7)	-	-
Common stock, $0.0001 par value, 299,000,000 shares authorized, 28,520,704 and 20,320,503 shares issued and outstanding, respectively (note 7)	2,852	2,032
Additional paid-in capital	69,230,341	64,685,693
Share subscriptions receivable	(1,577)	(1,577)
Share subscriptions payable	5,964,290	1,814,152
Accumulated deficit	(56,041,233)	(48,313,177)
Cumulative translation adjustment	(8,580)	(8,580)
Total Shareholders’ Equity	19,146,093	18,178,543
Total Liabilities and Shareholders’ Equity	$27,185,498	$25,953,916

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-1

Worksport Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2024	2023	2024	2023

Net Sales	$1,921,539	$199,851	$2,434,176	$231,776
Cost of Goods Sold	1,624,910	153,288	2,100,091	173,045
Gross Profit	296,629	46,563	334,085	58,731

Operating Expenses
General and administrative	2,946,386	1,744,801	5,620,704	3,874,413
Sales and marketing	478,792	548,712	545,569	1,093,063
Professional fees	766,563	1,491,453	1,710,341	2,360,064
(Gain) loss on foreign exchange	15,636	316	7,685	(142)
Total operating expenses	4,207,377	3,785,282	7,884,299	7,327,398
Loss from operations	(3,910,748)	(3,738,719)	(7,550,214)	(7,268,667)

Other Income (Expense)
Interest expense	(134,164)	(187,893)	(257,762)	(352,992)
Interest income	-	78,778	3,054	198,606
Rental income (note 17)	31,513	50,379	76,866	94,835
Gain on settlement of debt	-	-	-	7,493
Total other income (expense)	(102,651)	(58,736)	(177,842)	(52,058)

Net Loss	$(4,013,399)	$(3,797,455)	$(7,728,056)	$(7,320,725)

Loss per Share (basic and diluted)	$(0.15)	$(0.22)	$(0.33)	$(0.43)
Weighted Average Number of Shares (basic and diluted)	25,958,628	17,165,533	23,573,349	17,162,471

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-2

Worksport Ltd.

Condensed Consolidated Statements of Shareholders’ Equity

For the Three Months Ended June 30, 2024 and 2023

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at April 1, 2023	100	$0	17,159,376	$1,716	$57,275,920	$(1,577)	$1,223,111	$(36,907,489)	$(8,580)	$21,583,101
Issuance for services and subscriptions payable	-	-	250,000	25	1,332,798	-	271,774	-	-	1,604,597
Share issuance	-	-	4,434	1	7,131	-	-	-	-	7,132
Net loss	-	-	-	-	-	-	-	(3,797,455)	-	(3,797,455)
Balance at June 30, 2023	100	$0	17,413,810	$1,742	$58,615,849	$(1,577)	$1,494,885	$(40,704,944)	$(8,580)	$19,397,375

Balance at April 1, 2024	100	$0	24,100,201	$2,410	$69,018,715	$(1,577)	$1,917,585	$(52,027,834)	$(8,580)	$18,900,719
Issuance for services and subscriptions payable	-	-	102,611	10	686,609	-	188,241	-	-	874,860
Warrant inducement (note 16)	-	-	2,840,000	284	(474,850)	-	3,858,464	-	-	3,383,898
Warrant exercise (note 14)	-	-	1,477,892	148	(133)	-	-	-	-	15
Net loss	-	-	-	-	-	-	-	(4,013,399)	-	(4,013,399)
Balance at June 30, 2024	100	$0	28,520,704	$2,852	$69,230,341	$(1,577)	$5,964,290	$(56,041,233)	$(8,580)	$19,146,093

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-3

Worksport Ltd.

Condensed Consolidated Statements of Shareholders’ Equity

For the Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at January 1, 2023	100	$0	17,159,376	$1,716	$56,919,625	$(1,577)	$591,289	$(33,384,219)	$(8,580)	$24,118,254
Issuance for services and subscriptions payable	-	-	250,000	25	1,689,093	-	903,596	-	-	2,592,714
Share issuance	-	-	4,434	1	7,131	-	-	-	-	7,132
Net loss	-	-	-	-	-	-	-	(7,320,725)	-	(7,320,725)
Balance at June 30, 2023	100	$0	17,413,810	$1,742	$58,615,849	$(1,577)	$1,494,885	$(40,704,944)	$(8,580)	$19,397,375

Balance at January 1, 2024	100	$0	20,320,503	$2,032	$64,685,693	$(1,577)	$1,814,152	$(48,313,177)	$(8,580)	$18,178,543
Issuance for services and subscriptions payable	-	-	317,148	31	1,824,718	-	291,674	-	-	2,116,423
Shares issued (note 7)	-	-	2,877,161	288	3,194,913	-	-	-	-	3,195,201
Warrant inducement (note 16)	-	-	2,840,000	284	(474,850)	-	3,858,464	-	-	3,383,898
Warrant exercise (note 14)	-	-	2,165,892	217	(133)	-	-	-	-	84
Net loss	-	-	-	-	-	-	-	(7,728,056)	-	(7,728,056)
Balance at June 30, 2024	100	$0	28,520,704	$2,852	$69,230,341	$(1,577)	$5,964,290	$(56,041,233)	$(8,580)	$19,146,093

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-4

Worksport Ltd.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2024 and 2023

(Unaudited)

	2024	2023
Operating Activities
Net Loss	$(7,728,056)	$(7,320,725)
Adjustments to reconcile net loss to net cash from operating activities:
Shares, options and warrants issued for services	2,116,423	3,523,714
Depreciation and amortization	615,972	461,204
Change in operating lease	3,863	(17,182)
	(2,736,258)	(3,967,736)
Changes in operating assets and liabilities (note 9)	(1,429,494)	(2,665,715)
Net cash used in operating activities	(6,421,292)	(6,018,704)

Cash Flows from Investing Activities
Investments	-	(66,308)
Purchase of property and equipment	(335,787)	(2,596,738)
Net cash used in investing activities	(335,787)	(2,663,046)

Financing Activities
Net change in related party loan	(16,495)	(43,904)
Proceeds from warrant exercise	3,638,684	-
Proceeds from issuance of common share, net of issuance cost	3,195,201	-
Proceeds from issuance of common stock	-	7,132
Net cash received from (used in) financing activities	6,817,390	(36,772)

Change in cash	60,311	(8,718,522)
Cash, restricted cash and cash equivalents - beginning of period	3,365,778	14,620,757
Cash, restricted cash and cash equivalents end of period	$3,426,089	$5,902,235
Supplemental Disclosure of non-cash operating and investing activities
Fixed asset additions included in accounts payable	$104,272	$-
Supplemental Disclosure of non-cash investing and financing activities
Shares issued for purchase of software	$-	$72,467
Supplemental Disclosure of non-cash operating and financing activities
Warrant inducement issuance costs included in accounts payable	$254,702	$-
Supplemental Disclosure of cash flow information
Income tax paid	$-	$-
Interest paid	$289,623	$272,125

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-5

Worksport Ltd.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation and Business Condition

a) Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary in order to make the financial statements not misleading and for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three and six month periods ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024.

Worksport Ltd. (together with its subsidiaries, the “Company”) was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In May 2020, FNHI changed its name to Worksport Ltd. During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the “Reverse Acquisition”) with TruXmart Ltd. (“TruXmart”). On May 2, 2018, TruXmart legally changed its name to Worksport Ltd. (“Worksport”). Worksport designs and distributes truck tonneau covers in Canada and the United States.

b) Statement of Compliance

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).

c) Basis of Measurement

The Company’s financial statements have been prepared on the accrual basis.

d) Consolidation

The Company’s condensed consolidated financial statements consolidate the accounts of the Company. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions have been eliminated upon consolidation.

e) Functional and Reporting Currency

These condensed consolidated financial statements are presented in United States dollars (USD or US$). The functional currency of the Company and its subsidiaries are United States dollar. For purposes of preparing these condensed consolidated financial statements, transactions denominated in Canadian dollars (CAD or C$) were converted to United States dollars at the spot rate. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized as incurred in the accompanying condensed consolidated statement of operations.

f) Use of Estimates

The preparation of condensed unaudited financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-6

2. Going Concern

As of June 30, 2024, the Company had $3,426,089 in cash and cash equivalents. The Company has generated only limited revenues and has relied primarily upon capital generated from public and private offerings of its securities. Since the Company’s acquisition of Worksport in fiscal year 2014, it has never generated a profit. As of June 30, 2024, the Company had an accumulated deficit of $56,041,233.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the three and six months ended June 30, 2024, the Company had net losses of $4,013,399 (2023 - $3,797,455) and $7,728,056 (2023 - $7,320,725). As of June 30, 2024, the Company had working capital of $8,489,246 (December 31, 2023 – $1,956,894) and had an accumulated deficit of $56,041,233 (December 31, 2023 - $48,313,177). The Company has not generated profit from operations since inception and to date has relied on debt and equity financing for continued operations. The Company’s ability to continue as a going concern is dependent upon the ability to generate cash flows from operations and obtain equity and/or debt financing. The Company intends to continue funding operations through equity and debt financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements in the long term. There can be no assurance that the steps management is taking will be successful.

Despite the Company having mostly completed its purchasing of large manufacturing machinery, operational costs are expected to remain elevated and, thus, further decrease cash and cash equivalents. Concurrently, the Company intends to continue its ramp-up of manufacturing and increasing sales volumes in 2024, which should mitigate the effects of operational costs on cash and cash equivalents; this view is supported by the fact that the manufacturing facility of the Company was completed for initial production output in 2023 and started to generate revenue in the third quarter of 2023, registering its highest quarterly sales total in the Company’s history in the second quarter of 2024.

The Company has successfully raised cash, and it is positioned to do so again if deemed necessary or strategically advantageous. During the year ended December 31, 2021, the Company, through its Reg-A public offering, private placement offering, underwritten public offering, and exercises of warrants, raised an aggregate of approximately $32,500,000. On September 30, 2022, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated September 30, 2022 (“ATM Agreement”), with H.C. Wainwright & Co., LLC, as the sales agent (“HCW”). Pursuant to the ATM Agreement, HCW is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. As of June 30, 2024, the Company has sold and issued 604,048 shares of common stock in consideration for net proceeds of $780,356 under the ATM Agreement.

On November 2, 2023, the Company consummated a registered direct offering pursuant to which the Company issued 1,925,000 shares of common stock and 1,575,000 pre-funded warrants to an institutional investor for a total net proceeds of $4,261,542. Concurrently with the registered direct offering, the Company issued the same institutional investor 7,000,000 warrants in a private sale. The warrants are exercisable for 7,000,000 shares of common stock for $1.34 per share six months after issuance and until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 7,000,000 shares of common stock underlying the warrants on a Form S-1 (333-276241) which was declared effective by the SEC on December 29, 2023.

On March 20, 2024, the Company consummated a registered direct offering pursuant to which the Company issued 2,372,240 shares of common stock and 1,477,892 pre-funded warrants to the same institutional investor as in the Company’s registered direct offering on November 2, 2023, for a total net proceeds of $2,629,083. Concurrently with the registered direct offering, the Company issued the institutional investor 7,700,264 warrants in a private sale. The warrants are exercisable for 7,700,264 shares of common stock for $0.74 per share six months after issuance until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 7,700,264 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024 .

To date, the Company’s principal sources of liquidity consist of net proceeds from public and private securities offerings and cash exercises of outstanding warrants. Management is focused on transitioning towards revenue as its principal source of liquidity by growing existing product offerings as well as the Company’s customer base. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for planned operations or future business developments. Future business development and demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot provide assurances it will be able to raise additional capital on acceptable terms, or at all.

F-7

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Still, certain factors indicate the existence of a material uncertainty that cast substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments could be material.

3. Significant Accounting Policies

The accounting policies used in the preparation of these condensed consolidated interim financial statements are consistent with those of the Company’s audited financial statements for the year ended December 31, 2023.

4. Inventory

As of June 30, 2024 and December 31, 2023, inventory consists of the following:

	June 30, 2024	December 31, 2023
Finished goods	$2,305,095	$1,717,669
Promotional items	101,660	101,660
Raw materials	3,979,989	1,812,163
	$6,386,744	$3,631,492

As of June 30, 2024, the value of finished goods on-hand increased due to stockpiling of hard tonneau covers, which have higher values than stockpiled soft tonneau covers, as well as their raw materials to capitalize on demand generated from the Company’s 2024 sales campaigns.

5. Prepaid expenses and deposits

As of June 30, 2024 and December 31, 2023, prepaid expenses and deposits consist of the following:

	June 30, 2024	December 31, 2023
Consulting, services, and advertising	$55,003	$5,215
Deposits	96,812	1,492,034
	$151,815	$1,497,249

As of June 30, 2024, prepaid expenses and deposits consists of $55,003 (December 31, 2023 - $5,215) in prepaid consulting, services, and advertising for third party consultants through the issuance of shares and stock options. Amounts in deposits relate to prepayments for manufacturing components and finished goods.

F-8

6. Property and Equipment

As of June 30, 2024 and December 31, 2023, major classes of property and equipment consist of the following:

	June 30, 2024	December 31, 2023
Equipment	$3,122,387	$2,784,098
Manufacturing equipment	3,308,186	3,260,679
Furniture	154,065	146,049
Product molds	524,476	524,476
Computers	96,056	84,070
Leasehold improvements	895,593	861,332
Building	6,079,410	6,079,410
Land	2,239,405	2,239,405
Automobile	168,497	168,497
Less accumulated depreciation	(2,279,299)	(1,664,580)
	$14,308,776	$14,483,436

7. Shareholders’ Equity (Deficit)

During six months ended June 30, 2024, the following transactions occurred:

During the six months ended June 30, 2024, the Company sold 504,921 shares of common stock for a total net proceeds of $566,118. The sale of shares was in connection with the shelf registration statement on Form S-3 effective on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated as of September 30, 2022.

The Company recognized consulting expense of $595,863 to share subscriptions payable from restricted shares and stock options to be issued. As of June 30, 2024, the Company issued 317,148 restricted shares with a value of $369,700.

During the six months ended June 30, 2024, the Company closed a sale of 2,372,240 shares of common stock for net proceeds of $1,535,591. In association with the sale of common stock, the Company issued 1,477,892 pre-funded warrants and 7,700,264 warrants totaling proceeds of $1,093,492. Refer to note 14.

Refer to note 14, 15 and 16 for additional shareholders’ equity (deficit) details.

During six months ended June 30, 2023, the following transactions occurred:

The Company recognized consulting expense of $903,596 to share subscriptions payable from restricted shares and stock options to be issued. As of June 30, 2023, the restricted shares have not been issued. During the same period the Company issued 250,000 shares of common stock for consulting services valued at $635,000.

Refer to note 15 for additional shareholders’ equity (deficit) details.

F-9

As of June 30, 2024, the Company was authorized to issue 299,000,000 shares of its common stock with a par value of $0.0001. All shares were ranked equally with regard to the Company’s residual assets. During the six months ended June 30, 2024, the Company was authorized to issue 100 shares of its Series A and 100,000 Series B Preferred Stock with a par value of $0.0001. Series A preferred Stock have voting rights equal to 299 shares of common stock, per share of preferred stock. Series B preferred Stock have voting rights equal to 10,000 shares of common stock, per share of Preferred Stock.

8. Related Party Transactions

During the six months ended June 30, 2024, the Company recorded salaries expense of $230,026 (2023 - $210,394) for the Company’s CEO. During the six months ended June 30, 2024, the Company recorded salaries expense of $164,937 (2023 – 148,927) to an officer and director of the Company . As of June 30, 2024, the Company has a receivable of $14,303 (December 31, 2023 – payable of $2,192) from the CEO  .

9. Changes in Cash Flows from Operating Assets and Liabilities

The changes to the Company’s operating assets and liabilities for the six months ended June 30, 2024 and 2023 are as follows:

	2024	2023
Decrease (increase) in accounts receivable	$(160,264)	$(263,874)
Decrease (increase) in other receivable	25,002	(33,212)
Decrease (increase) in inventory	(2,755,252)	(1,533,492)
Decrease (increase) in prepaid expenses and deposits	1,345,434	(14,280)
Increase (decrease) in payroll taxes payable	175,575	7,900
Increase (decrease) in accounts payable and accrued liabilities	(59,989)	(828,757)
	$(1,429,494)	$(2,665,715)

10. Investments

During the year ended December 31, 2019, the Company entered into an agreement to purchase 10,000,000 shares of a privately owned US-based mobile phone development company for $50,000 – representing a 10% equity stake. The shares have been issued to the Company. As of June 30, 2024, and December 31, 2023, the Company had advanced a total of $24,423  and is advancing tranches of capital as required by the Company.

During the six months ended June 30, 2024, $66,308 ($90,000 CAD) of the Company’s Guaranteed Investment Certificate (“GIC”) matured and the Company received $3,054 ($4,129 CAD) in interest income. During the same period, the Company reinvested the principal amount of $66,308 ($90,000 CAD) in a GIC. The GIC bears a variable interest rate and will mature on February 27, 2025. The anticipated earned interest on the GIC at maturity is $3,123 ($4,275 CAD).

11. Operating Lease Obligations

During the year ended December 31, 2019, the Company signed a lease agreement for warehouse space to commence on August 1, 2019 and end on July 31, 2022 with monthly lease payments of $2,221. During the year ended December 31, 2021, the Company entered into a second lease agreement for warehouse space to commence on June 1, 2021 and end on May 31, 2024 with monthly lease payments of $19,910.

During the year ended December 31, 2022, the Company signed a lease agreement for approximately 20,296 square feet to be used as its primary corporate office and R&D facility pursuant to a five-year lease, dated June 1, 2022, for a variable rate averaging $22,101 per month over the lifetime of the lease. The Company also pays approximately $4,418 in additional fees per month, which varies year to year.

During the year ended December 31, 2023, the Company signed a lease agreement for office space to be used as an R&D facility pursuant to a one-year lease with an option to extend the lease for an additional year, dated June 1, 2023 , for a monthly rent of $3,350. The Company did not exercise the one year extension option for this facility.

F-10

During the six months ended June 30, 2024, the Company signed a lease agreement for office space to be used as an R&D facility pursuant to a one-year lease with an option to extend the lease for an additional year, dated June 1, 2024, for a monthly rent of $3,600.

The Company has accounted for its leases upon adoption of ASC 842 whereby it recognizes a lease liability and a right-of-use asset at the date of initial application beginning January 1, 2019. The lease liability is measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate of 10%. The Company has measured the right-of-use asset at an initial amount equal to the lease liability.

The Company’s right-of-use asset and lease liability as of June 30, 2024, and December 31, 2023, are as follows:

	June 30, 2024	December 31, 2023
Right-of-use asset	$705,155	$917,354
Current lease liability	$243,203	$328,229
Long-term lease liability	$485,451	$608,761

The following is a summary of the Company’s total lease costs:

	June 30, 2024	June 30, 2023
Operating lease cost	$252,000	$252,000

The following is a summary of cash paid during the six months ended June 30, 2024 and 2023 for amounts included in the measurement of lease liabilities:

	June 30, 2024	June 30, 2023
Operating cashflow	$248,000	$245,000

The following are future minimum lease payments as of June 30, 2024:

2025	$302,480
2026	273,672
2027	257,748
Total future minimum lease payments	833,900
Less: amount representing interest	(105,246)
Present value of future payments	728,654
Current portion	243,203
Long term portion	$485,451

12. Long term Debt

On May 4, 2022, the Company, as the guarantor, and Worksport New York Operations Corporation (“Worksport New York”), as the borrower (the “Borrower”) entered into a secured loan agreement (the “Loan Agreement”) with an external banking entity (the “Lender”) relating to the Company’s purchase of a 152,847 square-foot building situated on two parcels of land aggregating 18 acres of land located in West Seneca, New York (collectively, the “Property”) for a total purchase price of $8,150,000 on May 6, 2022. Under the terms of the Loan Agreement, the Borrower procured a total principal sum of $5,300,000, bearing an interest rate of the prime rate plus 2.25% annually, for the Company’s purchase of the Property and covering associated costs. To ensure the loan’s servicing over its duration, the Company allocated $667,409 into a specially designated account. By the close of June 30, 2024, this account’s balance had changed to $386,164, which is recorded under cash and cash equivalents in the accompanying financial statements. As of June 30, 2024, the outstanding principal and the accrued interest was an aggregate of $5,325,664 . This outstanding balance and accrued interest are due on August 10, 2024. The Company disclosed the material terms of the Loan Agreement in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022.

F-11

On February 4, 2024, the Company and Worksport New York entered into a Forbearance Agreement with the Lender in connection with the Loan Agreement. Pursuant to the Forbearance Agreement, the Lender agreed to forbear from commencing an action for judgement of foreclosure and sale, seeking an appointment of a receiver or collecting default accrued interest under the Loan until the occurrence of a Termination Event (as defined in the Forbearance Agreement) and the Company and Worksport waived all defenses in connection with the Worksport New York failure to maintain 1.20 to 1.0 debt service coverage ratio of operating income to debt service under the Loan for each of the trailing twelve (12) months ended December 31, 2023, and the indirect sale of equity securities of Worksport New York as a result of the Company’s sale equity securities in November 2023 (the “Existing Defaults”). Pursuant to the Forbearance Agreement, the definition of “Permitted Transfers” in the Loan Agreement was amended to include the transfer of direct or indirect interest in the Company solely through a stock sale for capital raising purposes, subject to certain conditions, including no occurrence of an Event of Default (other than the Existing Defaults), change in ownership or control of the Company, no new 10% or greater owners, and no involvement of Sanctioned Persons. The Borrower must provide prior notice to Lender and satisfactory reporting of the results of the capital raise.

On May 14, 2024, the Company successfully negotiated an extension of the maturity date for its $5.3 million Loan Agreement that was originally due on May 20th, 2024. The Company entered into an agreement with the lender to extend the maturity date to August 10th, 2024. The Company has since refinanced this loan.

On July 19, 2024, the Company, as the guarantor, and Worksport New York Operations Corporation as well as Worksport USA Operations Corporation, entered into a $6,000,000 Revolving Financing and Assignment Agreement with an external lending entity with a maturity of 24 months from initial funding (July 2026). Upon transaction close, the Company drew down approximately $5.06 million of the Revolving Credit Facility, net of $790,000 of interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and additionally drew approximately $330,000, leaving approximately $940,000 available for Accounts Receivable financing under the Agreement as of the deal close date.

During the year ended December 31, 2020, the Company received $28,387 ($40,000 CAD) interest-free from the Government of Canada as part of the COVID-19 small business relief program. Repaying the balance of the loan on or before December 31, 2023 resulted in loan forgiveness of 25 percent (25%). As of September 30, 2022, the Company made the repayment of $28,387 ($40,000 CAD) and, as of February 14, 2023, received the forgiven debt of $7,493 ($10,000 CAD). As at June 30, 2024 and December 31, 2023, there are no amounts owing, and the loan has been fully settled.

13. Loss per Share

For the three and six months ended June 30, 2024, loss per share is $0.15 and $0.33 (basic and diluted) compared to the three and six months ended June 30, 2023, of $0.22 and $0.43 (basic and diluted) using the weighted average number of shares of 25,958,628 and 23,573,349 (basic and diluted) as of June 30, 2024 and 17,165,533 and 17,162,471 (basic and diluted) as of June 30, 2023, respectively.

There are 299,000,000 shares authorized with 28,520,704 and 17,413,810 shares issued and outstanding, as at June 30, 2024 and 2023, respectively. The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.” Shares underlying the Company’s outstanding warrants and convertible promissory notes were excluded due to the anti-dilutive effect they would have on the computation. As of June 30, 2024, the Company has 24,590,188  warrants convertible   to 24,890,188 common shares, 357,018 restricted stock to be issued, and 5,462,256 stock options exercisable for 5,462,256 common shares for a total underlying common shares of 30,709,462. As of June 30, 2023, the Company has 3,939,924 warrants convertible to 4,239,924 common shares, 1,215,212 restricted stock to be issued, 300,000 performance stock units and 3,270,106 stock options exercisable for 3,270,106 common shares for a total underlying common shares of 9,025,242.

F-12

14. Warrants

During the six months ended June 30, 2024, in connection with the sale of 2,372,240 shares of common stock, the Company also sold 1,477,892 pre-funded warrants and issued 7,700,264 warrants exercisable for a total of 7,700,264   shares of common stock for $0.0001 and $0.74, respectively, per share. The Company received net proceeds of $1,093,492 associated with the sale of the pre-funded warrants. The pre-funded warrants are immediately exercisable until all of the pre-funded warrants are exercised. During the same period 1,477,892 pre-warrants were exercised for 1,477,892 shares of common stock for $15.

During the year ended December 31, 2023, in connection with the sale of 1,925,000 shares of common stock in a registered direct offering, the Company also sold 1,575,000 pre-funded warrants and 7,000,000 warrants exercisable for 7,000,000 shares of common stock for $0.0001 and $1.34, respectively, per share. The Company received net proceeds of $2,110,342 associated with the sale of the pre-funded warrants. During the same period 887,000 pre-funded warrants were exercised for 887,000 shares of common stock for $89. During the six months ended June 30, 2024, the remaining 688,000 pre-funded warrants were exercised for 688,000 shares of common stock for $69. Further, during this same period, the Company induced the exercise of 7,000,000 warrants at a reduced exercise price of $0.5198 per share in consideration for the Company to issue new warrants to purchase up to 12,950,000 additional shares of common stock – resulting in gross proceeds of approximately $3,638,000 received by the Company.

During the year ended December 31, 2023, the Company and a stock options holder agreed to cancel all 400,000 stock options in exchange for extending the exercisable period of 300,000 warrants to December 31, 2024. Later in the year ended December 31, 2023, the expiration date for these warrants was extended to December 31, 2026, and the stock option holder was issued an additional 400,000 restricted stock units.

As of June 30, 2024, the Company has the following warrants outstanding:

Exercise price	Number outstanding	Remaining Contractual Life (Years)	Expiry date
$6.05	130,909	0.09	August 3, 2024
$6.05	3,446,515	0.10	August 6, 2024
$2.40	62,500	0.72	March 20, 2025
$4.00	300,000	2.50	December 31, 2026
$0.74	7,700,264	5.23	September 20, 2029
$0.52	12,950,000	5.41	November 26, 2029
	24,590,188	4.53

The average remaining contractual life of outstanding warrants that expire is 4.53

	June 30, 2024		December 31, 2023
	Number of warrants	Weighted average price	Number of warrants	Weighted average price
Balance, beginning of year	11,627,924	$2.42	3,939,924	$5.84
Issuance	22,128,156	$0.56	8,575,000	$1.09
Exercise	(9,165,892)	$0.40	(887,000)	$0.0001
Balance, end of period	24,590,188	$1.44	11,627,924	$2.42

15. Stock Options and Performance Share Units

Under the Company’s 2015, 2021 and 2022 Equity Incentive Plans, the number of shares of common stock reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding shares of common stock of the Company, have a maximum term of 10 years, and vest at the discretion of the Board of Directors.

All equity-settled, share-based payments are ultimately recognized as an expense in the statement of operations with a corresponding credit to “Additional Paid in Capital.” If vesting periods or other non-market vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods if share options ultimately exercised are different than that estimated on vesting.

F-13

Performance Share Units

On May 1, 2023, the Company and Steven Rossi reached an agreement to modify 1,600,000 restricted stock units and 400,000 performance stock units issued on November 11, 2022, and December 29, 2021, respectively, and replace them with 2,000,000 stock options, as described below.

On November 11, 2022, 700,000 performance stock units (“PSUs”) granted on December 29, 2021, were modified to include new terms pertaining to the PSU vesting schedule. On December 29, 2021, the Company granted 400,000 and 300,000 performance stock units (“PSUs”) to the Company’s Chief Executive Officer and a director, respectively.

Stock Options

The Company uses the Black-Scholes option pricing model to determine fair value of stock options on the grant date.

During the six months ended June 30, 2024, the Company issued 350,000 stock options to an employee with an exercise price of $0.78 and an expiration date of June 28, 2034.

During the six months ended June 30, 2024, the Company issued 68,800 stock options to employees with an exercise price ranging from $0.57 to $1.41 and expiration dates from February 1, 2029 to March 22, 2034. Of these stock options, 8,300 were subsequently cancelled.

During the year ended December 31, 2023, the Company issued 1,500,000 stock options to Steven Rossi. The stock options have an exercise price of $1.44 and an expiration date of October 31, 2033.

During the year ended December 31, 2023, the Company issued 12,100 and 25,000 stock options to employees with an exercise price of $1.70 and $1.44, respectively. The stock options will expire 10 years from the grant date.

During the year ended December 31, 2023, the Company issued 321,150 stock options to employees, consultants and directors with an exercise price ranging from $2.55 to $4.20 which will expire at various points though August 23, 2033. During the year ended December 31, 2023, 49,500 stock options were cancelled upon the departure of employees, and an additional 7,100 stock options were cancelled upon the departure of an employee during the six months ended June 30, 2024.

During the year ended December 31, 2023, the Company issued 2,000,000 stock options to Steven Rossi. The stock options have an exercise price of $1.74 and an expiration date of May 1, 2033.

During the year ended December 31, 2023, the Company issued 75,000 stock options to an employee with an exercise price of $2.43 and expiring on May 18, 2033.

During the year ended December 31, 2023, the Company issued 65,000 stock options to employees and a consultant with an exercise price of $1.53 and expiring on March 14, 2033. During the year ended December 31, 2023, 15,000 stock options were cancelled upon the departure of employees, and an additional 5,000 stock options were cancelled upon the departure of an employee during the six months ended June 30, 2024.

During the year ended December 31, 2023, the Company issued 85,106 stock options to an employee with an exercise price of $1.53 and expiring on March 14, 2033.

During the year ended December 31, 2023, the Company issued 300,000 stock options to a consultant with an exercise price of $1.66 and expiring on January 30, 2028.

During the year ended December 31, 2023, the Company issued 360,000 stock options to directors with an exercise price of $1.66 and expiring on January 30, 2033.

	June 30, 2024		December 31, 2023
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of period	5,063,856	$1.96	785,000	$4.74
Granted	418,800	$0.84	4,743,356	$1.80
Cancelled	(20,400)	$(2.31)	(464,500)	$(5.02)
Balance, end of period	5,462,256	$1.95	5,063,856	$1.96

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on June 30, 2024
Stock options	$0.57-5.50	5,462,656	8.46	$1.95	1,278,750

F-14

As of June 30, 2024 and December 31, 2023, Terravis Energy Inc., a wholly owned subsidiary of the Company, has the following options outstanding:

	June 30, 2024		December 31, 2023
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of period	1,350,000	$0.01	1,350,000	$0.01
Granted	-	$-	-	$-
Balance, end of period	1,350,000	$0.01	1,350,000	$0.01

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on June 30, 2024
Stock options	$0.01	1,350,000	7.78	$0.01	1,350,000

16. Warrant Inducement

On May 9, 2024, the Company entered into a warrant inducement agreement (the “Inducement”) with the holder of existing warrants to purchase an aggregate 7,000,000 shares at a reduced exercise price of $0.5198. Pursuant to the Inducement, the exercising holder of the existing warrants received 12,950,000 inducement warrants and the Company received $3,639,000 from the exercise of the existing warrants. As a result of the inducement and subsequent exercise, the Company determined the incremental fair value provided to the holder from both the adjustment in exercise price of the existing warrants and the fair value of the inducement warrants issued using the Black Scholes model. The total incremental fair value of $4,996,000, is recorded as a non-cash deemed dividend. The proceeds of the warrant inducement and issuance of 2,840,000 shares of common stock are recorded as capital in excess of par. The obligation to issue the remaining 4,160,000 shares is recorded as a share subscription payable.

17. Rental Income

During the year ended December 31, 2022, the Company entered into a sublease agreement for its warehouse in Mississauga, Ontario, Canada. The sublease commenced on September 15, 2022, and ended on May 31, 2024 at $15,515 ($19,992 CAD) per month.

During the six months ended June 30, 2024, the Company recognized rental income of $76,866 (2023 - $94,835).

18. Subsequent Events

The Company has evaluated subsequent events through August 13, 2024. The following events occurred after the three and six months ended June 30, 2024:

●	On July 19, 2024, the Company refinanced its $5.3 million loan by entering into a Revolving Financing and Assignment Agreement with a facility of $6 million with a maturity of 24 months from initial funding (July 2026). Upon transaction close, the Company drew down approximately $5.06 million of the Revolving Credit Facility, net of $790,000 of interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and additionally drew approximately $330,000 in accounts receivables, leaving approximately $940,000 available for Accounts Receivable financing under the Agreement as of the deal close date.

●	On July 23, 2024, the Company engaged in stock option repricing for certain employees, executive officers, and members of the board of directors of the Company. All included options’ exercise prices were repriced to $0.7042 – the closing price per share of the Company’s Common Stock as reported on The Nasdaq Stock Market on July 23, 2024. The Repriced Options consisted of certain outstanding stock options that had been granted under the Company’s 2015 Equity Incentive Plan, the 2021 Equity Incentive Plan and 2022 Stock Incentive Plan as of the Effective Date.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Worksport Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worksport Ltd. and Subsidiaries (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial condition of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Inventory

Description of the Matter

As of December 31, 2023, the Company’s inventory balance was $3.6 million. As reported in Note 5, inventory has increased significantly over the past year as the Company began to stockpile inventory due to its start of domestic production during 2023. The Company evaluates its inventory for obsolescence on an ongoing basis by considering historical usage as well as requirements for future orders.

F-16

Given the inherent uncertainty and significant judgments necessary to value inventory and its related obsolescence, auditing management’s estimates involved a high degree of auditor judgment.

How We Addressed the Matter in Our Audit

Our auditing procedures related to inventory valuation included the following, among others:

●	We evaluated the appropriateness and consistency of management’s methods used to value inventory and develop its estimates.
●	We evaluated the reasonableness of judgments made and significant assumptions used by management relating to key estimates.
●	We inquired of management relative to write-offs of inventory during the year.
●	We tested the completeness and accuracy of management’s inventory detail.
●	We developed an independent expectation of the obsolescence reserve based on our knowledge of the Company’s inventory, including analysis of slow-moving items and historical usage and compared it to actual.
●	We performed a lower of cost or net realizable value analysis by selecting a sample of items included in inventory at year-end.
●	We selected a sample of purchases made throughout the year to ensure they were included in inventory at the proper weighted-average value.
●	We selected a sample of purchases made before and after the year end to ensure proper cut-off was achieved.
●	During our physical inventory observation, we toured the Company’s facility and examined inventory on hand to determine the completeness and existence of ending inventory.
●	We examined management’s overhead analysis and performed procedures to test its completeness and accuracy.

Shareholders’ Equity and Related Transactions

Description of the Matter

As discussed in Notes 9, 18, and 19 to the consolidated financial statements, the Company has issued a significant amount of equity securities. The tracking of these transactions can be complicated and require management to estimate the value of equity securities using a Black Scholes option pricing model. We identified the fair market value of equity transactions to be a critical audit matter, as the calculations can be complex and subject to error.

How We Addressed the Matter in Our Audit

Our auditing procedures related to equity transactions included the following, among others:

●	We evaluated the appropriateness and consistency of management’s methods used to develop its estimates.
●	We gained an understanding of management’s process to record the equity transactions.
●	We obtained management’s calculations and tested the clerical accuracy and inputs used.
●	We agreed the basic terms to source agreements and considered key assumptions.
●	We recalculated the recorded values and conversion amounts.

Going Concern

Description of the Matter

As discussed in Note 3 to the consolidated financial statements, the Company has experienced recurring net losses that raise substantial doubt about the Company’s ability to continue as a going concern. Upon analysis of the Company’s current financial situation and projected outlooks, we believe there is substantial doubt about the Company’s ability to continue as a going concern.

How We Addressed the Matter in Our Audit

Our auditing procedures related to going concern included the following, among others:

●	We obtained the Company’s evaluation of its ability to continue as a going concern and evaluated the Company’s plans to address these concerns.
●	We analyzed the Company’s current state of operations.
●	We evaluated the Company’s current and projected cash flow.

We have served as the Company’s auditor since 2022.

/s/ Lumsden & McCormick, LLP

Buffalo, New York

March 27, 2024

PCAOB ID Number: 130

F-17

Worksport Ltd.

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022
Assets
Current Assets
Cash and cash equivalents	$3,365,778	$14,620,757
Accounts receivable, net	463,122	62,601
Other receivable	165,865	268,032
Inventory (note 5)	3,631,492	1,346,372
Prepaid expenses and deposits (note 8)	1,497,249	2,034,345
Total Current Assets	9,123,506	18,332,107
Investment (note 14)	90,731	24,423
Property and Equipment, net (note 6)	14,483,436	11,900,672
Right-of-use asset, net (note 15)	917,354	1,238,055
Intangible Assets, net (note 7)	1,338,889	1,268,873
Total Assets	$25,953,916	$32,764,130
Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$1,451,181	$2,028,305
Payroll taxes payable	85,010	-
Related party loan (note 10)	2,192	46,096
Loan payable (note 16)	5,300,000	-
Current lease liability (note 15)	328,229	387,329
Total Current Liabilities	7,166,612	2,461,730
Long Term - Lease Liability (note 15)	608,761	884,146
Loan payable (note 16)	-	5,300,000
Total Liabilities	7,775,373	8,645,876

Shareholders’ Equity
Series A & B Preferred Stock, $0.0001 par value, 100,100 shares authorized, 100 Series A and 0 Series B issued and outstanding, respectively (note 9)	-	-
Common stock, $0.0001 par value, 299,000,000 shares authorized, 20,320,503 and 17,159,376 shares issued and outstanding, respectively (note 9)	2,032	1,716
Additional paid-in capital	64,685,693	56,919,625
Share subscriptions receivable	(1,577)	(1,577)
Share subscriptions payable	1,814,152	591,289
Accumulated deficit	(48,313,177)	(33,384,219)
Cumulative translation adjustment	(8,580)	(8,580)
Total Shareholders’ Equity	18,178,543	24,118,254
Total Liabilities and Shareholders’ Equity	$25,953,916	$32,764,130

The accompanying notes form an integral part of these consolidated financial statements.

F-18

Worksport Ltd.

Consolidated Statements of Operations and Comprehensive Loss

December 31, 2023 and 2022

	2023	2022

Net Sales	$1,529,632	$116,502
Cost of Goods Sold	1,289,118	56,967
Gross Profit	240,514	59,535

Operating Expenses
General and administrative	9,643,680	4,978,582
Sales and marketing	1,483,054	2,446,266
Professional fees	3,853,134	5,418,863
Gain on foreign exchange	(2,693)	(10,461)
Total operating expenses	14,977,175	12,833,250
Loss from operations	(14,736,661)	(12,773,715)

Other Income (Expense)
Interest expense	(616,214)	(488,704)
Interest income	239,353	212,290
Rental income (note 20)	184,564	213,383
Gain on settlement of debt	-	302,332
Total other income (expense)	(192,297)	239,301

Net Loss	(14,928,958)	(12,534,414)

Loss per Share (basic and diluted)	$(0.84)	$(0.73)
Weighted Average Number of Shares (basic and diluted)	17,689,911	17,078,480

The accompanying notes form an integral part of these consolidated financial statements

F-19

Worksport Ltd.

Consolidated Statements of Shareholders’ Equity

December 31, 2023 and 2022

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at December 31, 2021	100	$-	16,951,034	$1,696	$54,608,472	$(1,577)	$430,116	$(20,849,805)	$(8,580)	$34,180,322
Share issuance	-	-	45,000	4	260,096	-	(260,100)	-	-	-
Warrant exercise (note 18)	-	-	73,342	7	(7)	-	-	-	-	-
Issuance for services and subscriptions payable	-	-	90,000	9	2,051,064	-	421,273	-	-	2,472,346
Net loss	-	-	-	-	-	-	-	(12,534,414)	-	(12,534,414)
Balance at December 31, 2022	100	$-	17,159,376	$1,716	$56,919,625	$(1,577)	$591,289	$(33,384,219)	$(8,580)	$24,118,254
Issuance for services and subscriptions payable	-	-	250,000	25	3,271,084	-	1,222,863	-	-	4,493,972
Shares issued (note 9)	-	-	2,024,127	202	4,475,578	-	-	-	-	4,475,780
Warrant exercise (note 18)	-	-	887,000	89	-	-	-	-	-	89
Stock option forfeiture (note 19)	-	-	-	-	19,406	-	-	-	-	19,406
Net loss	-	-	-	-	-	-	-	(14,928,958)	-	(14,928,958)
Balance at December 31, 2023	100	$-	20,320,503	$2,032	$64,685,693	$(1,577)	$1,814,152	$(48,313,177)	$(8,580)	$18,178,543

The accompanying notes form an integral part of these consolidated financial statements

F-20

Worksport Ltd.

Consolidated Statements of Cash Flows

December 31, 2023 and 2022

	2023	2022
Operating Activities
Net Loss	$(14,928,958)	$(12,534,414)
Adjustments to reconcile net loss to net cash from operating activities:
Shares, options and warrants issued for services	5,754,717	4,899,433
Depreciation and amortization	1,109,742	486,582
Change in operating lease	(13,784)	10,584
Accrued interest	-	27,564
Gain on settlement of debt	-	(302,332)
Adjustments to reconcile net income loss to cash provided by (used in) operating activities	(8,078,283)	(7,412,583)
Changes in operating assets and liabilities (note 13)	(3,852,297)	(565,377)
Net cash used in operating activities	(11,930,580)	(7,977,960)

Cash Flows from Investing Activities
Investments	(66,308)	-
Purchase of intangible assets	-	(103,329)
Purchase of property and equipment	(3,690,056)	(11,047,447)
Net cash used in investing activities	(3,756,364)	(11,150,776)

Financing Activities
Proceeds from issuance of common shares, net of issuance cost	4,475,869	-
Proceeds from loan payable	-	5,300,000
Related party loan	(43,904)	10,547
Repayments on loan and promissory notes payable	-	(128,387)
Net cash provided by financing activities	4,431,965	5,182,160

Change in cash	(11,254,979)	(13,946,576)
Cash and cash equivalents - beginning of year	14,620,757	28,567,333
Cash and cash equivalents end of year	$3,365,778	$14,620,757
Supplemental Disclosure of non-cash activities
Shares issued for purchase of intangible assets	$72,466	$575,000
Cashless warrant exercise	$-	$37,000
Supplemental Disclosure of cash flow information
Income tax paid	$-	$-
Interest paid	$626,000	$479,000

The accompanying notes form an integral part of these consolidated financial statements.

F-21

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

1. Nature of Operations

Worksport Ltd. (together with its subsidiaries, the “Company”) was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In May 2020, FNHI changed its name to Worksport Ltd. During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the “Reverse Acquisition”) with TruXmart Ltd. (“TruXmart”). On May 2, 2018, Truxmart legally changed its name to Worksport Ltd. (“Worksport”). Worksport designs and distributes truck tonneau covers in Canada and the United States.

Terravis Energy, Inc. (“Terravis”) was incorporated in the State of Colorado on May 5, 2021. On August 20, 2021, the Company was issued 100 common shares at par value of $0.0001 per share for a controlling interest in Terravis. During the year ended December 31, 2022, the Company was issued an additional 9,990,900 common shares of Terravis at par value of $0.0001 per share.

On January 20, 2022, the board of directors of Terravis and the board of directors of the Company, as the sole stockholder of Terravis, adopted the Terravis Energy, Inc. 2022 Equity Incentive Plan (the “Terravis 2022 Plan”). Under the Terravis 2022 Plan, Terravis’ board of directors or a committee designated by the board of directors may grant incentive stock options, nonqualified stock options, shares of restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights to eligible participants consisting of employees of Terravis, member of Terravis’ board of directors and advisors and consultants to Terravis. The Terravis board of directors authorized and reserved 1,500,000 shares of Terravis common stock under the Terravis 2022 Plan, subject to adjustment for any stock splits of Terravis’s common stock or reorganization, recapitalization, or acquisition of Terravis.

On April 6, 2022, Terravis issued Lorenzo Rossi and Steven Rossi, both of whom are members of Terravis’s board of directors, were granted non-qualified stock options under the Terravis 2022 Plan exercisable for 750,000 and 250,000 shares of Terravis’s common stock, respectively, with exercise prices of $0.01 per share exercisable from the date of grant until the tenth anniversary of the date of grant.

On April 12, 2022, Steven Rossi, William Caragol, and Ned L. Siegel, all of whom are members of Terravis’s board of directors, were granted non-qualified stock options under the Terravis 2022 Plan exercisable for 250,000, 50,000, and 50,000 shares of Terravis’s common stock, respectively, with exercise prices of $0.01 per share exercisable from the date of grant until the tenth anniversary of the date of grant.

On November 4, 2022, Terravis filed an amendment to its articles of incorporation with the Colorado Secretary of State, pursuant to which the Terravis board of directors attached a certificate of designation designating 1,000 shares of its authorized preferred stock as Series A Preferred Stock with a par value $0.0001 per share. According to the certificate of designation, holders of the Series A Preferred Stock do not have any dividend, conversion or liquidation rights. Unless otherwise prohibited by law or the Series A Preferred Stock certificate of designation, the Series A Preferred Stock shall vote together with the outstanding shares of common stock of Terravis as one class on any matter put forth before the common stockholders. For so long the Series A Preferred Stock is outstanding, the holders of the Series A Preferred Stock shall be entitled to 51% of the total votes on all matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of the common stock and any other shares of capital stock of Terravis entitled shall be entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power. On November 4, 2022, the Company issued 1,000 shares of Series A Preferred Stock to Lorenzo Rossi, the President of Terravis and the Chief Executive Officer and President of the Company.

During the year ended December 31, 2022, Worksport New York Operations Corporation and Worksport USA Operations Corporation were incorporated in the state of New York and Colorado, respectively. During the year ended, the Company was issued 1,000 common shares at par value of $0.0001 of Worksport USA Operations Corporation. On April 1, 2022, the Company was issued 10,000 common shares of Worksport New York Operations Corporation.

F-22

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

2. Basis of Presentation and Business Condition

a) Statement of Compliance

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).

b) Basis of Measurement

The Company’s financial statements have been prepared on an accrual basis.

c) Consolidation

The Company’s consolidated financial statements consolidate the accounts of the Company. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions have been eliminated upon consolidation.

d) Functional and Presentation Currency

These consolidated financial statements are presented in United States Dollars. The functional currency of the Company and all its subsidiaries is the United States Dollar. For purposes of preparing these consolidated financial statements, transactions denominated in Canadian Dollar were converted to United States Dollar at the spot rate. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized as incurred in the accompanying consolidated statement of operations and comprehensive loss.

e) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. Going Concern

As of December 31, 2023, the Company had $3,365,778 in cash and cash equivalents. The Company has generated only limited revenues and has relied primarily upon capital generated from public and private offerings of its securities. Since the Company’s acquisition of Worksport in fiscal year 2014, it has never generated a profit. As of December 31, 2023, the Company had an accumulated deficit of $48,313,177.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the year ended December 31, 2023, the Company had net losses of $14,928,958 (2022 - $12,534,414). As of December 31, 2023, the Company had working capital of $1,956,894 (2022 - $15,870,377) and had an accumulated deficit of $48,313,177 (2022 - $33,384,219). The Company has not generated profit from operations since inception and to date has relied on debt and equity financing for continued operations. The Company’s ability to continue as a going concern is dependent upon the ability to generate cash flows from operations and obtain equity and/or debt financing. The Company intends to continue funding operations through equity and debt financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements in the long term. There can be no assurance that the steps management is taking will be successful.

F-23

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

3. Going Concern (continued)

The Company has historically operated at a loss, although that may change as sales volumes increase and margins improve. As of December 31, 2023, the Company had working capital of $1,956,894 (2022 - $15,870,377) and an accumulated deficit of $48,313,177 (2022 - $33,384,219). As of December 31, 2023, the Company had cash and cash equivalents of $3,365,778 (2022 - $14,620,757). Despite the Company having mostly completed its purchasing of large manufacturing machinery, operational costs are expected to remain elevated and, thus, further decrease cash and cash equivalents. Concurrently, the Company intends to continue its ramp-up of manufacturing and increasing sales volumes in 2024, which should mitigate the effects of operational costs on cash and cash equivalents; this view is supported by the fact that the manufacturing facility of the Company was completed for initial production output in 2023 and has started to generate revenue in the third quarter of 2023.

The Company has successfully raised cash, and it is positioned to do so again if deemed necessary or strategically advantageous. During the year ended December 31, 2021, the Company, through its Reg-A public offering, private placement offering, underwritten public offering, and exercises of warrants, raised an aggregate of approximately $32,500,000. On September 30, 2022, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated September 30, 2022 (“ATM Agreement”), with H.C. Wainwright & Co., LLC, as the sales agent (“HCW”). Pursuant to the ATM Agreement, HCW is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. As of December 31, 2023, the Company has sold and issued 99,127 shares of common stock in consideration for net proceeds of $214,238 under the ATM Agreement.

On November 2, 2023, the Company closed a sale of 1,925,000 shares of common stock and 1,575,000 pre-funded warrants for a total net proceeds of $4,261,542. In association with the sale, the Company also issued 7,000,000 warrants convertible for 7,000,000 shares of common stock at an exercise price of $1.34. The warrants are exercisable six months after issuance and will expire five and a half years from the issuance date.

To date, the Company’s principal sources of liquidity consist of net proceeds from public and private securities offerings and cash exercises of outstanding warrants. During the year ended December 31, 2023, the Company received nominal proceeds from public offerings, private placement offerings, and from the exercise of any outstanding warrants or options. Management is focused on transitioning towards revenue as its principal source of liquidity by growing existing product offerings as well as the Company’s customer base. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for planned operations or future business developments. Future business development and demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot provide assurances it will be able to raise additional capital on acceptable terms, or at all.

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Still, certain factors indicate the existence of a material uncertainty that cast substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments could be material.

F-24

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

4. Significant Accounting Policies

Cash and Cash Equivalents - Cash and cash equivalents includes cash on account and demand deposits with maturities of three months or less. Cash and cash equivalents in financial institutions may exceed insured limits at various times during the year and subject the Company to concentrations of credit risk. Cash and cash equivalents include restricted cash at December 31, 2023 and 2022 totaling $730,802   and $411,016 (see note 16).

Receivables - Trade accounts receivable are stated at the amount the Company expects to collect. Receivables are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances may be required.

The Company offers credit terms on the sale of the Company’s products to a significant majority of the Company’s customers and requires no collateral from these customers. The Company performs ongoing credit evaluations of customers’ financial condition and, if needed, maintains an allowance for doubtful accounts receivable based upon the Company’s historical experience, forecasted economic conditions, and a specific review of accounts receivable at the end of each period. At December 31, 2023 and 2022, the Company had no allowance for doubtful accounts.

Inventory - Inventory is stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Cost includes purchase price of materials, freight, and related costs required to bring the goods to Company warehouses.

Research and Development - Research and development costs are expensed as incurred and are included in general and administrative expense in the accompanying financial statements.

Warranties - The Company currently offers a limited lifetime warranty against defective products out-of-the-box. Customers who are not satisfied with their purchase may attempt to have their purchases reimbursed outside of the warranty period.

Revenue Recognition - In accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers, sales are recognized when (1) products are shipped, with no right of return except for defective products, and the title and risk of loss has passed to customers; and (2) when they are delivered based on the terms of the sale, and there is an identifiable contract with a customer with defined performance obligations, the transaction price is determinable, and the entity has fulfilled its performance obligation. Revenue related to shipping and handling costs billed to customers is included in net sales, and the related shipping and handling costs are included in cost of goods sold.

Property and Equipment - Capital assets are recorded at cost and are depreciated using the straight-line method over the following estimated useful lives:

Schedule of Estimated Useful Lives of Property and Equipment

Furniture and equipment	5 years
Automobile	5 years
Computers	3 years
Leasehold improvements	15 years
Manufacturing equipment	5-15 years
Building	15 years

F-25

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

4. Significant Accounting Policies (continued)

Share-based payments - The Company offers a share option plan for its directors, officers, employees, and consultants. ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values at the time of grant. That expense is recognized over the estimated period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of the performance commitment date or performance completion date.

Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities.

Foreign Currency Items - Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates in effect at the dates of the transactions. All exchange gains and losses are included in the statement of operations and comprehensive loss.

Financial Instruments - FASB ASC 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities, approximates their fair values because of the short-term maturities of these instruments. The carrying value of the loan payable approximates fair value as its interest rate fluctuates with market interest rates.

Related Party Transactions - All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

F-26

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

4. Significant Accounting Policies (continued)

Intangible Assets and Impairment - Patents and other intangibles are amortized using the straight-line method over their estimated useful lives. Intangible assets, such as trademarks with indefinite lives, are not amortized. Intangible assets are evaluated for impairment at least annually or when events or circumstances arise that indicate the existence of impairment. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. When indicators of impairment exist, the Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment, and actual results may differ from assumed and estimated amounts. During the years ended December 31, 2023 and 2022, the Company had no impairment losses related to intangible assets.

Sales Taxes - Certain jurisdictions impose a sales tax on Company sales to nonexempt customers. The Company collects these taxes from customers and remits the entire amount as required by the applicable law. The Company excluded from revenues and expenses the tax collected and remitted.

Lease Accounting - On January 1, 2019, the Company adopted ASC 842, which requires lessees to recognize operating leases on the balance sheet as right-of-use assets and lease liabilities based on the value of the discounted future lease payments. Expanded disclosures about the nature and terms of lease agreements are required and are included in note 15.

Recent Accounting Pronouncements

Any recently issued Accounting Standards Codification guidance has either been implemented or is not significant to the Company.

5. Inventory

Inventory consists of the following at December 31, 2023 and 2022:

 Schedule of Inventory

	2023	2022
Finished goods	$1,717,669	$1,200,759
Promotional items	101,660	50,790
Raw materials	1,812,163	94,823
Inventory	$3,631,492	$1,346,372

F-27

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

6. Property and Equipment

Major classes of property and equipment at December 31, 2023 and 2022 are as follows:

 Schedule of Property and Equipment

	2023	2022
Equipment	2,784,098	2,344,946
Manufacturing equipment	3,260,679	-
Furniture	146,049	143,449
Product molds	524,476	122,675
Computers	84,070	78,885
Leasehold improvements	861,332	675,751
Building	6,079,410	6,079,410
Land	2,239,405	2,239,405
Automobile	168,497	168,497
Deposits	-	605,000
Less accumulated depreciation	(1,664,580)	(557,346)
Property and Equipment, net	$14,483,436	$11,900,672

During the years ended December 31, 2023 and 2022, the Company recognized depreciation expense of $1,107,292 and $484,073, respectively.

During the year ended December 31, 2022, the Company completed the purchase of a manufacturing facility and land for $6,079,410 and $2,239,405, respectively. The Company has and continues to produce soft tonneau covers in Meizhou, China and Foshan, China, and it began producing hard tonneau covers in its West Seneca manufacturing facility in 2023. The Company believes that by doing so it (i) has better control over design and manufacturing quality of its products, (ii) mitigates supply chain risk, (iii) decreases shipping costs, (iv) cuts overall manufacturing costs, and (v), by on-shoring production, participates in creating positive social externalities including employment in its largest market: the United States.

7. Intangible Assets

Intangible assets consist of costs incurred to establish the patent rights related to the quick latch and soft vinyl quad-fold tonneau cover technologies, Worksport trademarks, licenses, and software costs. The Company’s utility patents and design registrations were issued between 2014 and 2023. The patents and software will be amortized on a straight-line basis. At December 31, 2023, the software has not been placed into service.    The Company’s trademark, licenses, and other indefinite life intangible assets are reassessed every year for impairment; the Company has determined that impairment is not necessary for the current year ended December 31, 2023. The change in intangible assets for the years ended December 31, 2023 and 2022 are as follows:

Schedule of Change in Intangible Assets

	2023	2022
Patent	62,706	62,706
License	103,329	103,329
Trademark	5,150	5,150
Software	1,150,000	1,077,534
Other	29,451	29,451
Less accumulated amortization	(11,747)	(9,297)
Intangible Assets, net	$1,338,889	$1,268,873

Amortization expense for the years ended December 31, 2023 and 2022 was $2,450 and $2,509, respectively.

F-28

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

7. Intangible Assets (continued)

Estimated amortization of the patent and software over the next five years and beyond December 31, 2023 is as follows:

Schedule of Amortization of patent

2024	$232,508
2025	$232,508
2026	$232,508
2027	$232,508
2028 and later	$282,674

8. Prepaid expenses and deposits

As of December 31, 2023 and 2022, prepaid expenses and deposits consists of the following:

 Schedule of Prepaid Expenses and Deposits

	2023	2022
Consulting, services and advertising	$5,215	$1,313,799
Insurance	-	20,781
Deposits	1,492,034	699,765
Prepaid expenses and deposits, net	$1,497,249	$2,034,345

As of December 31, 2023, prepaid expense and deposit consists of $5,215 (2022 - $1,313,799) in prepaid consulting, services and advertising for third party consultants through the issuance of shares and stock options. Deposits primarily include prepayments for raw materials used in the manufacturing of finished goods.

9. Shareholders’ Equity

During year ended December 31, 2023, the following transactions occurred:

During the year ended December 31, 2023, the Company sold 99,127 shares of common stock for a total net proceeds of $214,238. The sale of shares was in connection with the shelf registration statement on Form S-3 effective on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated as of September 30, 2022.

The Company recognized consulting expense of $1,222,863 to share subscriptions payable from restricted shares and stock options to be issued. As of December 31, 2023, the restricted shares have not been issued. During the same period, the Company issued 250,000 shares of common stock for consulting services valued at $635,000.

During the year ended December 31, 2023, the Company closed a sale of 1,925,000 shares of common stock for $2,579,500. The Company incurred share issuance expense of $428,300. In association with the sale of common shares, the Company also issued 1,575,000 pre-funded warrants and 7,000,000 warrants. Refer to note 18.

Refer to notes 18 and 19 for additional shareholders’ equity (deficit).

F-29

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

9. Shareholders’ Equity (continued)

During year ended December 31, 2022, the following transactions occurred:

The Company issued 10,000 common shares to a consultant for services received valued at $86,000, of which $66,329 was issued from share subscriptions payable. During the same period, the Company issued 80,000 common shares for consulting, advisory services, and employee compensation valued at $240,000.

The Company issued 45,000 shares of restricted stock to members of the board valued at $260,100 from share subscriptions payable.

The Company recognized consulting expense of $487,602 to share subscriptions payable from restricted shares and stock options to be issued. As of December 31, 2022, the restricted shares have not been issued.

Refer to note 18 and 19 for additional disclosures of shareholders’ equity.

For the years ended December 31, 2023 and 2022, the Company was authorized to issue 299,000,000 shares of its common stock with a par value of $0.0001. All shares were ranked equally with regards to the Company’s residual assets. During 2023 and 2022, the Company was authorized to issue 100 shares of its Series A and 100,000 of its Series B Preferred Stock with a par value of $0.0001. Series A Preferred Stock have voting rights equal to 299 shares of common stock, per share of Preferred Stock. Series B Preferred Stock have voting rights equal to 10,000 shares of common stock, per share of Preferred Stock.

10. Related Party Transactions

During the year ended December 31, 2023, the Company recorded salaries expense of $374,864 (2022 - $387,308) related to services rendered to the Company by its CEO. During the same period the Company recorded salaries expense of $271,601 (2022 - $265,858) to an officer and director of the Company. As of December 31, 2023 and 2022, the Company has a payable of $2,192 and $46,096 to the CEO.

Refer to note 9 and 19 for additional related party transactions.

11. Income Taxes

a) The income tax expense for the years ended December 31, 2023 and 2022 is reconciled per the schedule below:

 Schedule of Reconciliation of Income Tax

	2023	2022
Loss before income taxes	$(14,929,000)	$(12,534,000)
State income taxes, net of federal benefits	(746,000)	(627,000)
Non-deductible portion of meals and entertainment	14,000	41,000
Share base compensation	1,901,000	-
Interest and penalty	-	100,000
Adjusted net loss for tax purposes	(13,760,000)	(13,020,000)
Statutory rate	21%	21%
Income tax benefit	(2,889,000)	(2,734,000)
Increase in valuation allowance	2,889,000	2,734,000
Provision for income taxes	$-	$-

F-30

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

11. Income Taxes (continued)

b) Deferred Income Tax Assets

The tax effects of temporary differences that give rise to the deferred income tax assets at December 31, 2023 and 2022 are as follows:

Schedule of Deferred Income Tax Assets

	2023	2022
Net operating loss carry forwards	$6,005,000	$3,784,000
Amortization and depreciation	120,000	(98,000)
Change in operating lease	(3,000)	(2,000)
Share base compensation	1,415,000	964,000
Deferred tax assets, gross	7,537,000	4,648,000
Deferred tax assets not recognized	(7,537,000)	(4,648,000)
Net deferred tax asset	$-	$-

Deferred income taxes within each jurisdiction on the balance sheets at December 31, 2023 and 2022 are as follows:

 Schedule of Deferred Income Taxes Within Each Jurisdiction

	2023	2022
United States	$4,201,000	$2,103,000
Canada	3,336,000	2,545,000
Valuation allowance	(7,537,000)	(4,648,000)
Net deferred tax asset	$-	$-

c) Cumulative Net Operating Losses

The Company has non-capital losses carried forward of approximately $28,594,000 available to reduce future years’ taxable income. These losses will expire as follows:

Schedule of Cumulative Non-capital Losses

	United States	Canada	Total
2034	$53,000	$183,000	$236,000
2035	161,000	368,000	529,000
2036	868,000	262,000	1,130,000
2037	1,472,000	59,000	1,531,000
2038	-	520,000	520,000
2039	-	193,000	193,000
2040	-	718,000	718,000
2041	-	3,000,000	3,000,000
2042	-	4,100,000	4,100,000
2043	-	3,140,000	3,140,000
Non-capital losses carried forward Total	$2,554,000	$12,543,000	$15,097,000
Never expire	$13,497,000	$-	$13,497,000

Net operating loss carryforwards of approximately $28,594,000 may be offset against future taxable income. No tax benefit from these losses have been reported in the December 31, 2023 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

F-31

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

11. Income Taxes (continued)

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Company complies with the provisions of FASB ASC 740 in accounting for its uncertain tax positions. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more -likely -than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company had no accruals for interest and tax penalties at December 31, 2023 and 2022.

The Company does not expect the amount of unrecognized tax benefits to materially change within the next twelve months.

The Company is required to file income tax returns in the U.S. and Canadian Federal jurisdictions, as well as various states and in the province of Ontario. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2020 in the United States and for tax years ending before December 31, 2014 in Canada.

12. Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. To reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred bad debt expense of $0 during each of the years ended December 31, 2023 and 2022.

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on its cash reserves, cash flows generated from operations, and injections of capital through the issuance of the Company’s capital stock to settle its liabilities when they become due.

Interest Rate Risk

The Company is exposed to interest rate risk due to the variable interest rate of its mortgage, which is equal to the Prime Rate plus two hundred twenty-five basis points (2.25%) per annum.

F-32

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

12. Financial Instruments (continued)

Concentration of Supplier Risk

The Company has historically purchased all of its soft tonneau cover finished goods from Meizhou, China, and it began purchasing soft tonneau cover finished goods from a second supplier in Foshan, China in late 2023. The Company carries significant strategic inventories of these materials and is increasing its purchasing from the supplier in Foshan to lower supplier concentration risk. Further, the Company has established domestic assembly of its hard tonneau cover product line to further reduce the risk associated with this concentration of finished good suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of these key suppliers or a delay in shipments could have an adverse effect on its business.

Concentration of Customer Risk

A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales. The loss of any key customer could have an adverse effect on the Company’s business.

For the year ended December 31, 2023, 93% of the Company’s revenue is comprised of one customer. For the year ended December 31, 2022, two customers made up 50% (38% and 12% individually) of revenue.

13. Changes in Cash Flows from Operating Assets and Liabilities

The changes to the Company’s operating assets and liabilities for the years ended December 31, 2023 and 2022 are as follows:

 Schedule of Changes in Operating Assets and Liabilities

	2023	2022
Decrease (increase) in accounts receivable	$(400,521)	$83
Decrease (increase) in other receivable	102,167	(83,311)
Decrease (increase) in inventory	(2,285,120)	(844,600)
Decrease (increase) in prepaid expenses and deposits	(776,709)	(529,438)
Increase (decrease) in lease liability	-	8,738
Increase (decrease) in payroll taxes payable	85,010	(112,189)
Increase (decrease) in accounts payable and accrued liabilities	(577,124)	995,340
Changes in operating assets and liabilities	$(3,852,297)	$(565,377)

14. Investment

a)	During the year ended December 31, 2019, the Company entered into an agreement to purchase 10,000,000 shares of a privately owned US-based mobile phone development company for $50,000 - representing a 10% equity stake. The shares have been issued to the Company. As of December 31, 2023 and 2022, the Company had advanced a total of $24,423 and is advancing tranches of capital as required by the Company.

b)	During the year ended December 31, 2023, the Company purchased $66,308 ($90,000 CAD) of Guaranteed Investment Certificate (“GIC”). The GIC bears a variable interest rate and matured on February 27, 2024. The anticipated earned interest on the GIC at maturity is $2,818 ($3,825 CAD).

15. Operating Lease Obligations

During the year ended December 31, 2019, the Company signed a lease agreement for warehouse space to commence on August 1, 2019 and end on July 31, 2022 with monthly lease payments of $2,221. During the year ended December 31, 2021, the Company entered into a second lease agreement for warehouse space to commence on June 1, 2021 and end on May 31, 2024 with monthly lease payments of $19,910.

F-33

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

15. Operating Lease Obligations (continued)

During the year ended December 31, 2022, the Company signed a lease agreement for approximately 20,296 square feet to be used as its then primary, now secondary corporate office and R&D facility pursuant to a five-year lease, dated June 1, 2022, for a variable rate averaging $22,101 per month over the lifetime of the lease. The Company also pays approximately $4,418 in additional fees per month, which varies year to year.

During the year ended December 31, 2023, the Company signed a lease agreement for office space to be used as an R&D facility pursuant to a one-year lease with an option to extend the lease for an additional year, dated June 1, 2023, for a monthly rent of $3,350.

The Company has accounted for its leases upon adoption of ASC 842 whereby it recognizes a lease liability and a right-of-use asset at the date of initial application beginning January 1, 2019. The lease liability is measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate of 10%. The Company has measured the right-of-use asset at an amount equal to the lease liability.

The Company’s right-of-use asset and lease liability as of December 31, 2023 and 2022 is as follows:

Schedule Right-of-use Asset

	December 31, 2023	December 31, 2022
Right-of-use asset	$917,354	$1,238,055
Current lease liability	$328,229	$387,329
Long-term lease liability	$608,761	$884,146

The following is a summary of the Company’s total lease costs:

Schedule of Lease Costs

	December 31, 2023	December 31, 2022
Operating lease cost	$488,463	$409,179

The following is a summary of cash paid in 2023 and 2022 for amounts included in the measurement of lease liabilities:

 Schedule of Measurement of Lease Liabilities

	December 31, 2023	December 31, 2022
Operating cashflow	$515,776	$400,130

Maturities of lease liability are as follows:

Future minimum lease payments as of December 31, 2023:

Schedule of Future Minimum Lease Payments

2024	$400,999
2025	286,395
2026	277,767
2027	117,158
Total future minimum lease payments	1,082,319
Less: amount representing interest	(145,329)
Present value of future payments	936,990
Current portion	328,229
Long term portion	$608,761

F-34

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

16. Loans payable

a)	On May 4, 2022, the Company entered into a secured loan agreement (the “Loan Agreement”) with an external banking entity relating to the Company’s purchase of a 152,847 square-foot building situated on two parcels of land aggregating 18 acres of land located in West Seneca, New York (collectively, the “Property”) for a total purchase price of $8,150,000 on May 6, 2022. Under the terms of the Loan Agreement, the Company procured a total principal sum of $5,300,000, bearing an interest rate of the prime rate plus 2.25% annually, for the Company’s purchase of the Property and covering associated costs. To ensure the loan’s servicing over its duration, the Company allocated $667,409 into a specially designated account. By the close of December 31, 2023, this account’s balance had risen to $730,802, which is recorded under cash and cash equivalents in the concurrent financial statements. As of December 31, 2023, the outstanding principal and the accrued interest was an aggregate of $5,331,889. This outstanding balance and accrued interest are due on May 20, 2024. The Company disclosed the material terms of the Loan Agreement in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022.

b)	During the year ended December 31, 2020, the Company received $28,387 ($40,000 CAD) interest-free from the Government of Canada as part of the COVID-19 small business relief program. Repaying the balance of the loan on or before December 31, 2023 resulted in loan forgiveness of 25 percent (25%). As of September 30, 2022, the Company made the repayment of $28,387 ($40,000 CAD) and, as of February 14, 2023, received the forgiven debt of $7,493 ($10,000 CAD). As at December 31, 2023 and 2022, there are no amounts owing, and the loan has been fully settled.

17. Loss per Share

For the year ended December 31, 2023, loss per share is $0.84 (basic and diluted) compared to that of the year ended December 31, 2022 of $0.73 (basic and diluted) using the weighted average number of shares of 17,689,911 (basic and diluted) and 17,078,480 (basic and diluted), respectively.

There are 299,000,000 shares authorized with 20,320,503 and 17,159,376 shares issued and outstanding, as at December 31, 2023 and 2022, respectively. The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.” Shares underlying the Company’s outstanding warrants and convertible promissory notes were excluded due to the anti-dilutive effect they would have on the computation. As of December 31, 2023, the Company has 11,627,924   warrants convertible to 11,927,924 common shares, 570,212 restricted stock to be issued, and 5,063,856   stock options exercisable for 5,063,856 common shares for a total underlying common shares of 17,561,922. As of December 31, 2022, the Company has 3,939,924 warrants convertible to 4,239,924 common shares, 1,940,000 restricted stock to be issued, and 785,000 stock options exercisable for 785,000 common shares for a total underlying common shares of 7,669,924.

18. Warrants

During the year ended December 31, 2023, in connection to the sale of 1,925,000 shares of common stock the Company also sold 1,575,000 pre-funded warrants and 7,000,000 warrants convertible for 8,575,000 shares of common stock at an exercise price of $0.0001 and $1.34, respectively. The Company received net proceeds of $2,110,342 associated with the sale of the pre-funded warrants. The pre-funded warrants are exercisable immediately with no expiration date. The warrants are exercisable six months after issuance and will expire five and a half years from the issuance date.

During the year ended December 31, 2023, 887,000 pre-funded warrants were exercised for 887,000 shares of common stock for $89.

During the year ended December 31, 2023, the Company and a stock options holder agreed to cancel all 400,000 stock options in exchange for extending the exercisable period of 300,000 warrants to December 31, 2024. Later in the year ended December 31, 2023, the expiration date for these warrants was extended to December 31, 2026, and the stock option holder was issued an additional 400,000 restricted stock units.

During the year ended December 31, 2022, an aggregate of 250,121 warrants were exercised primarily on a cashless basis for 73,321 common shares, and 1,599,179 Reg-A public offering and private placement warrants expired.

F-35

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

18. Warrants (continued)

During the year ended December 31, 2022, the Company and a warrant holder reached an agreement to extend the exercisable period of 300,000 warrants, convertible to 2 shares of common stock each, for an additional 12 months.

During the year ended December 31, 2021, the Company and warrant holder reached an agreement to amend a previous warrant agreement. The Company issued an additional 150,000 warrants for a total of 250,000 warrants valued at $37,000. The exercisable period of the warrants was also amended to a period of five years beginning on January 14, 2021. The warrants are convertible to 1 share of common stock, each exercisable at $2 per share. During the year ended December 31, 2022, the warrants were exercised on a cashless basis for 73,321 shares of common stock.

During the year ended December 31, 2021, the Company issued 130,909 representative warrants to the Company’s underwriters. The representative warrants were not exercisable until January 30, 2022. The representative warrants are exercisable for 130,909 shares of common stock at $6.05 per share until August 3, 2024. As of December 31, 2022, the Company recognized a value of $273,993 for the representative warrants to share issuance cost.

As of December 31, 2023, the Company has the following warrants outstanding:

  Schedule of Warrants Exercise Price

Exercise price	Number outstanding	Remaining Contractual Life (Years)	Expiry date
$6.05	3,446,515	0.60	August 6, 2024
$6.05	130,909	0.59	August 3, 2024
$4.00	300,000	3.00	December 31, 2026
$2.40	62,500	1.22	March 20, 2025
$1.34	7,000,000	5.34	May 2, 2029
$0.0001	688,000	N/A	Never - see note 22
	11,627,924	2.04

 Schedule of Warrants Activity

	December 31, 2023		December 31, 2022
	Number of warrants	Weighted average price	Number of warrants	Weighted average price
Balance, beginning of year	3,939,924	$5.84	5,652,827	$5.14
Issuance	8,575,000	$1.09	130,909	$6.05
Expired	-	$-	(1,593,691)	$(4.00)
Exercise	(887,000)	$0.0001	(250,121)	$(2.00)
Balance, end of period	11,627,924	$2.78	3,939,924	$5.84

19. Stock Options and Performance Share Units

Under the Company’s 2015, 2021 and 2022 Equity Incentive Plans, the number of shares of common stock reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding shares of common stock of the Company, have a maximum term of 10 years, and vest at the discretion of the Board of Directors.

F-36

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

19. Stock Options and Performance Share Units (continued)

All equity-settled, share-based payments are ultimately recognized as an expense in the statement of operations with a corresponding credit to “Additional Paid in Capital.” If vesting periods or other non-market vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods if share options ultimately exercised are different than that estimated on vesting.

Performance Share Units

On May 1, 2023, the Company and Steven Rossi reached an agreement to modify 1,600,000 restricted stock units and 400,000 performance stock units (“PSUs”) issued on November 11, 2022, and December 29, 2021, respectively, and replace them with 2,000,000 stock options, as described below.

On November 11, 2022, 400,000 and 300,000 PSUs granted on December 29, 2021, as described below, were modified to include new terms pertaining to the PSU vesting schedule. The PSUs vest in 5% increments according to the modified schedule that correlates with the Company’s stock price. The first 5% of the PSUs vest upon the Company’s stock price closing at $2.25, 50% will have vested at a closing price of $5.31, and 100% will have vested at a closing price of $13.76 as measured using the volume weighted average of the Company’s common stock for ten (10) consecutive trading days, with over $100,000 of trading volume on each of those days. The fair value of the PSUs was estimated to be $1,254,460. As of December 31, 2023, 75,000 PSUs of the remaining 300,000 PSUs had vested, and the Company recognized $155,314 (2022 - $35,100) in consulting expenses.

On December 29, 2021, the Company granted 400,000 and 300,000 PSUs to the Company’s Chief Executive Officer and a director, respectively. The PSUs were to vest in 5% increments according to a schedule that correlates with the Company’s stock price. The first 5% of the PSUs was to have vested upon the Company’s stock price closing at $3.00, 50% was to have vested at a closing price of $16.50, and 100% was to have vested at a closing price of $31.50. The fair value of the PSUs was estimated to be $1,344,570. As December 31, 2023, no PSUs have vested, and the Company recognized $0 (2022 - $232,312) in consulting expenses.

Stock Options

The Company uses the Black-Scholes option pricing model to determine fair value of stock options on the grant date.

During the year ended December 31, 2023, the Company issued 1,500,000 stock options to Steven Rossi. The stock options have an exercise price of $1.584 and an expiration date of October 31, 2033. The stock options shall vest as follows: 20% shall vest upon the Company achieving annual run rate revenue of $10,000,000, measured by $2,500,000 of quarterly revenue; (ii) an additional 20% shall vest upon the Company achieving annual run rate revenue of $20,000,000, measured by $5,000,000 of quarterly revenue; (iii) an additional 20% shall vest upon the Company achieving annual run rate revenue of $30,000,000, measured by $7,500,000 of quarterly revenue; (iv) an additional 20% shall vest upon the Company achieving annual run rate revenue of $40,000,000, measured by $10,000,000 of quarterly revenue; and (v) an additional 20% shall vest upon the Company achieving annual run rate revenue of $50,000,000, measured by $12,500,000 of quarterly revenue. During the year ended December 31, 2023 the Company recognized $374,547 in related wages and salary. On July 23, 2024, the strike price was decreased to $0.7042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

F-37

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

19. Stock Options and Performance Share Units (continued)

During the year ended December 31, 2023, the Company issued 12,100 and 25,000 stock options to employees with an exercise price of $1.70 and $1.44, respectively. The stock options will expire 10 years from the grant date. 12,100 stock options shall vest in two equal installments on the second and third anniversary of the grant date. 25,000 stock options shall vest on October 31, 2025. The total fair value of the options on the grant date was estimated to be $56,496. The Company recognized $4,144 in wages and salary during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 321,150   stock options to employees, consultants and directors with an exercise price ranging from $2.55 to $4.20. 108,750 of the stock options shall expire 5 years after grant date and vest in two equal installments on the first and second anniversary of the grant date. 155,400 of the stock options shall expire 10 years after grant date and vest in two equal installments on the first and second anniversary of the grant date. The fair value of the options on the grant date was estimated to be $1,116,856. During the year ended December 31, 2023, 49,500 stock options were cancelled   upon the departure of employees. The Company recognized $386,606 in wages and salary and consulting expenses during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 2,000,000 stock options to Steven Rossi. The stock options have an exercise price of $1.74 and an expiration date of May 1, 2033. The options shall vest in increments of 10% for each dollar that the Company’s stock price increases between $2.00 and $11.00, as measured using the volume weighted average of the Company’s common stock for ten consecutive trading days. The fair value of the options on the grant date was estimated to be $2,821,572. The Company recognized $714,798 in wages and salary during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 75,000 stock options to an employee with an exercise price of $2.43 and expiring on May 18, 2033. The options shall vest in two installments, 25,000 on May 18, 2024, and 50,000 on August 1, 2024. The fair value of the options on the grant date was estimated to be $182,025. The Company recognized $37,632 in wages and salary expenses during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 65,000 stock options to employees and a consultant with an exercise price of $1.53 and expiring on March 14, 2033. The options shall vest in two equal installments on March 14, 2024, and 2025. The fair value of the options on the grant date was estimated to be $98,670. The Company recognized $33,683 in wages and salary and consulting expenses during the year ended December 31, 2023. During the year ended December 31, 2023, 15,000 stock options were cancelled upon the departure of employees; as a result the Company recognized $19,406 in wages and salary expense during the period.

During the year ended December 31, 2023, the Company issued 85,106 stock options to an employee with an exercise price of $1.53 and expiring on March 14, 2033. The options shall vest in two installments; a) one fiscal quarter in which the Company generates $3,600,000 in sales with at least 20% unit margin and b) one fiscal quarter in which the Company generates $5,400,000 in sales with at least 30% unit margin. The fair value of the options on the grant date was estimated to be $129,191. The Company recognized $45,476 in wages and salary expenses during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 300,000 stock options to a consultant with an exercise price of $1.66 and expiring on January 30, 2028. 150,000 of the stock options shall vest on January 30, 2023, and 75,000 of the stock options shall each vest on March 1, 2023 and September 1, 2023. The fair value of the options on the grant date was estimated to be $486,600. The Company recognized $486,600 in consulting expenses during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 360,000 stock options to directors with an exercise price of $1.66 and expiring on January 30, 2033. The options shall vest in six equal installments on January 30, 2023, July 31, 2023, January 30, 2024, July 30, 2024, January 30, 2025, and July 30, 2025. The fair value of the options on the grant date was estimated to be $592,560. The Company recognized $217,542 in consulting expenses during the year ended December 31, 2023.

F-38

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

19. Stock Options and Performance Share Units (continued)

During the year ended December 31, 2022, the Company granted 10,000 and 50,000 options to advisors with an exercise price of $2.19 and $2.37, respectively, expiring on February 7, 2027, and May 5, 2032, respectively. The options vested immediately upon issuance. The fair values of the options on the grant date were estimated to be $21,780 and $261,400, respectively. The Company recognized $0 (2022 - $283,180) in consulting expenses during the year ended December 31, 2023.

During the year ended December 31, 2022, the Company granted 12,500 options to a consultant with an exercise price of $1.60 expiring on November 29, 2032. The options are earned in four equal installments on February 27, 2023, May 29, 2023, August 29, 2023, and November 27, 2023. The options shall vest one year after being earned on February 27, 2024, May 29, 2024, August 29, 2024, and November 27, 2024. The fair value of the options on the grant date was estimated to be $18,725. The Company recognized $17,083 (2022 - $1,642) in consulting expenses during the year ended December 31, 2023.

During the year ended December 31, 2022, Terravis Energy, Inc., a subsidiary of the Company, granted an aggregate of 1,350,000 of Terravis Energy, Inc. stock options to its officers and directors. The stock options have an exercise price of $0.01 and will expire on April 12, 2032. The options vested immediately upon issuance. The fair value of the options on the grant date was estimated to be immaterial.

On July 23, 2021, the Company granted 15,000 options to a director with an exercise price of $5.50 and an expiry date of July 23, 2026. The stock options vested on January 1, 2022. The fair value of the options on the grant date was estimated to be $129,480. The Company recognized $0 (2022 - $799) to consulting expenses during the year ended December 31, 2023.

On August 6, 2021, the Company granted 140,000 options to directors, advisors, and officers with an exercise price of $5.50 and an expiry date of August 6, 2026. The stock options vested on January 1, 2022. The fair value of the options on the grant date was estimated to be $754,189. The Company recognized $0 (2022 - $5,105) to consulting expenses during the year ended December 31, 2023.

On September 1, 2021, the Company granted 400,000 options to a consultant with an exercise price of $5.32 and an expiry date of September 1, 2026. 100,000 shall vest on March 1, 2022, 100,000 shall vest on September 1, 2022, 100,000 shall vest on March 1, 2023, and 100,000 shall vest on September 1, 2023. The fair value of the options on the grant date was estimated to be $2,112,000. The Company recognized $87,514 (2022 - $1,058,917) to consulting expenses during the year ended December 31, 2023. During the year ended December 31, 2023, the Company and the stock options holder reached an agreement to cancel all 400,000 stock options in exchange for extending the exercisable period of 300,000 warrants to December 31, 2024.

On October 7 and November 2, 2021, the Company granted advisors 5,000 and 62,500 options with exercise prices of $5.50 and $5.24, respectively. The options will expire on October 7, 2026, and November 2, 2026, respectively. The stock options fully vested on January 1, 2022. The fair value of the options on the grant date was estimated to be $353,230. The Company recognized $0 (2022 - $32,856) to consulting expenses during the year ended December 31, 2023.

On December 29, 2021, the Company granted an aggregate of 90,000 options to members of the board with an exercise price of $2.51. The options will expire on December 29, 2026. For each of these three option grants, 10,000 vested on December 29, 2022, 10,000 shall vest on December 29, 2023, and 10,000 shall vest on December 29, 2024. The fair value of the options on the grant date was estimated to be $224,280. The Company recognized $75,170 (2022 - $73,941) in consulting expenses during the year ended December 31, 2023.

F-39

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

19. Stock Options and Performance Share Units (continued)

Schedule of Stock Options Activity

	December 31, 2023		December 31, 2022
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of year	785,000	$4.74	712,500	$5.00
Granted	4,743,356	$1.80	72,500	$2.21
Cancelled	(464,500)	$(5.02)	-	$-
Balance, end of period	5,063,856	$1.96	785,000	$4.74

  Schedule of Share-based Payment Arrangement, Option, Exercise Price Range

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on December 31, 2023
Stock options	$1.44 - 5.50	5,063,856	8.63	$1.96	1,162,500

As of December 31, 2023, Terravis Energy Inc. had the following options outstanding:

  Schedule of Stock Options Activity

	December 31, 2023		December 31, 2022
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of year	1,350,000	$0.01	-	$-
Granted	-	$-	1,350,000	$0.01
Balance, end of period	1,350,000	$0.01	1,350,000	$0.01

 Schedule of Share-based Payment Arrangement, Option, Exercise Price Range

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on December 31, 2023
Stock options	$0.01	1,350,000	8.28	$0.01	1,350,000

20. Rental Income

During the year ended December 31, 2022, the Company entered into a sublease agreement for its warehouse in Mississauga, Ontario, Canada. The sublease commenced on September 15, 2022 and will end on May 31, 2024 at $15,515 ($19,992 CAD) per month.

During the year ended December 31, 2022, the Company entered into a lease agreement in relation to its West Seneca property. Initially, the Company entered into a lease agreement with a third-party from July 1 to December 31, 2022 at $33,750 per month. Subsequently, on September 23, 2022, a mutual agreement was reached to terminate the lease agreement.

During the year ended December 31, 2023, the Company recognized rental income of $184,564 (2022 - $213,383).

21. Legal Proceedings

There are no legal proceedings except for routine litigation incidental to the business.

F-40

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

22. Subsequent Events

The Company has evaluated subsequent events through March 27, 2024, which is the date the financial statements were available to be issued. The following events occurred after year-end:

●	On January 11, 2024, the Company issued 53,194 of restricted stock to an employee.
●	On February 5, 2024, the remaining 688,000 pre-funded warrants issued in October of 2023 were exercised for 688,000 shares of common stock for $0.0001 per share, for an aggregate of $69.
●	On February 7, 2024, the Company issued 1,343 shares of common stock for services received valued at $2,000.
●	Subsequent to the year ended December 31, 2023, the Company granted 68,800 stock options to employees. 8,300 of these options shall vest 50% on July 17, 2025 and 50% on July 17, 2026; the remainder shall vest in two equal installments on the second and third anniversary of the grant date. The exercise price of the stock options ranges from $0.62 to $1.41. 8,300 stock options will expire 5 years from grant date and 60,500 stock options will expire 10 years from grant date.
●	Subsequent to the year ended December 31, 2023, the Company issued 504,921 shares of common stock for net proceeds of $566,118.
●	On March 18, 2024, Worksport entered into a securities purchase agreement with a single institutional investor to purchase 3,850,132 shares of common stock (or pre-funded warrants to purchase shares of common stock in lieu thereof) in a registered direct offering. The offering was consummated on March 20, 2024. In a concurrent private placement, the Company also agreed to issue and sell to the investor warrants to purchase up to 7,700,264 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant is $0.74. The warrants will become exercisable six months from issuance, expire five and a half years from the issuance date and have an exercise price of $0.74 per share. The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $2.8 million before deducting the placement agent’s fees and other estimated offering expenses payable by the Company.

F-41

Up to 16,025,642 Shares of Common Stock

Up to 16,025,642 Pre-Funded Warrants

Up to 16,025,642 Shares of Common Stock Underlying Such Pre-Funded Warrants

WORKSPORT LTD.

OFFERING CIRCULAR

Tier 2 Offering Under Regulation A

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is           , 2024

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

EXHIBITS

Exhibit No.:	Description:
EX1A-2.1	Amended and Restated Articles of Incorporation of Worksport Ltd. filed with the Nevada Secretary of State on May 7, 2021 (8)
EX1A-2.1.1	Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on March 20, 2019 (8)
EX1A-2.1.2	Series B Preferred Stock Certificate of Designation filed with the Nevada Secretary of State on May 18, 2020 (8)
EX1A-2.1.3	Amendment to the Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on May 7, 2020 (8)
EX1A-2.1.4	Amendment to the Amended and Restated Articles of Incorporation filed May 21, 2021 effecting the 1-for-20 Reverse Stock Split (10)
EX1A-2.2	Amended and Restated Bylaws adopted on March 31, 2021 (20)
EX1A-2.3	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (filed as an exhibit to the Company’s form 10-K for the fiscal year ended December 31, 2018 filed on May 13, 2019)
EX1A-3.1	Description of Registrant’s Securities (15)
EX1A-3.2	Form of Warrant Agent Agreement and Form of Warrant (10)
EX1A-3.3	Form of Representative Warrant (11)
EX1A-3.4	Form of Common Stock Purchase Warrant used in 2021 Private Placement (11)
EX1A-3.5	Form of Pre-Funded Warrant, dated November 2, 2023 (16)
EX1A-3.6	Form of Warrant, dated November 2, 2023 (16)
EX1A-3.7	Form of Pre-Funded Warrant, dated March 20, 2024 (17)
EX1A-3.8	Form of Warrant, dated March 20, 2024 (17)
EX1A-3.9**	Form of Pre-Funded Warrant to be issued in this Offering
EX1A-4.1**	Subscription Agreement for this Offering
EX1A-6.1	Broker-Dealer Agreement, dated September 15, 2020, between Worksport Ltd. and Dalmore Group, LLC (6)
EX1A-6.2	Patent License Agreement, dated November 26, 2014 (3)
EX1A-6.3	Corporate Advisory Services Agreement between Worksport Ltd. and Belair Capital Partners, Inc., dated May 1, 2014 (3)
EX1A-6.4	Shipping Agreement with Federal Express (Fedex) dated September 26, 2014 (3)
EX1A-6.5	Shipping Agreement with Offered United Parcel Service (UPS) dated March 31, 2014 (3)
EX1A-6.6	Warehousing and Shipping with JBF Express dated July 24, 2013 (3)
EX1A-6.7	Continuous Importation Bond with Globe Express Services (3)
EX1A-6.8	Business Services Agreement, between 1369781 and Worksport Ltd, dated July 1, 2015 (4)
EX1A-6.9	Business Services Agreement, between 2224342 and Worksport Ltd, dated July 23, 2015 (4)
EX1A-6.10	Services Agreement, between Marchese and Worksport Ltd., dated July 3, 2015 (4)
EX1A-6.11	Services Agreement, between JAAM and Worksport Ltd, dated July 15, 2015 (4)
EX1A-6.12	Software as a Service Agreement, dated September 16, 2020, between Worksport Ltd. and Novation Solutions Inc. (o/a DealMaker) (6)
EX1A-6.14†	Employment Agreement, dated May 10, 2021, between Worksport Ltd. and Steven Rossi (7)
EX1A-6.15†	Consulting Agreement dated July 23, 2024, between Worksport Ltd. and Steven Rossi and 2230164 Ontario Inc. (21)
EX1A-6.16†	Worksport Ltd. 2015 Equity Incentive Plan (10)
EX1A-6.17	Lease Agreement, dated April 16, 2021, between Worksport Ltd. and Majorcon Holdings, Inc. re 7299 East Danbro Crescent (10)
EX1A-6.18	Lease Agreement, dated April 30, 2018, between Worksport Ltd. and N.H.D. Developments Limited re 41 Courtland Avenue (10)
EX1A-6.19	Form of Subscription Agreement for 2021 Private Placement (11)
EX1A-6.20†	Worksport Ltd. 2015 Equity Incentive Plan (10)
EX1A-6.21†	Worksport Ltd. 2021 Equity Incentive Plan (15)
EX1A-6.22†	Worksport Ltd. 2022 Equity Incentive Plan (15)

II-1

EX1A-6.23	At the Market Offering Agreement, dated September 30, 2022, by and between the Company and H.C. Wainwright & Co., LLC. (12)
EX1A-6.24†	Performance Stock Unit award, dated November 11, 2022, to Steven Rossi (13)
EX1A-6.25†	Performance Stock Unit award, dated November 11, 2022, to Lorenzo Rossi (13)
EX1A-6.26†	Restricted Stock award, dated November 11, 2022, to Steven Rossi (13)
EX1A-6.27	Agreement dated as of January 30, 2023, between Worksport Ltd. and Wesley Van de Wiel. (15)
EX1A-6.28	Form of Securities Purchase Agreement, dated October 31, 2023 (16)
EX1A-6.29	Form of Securities Purchase Agreement, dated March 18, 2024 (17)
EX1A-6.30	Loan Agreement dated as of May 4, 2022, by and between the Company and Northeast Bank (18)
EX1A-6.31	Forbearance Agreement, dated February 14, 2024, by and among Worksport New York Operations Corporation, Worksport Ltd., and Northeast Bank (19)
EX1A-6.32	Omnibus Amendment of Loan Documents, dated May 14, 2024 and effective as of May 10, 2024, by and among Northeast Bank, Worksport New York Operations Corporation, and Worksport Ltd. (19)
EX1A-6.33	Revolving Financing And Assignment Agreement, dated July 19, 2024, by and between Worksport New York Operations Corporation and Worksport USA Operations Corporation and Amerisource Funding, Inc. (22)
EX1A-6.34	Commercial Promissory Note, dated July 19, 2024, by Worksport New York Operations Corporation, and Worksport USA Operations Corporation to the benefit of Amerisource Funding, Inc. (22)
EX1A-10.1**	Power of Attorney (included on signature age)
EX1A-11.1*	Consent of Lumsden & McCormick, LLP
EX1A-11.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in EX1A-12.1)
EX1A-12.1**	Opinion of Sichenzia Ross Ference Carmel LLP
EX1A-99.1	Code of Ethics (9)
EX1A-99.2	Insider Trading Policy and Procedures (18)
EX1A-99.3	List of Subsidiaries (18)
EX1A-99.5	Clawback Policy (18)

*Filed herewith.

**Previously filed.

†Management compensatory plan.

(1)	Filed as an exhibit to the Company’s Form 10-Q filed April 24, 2009.
(2)	Filed as an exhibit to the Company’s Form 1-A filed on July 15, 2020.
(3)	Filed as an exhibit to the Company’s Form 8-K filed on December 17, 2014.
(4)	Filed as an exhibit to the Company’s Form S-1 filed on July 21, 2015.
(5)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 10, 2020.
(6)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 29, 2020.
(7)	Filed as an exhibit to the Company’s Form 8-K filed on May 12, 2021.
(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on May 14, 2021.
(9)	Filed as an exhibit to the Company’s Form 8-K filed July 2, 2021.
(10)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 8, 2021.
(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 16, 2021.
(12)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on September 30, 2022.
(13)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2022 filed November 14, 2022.
(14)	Filed as an exhibit to the Company’s Form 8-K filed November 21, 2022.
(15)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 31, 2023.
(16)	Filed as an exhibit to the Company’s Form 8-K filed on November 3, 2023.
(17)	Filed as an exhibit to the Company’s Form 8-K filed on March 20, 2024.
(18)	Filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024.
(19)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 16, 2024.
(20)	Filed as an exhibit to the Company’s Form 8-K filed on October 28, 2021.
(21)	Filed as an exhibit to the Company’s Form 8-K filed on July 26, 2024.
(22)	Filed as an exhibit to the Company’s Form 8-K filed on July 25, 2024.

II-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Seneca, State of New York, on August 30, 2024.

WORKSPORT LTD.

By:	/s/ Steven Rossi
Steven Rossi
President and Chief Executive Officer

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Rossi	President, Chief Executive Officer, and Chairman of the Board of Directors	August 30, 2024
Steven Rossi	(Principal Executive Officer)

/s/ Michael Johnston	Chief Financial Officer	August 30, 2024
Michael Johnston	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 30, 2024
Lorenzo Rossi

*	Director	August 30, 2024
Craig Loverock

*	Director	August 30, 2024
William Caragol

*	Director	August 30, 2024
Nel L. Siegel

* /s/ Steven Rossi
Steven Rossi
Attorney-In-Fact

II-3